As filed with the Securities and Exchange Commission on April 23, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

National Waterworks, Inc.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

5099
(Primary Standard Industrial Classification Code Number)

05-532711
(I.R.S. Employer Identification No.)

200 West Highway 6, Suite 620
Waco, Texas 76712
(254) 772-5355
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Harry K. Hornish, Jr.
President and Chief Executive Officer
200 West Highway 6, Suite 620
Waco, Texas 76712
(254) 772-5355
(Name, address, including zip code, and telephone number, including area code, of agent for service or process)

With a copy to:
Cristopher Greer, Esq.
O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, New York 10036
(212) 408-2400

     Approximate date of commencement of proposed sale to the public: As promptly as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Calculation of Registration Fee

		Proposed Maximum	Proposed Maximum
	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Title of Each Class of Securities to be Registered	Registered	Note	Price	Registration Fee
10.50% Senior Subordinated Notes, Series B, due 2012	$200,000,000 (1)	100%	$200,000,000 (1)	(1	)(2)

(1)	Pursuant to Rule 429 of the General Rules and Regulations under the Securities Act of 1933, the prospectus that is a part of this registration statement relates to $200,000,000 of Senior Subordinated Notes, Series B, due 2012 of National Waterworks, Inc. that were previously registered under the Registration Statement on Form S-4 (File No. 333-102430), as amended, that was declared effective by the Securities and Exchange Commission on April 18, 2003.

(2)	The prospectus that is part of this registration statement will only be used by J.P. Morgan Securities Inc., which is an affiliate of National Waterworks, Inc., in connection with offers and sales related to market-making transactions of an indeterminate amount of 10.50% Senior Subordinated Notes, Series B, due 2012. Pursuant to Rule 457(q) of the General Rules and Regulations, no filing fee is required.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus	Subject to completion, dated April 23, 2004

The information in this prospectus is not complete and may be changed. We cannot sell these securities until the Securities and Exchange Commission declares our Registration Statement effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

National Waterworks, Inc.

$200,000,000
10.50% Senior Subordinated Notes due 2012

Interest payable June 1 and December 1

We issued $200,000,000 aggregate principal amount of 10.50% Senior Subordinated Notes, Series B, due 2012, which have been registered under the Securities Act of 1933, as amended, in exchange for our 10.50% Senior Subordinated Notes, Series A, due 2012. We completed the exchange offer on May 23, 2003, and 100% of the notes were exchanged.

The notes will mature on December 1, 2012. Interest will accrue from the most recent interest payment date.

Before December 1, 2005, we may redeem up to 35% of the aggregate principal amount of the notes at the redemption price set forth in this prospectus with the proceeds of certain equity offerings. We may redeem all or a portion of the notes prior to December 1, 2007 at a price equal to 100% of the principal amount of the notes plus a “make-whole” premium. In addition, we may redeem all or a portion of the notes at any time on or after December 1, 2007 at the redemption prices set forth in this prospectus. The redemption prices are described on pages and. If we sell certain of our assets or experience specific kinds of changes in control, we must offer to purchase the notes.

The notes are subordinated to all of our existing and future senior debt, rank equally with any future senior subordinated debt, and rank senior to all or our existing and future subordinated debt. The notes will be guaranteed by all of our existing and future domestic subsidiaries, if any.

We prepared this prospectus for use by J.P. Morgan Securities Inc. in connection with offers and sales related to market-making transactions in the notes. J.P. Morgan Securities Inc. may act as principal or agent in these transactions. These sales will be made at prices related to prevailing market prices at the time of sale. We will not receive any of the proceeds of these sales.

See “Risk Factors” beginning on page 8 for a discussion of certain risks that you should consider before making an investment decision in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. Subject to our obligation to amend or supplement this prospectus as required by law and the rules of the Securities and Exchange Commission, the information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

Summary

This summary highlights all material information contained elsewhere in this prospectus but may not contain all of the information that you should consider before investing in the notes. We urge you to read this entire prospectus, including the “Risk Factors” section and the financial statements and related notes. Unless otherwise indicated in this prospectus, “we,” “our,” “us” and “National Waterworks” refer to National Waterworks, Inc. after giving effect to its acquisition on November 22, 2002 of substantially all of the assets and businesses of, and the assumption of certain of the liabilities and obligations of, U.S. Filter Distribution Group, Inc. (“U.S. Filter”). References to “Holdings” refer to our parent company, National Waterworks Holdings, Inc., which is not a guarantor or co-issuer of the notes.

Our Company

We are a leading distributor of water and wastewater transmission products in the United States with approximately a 20% share of the estimated $6 billion U.S. waterworks products distribution market. We distribute a full line of products including pipe, fittings, valves, meters, service and repair products, fire hydrants and other components that are used to transport clean water and wastewater between reservoirs and treatment plants and residential and commercial locations. In addition, we provide a broad array of value-added services such as project estimation, project management and product advice. Our products are integral to building, repairing and maintaining water and wastewater (sewer) systems and serve as part of the basic municipal infrastructure required to support population and economic growth and residential and commercial construction. Through our network of 133 branches in 36 states, we sell to municipalities directly and contractors who serve municipalities and also perform residential, commercial and industrial waterworks projects. For the year ended December 31, 2003, which we refer to in this prospectus as “fiscal 2003,” we had net sales of approximately $1.3 billion and net income of approximately $33.6 million.

Our principal executive offices are located at 200 West Highway 6, Suite 620, Waco, Texas 76712. Our telephone number is (254) 772-5355.

The Transactions

On November 22, 2002, we consummated the purchase of substantially all of the assets and businesses of, and assumed certain liabilities and obligations of, U.S. Filter, a wholly-owned subsidiary of United States Filter Corporation, which is an indirect wholly-owned subsidiary of Veolia Environnement S.A (formerly Vivendi Environnement S.A.) (“Veolia”). We refer to the foregoing transaction as the “Acquisition.” The total cost of the Acquisition, including the payment of transaction fees and expenses incurred by us and our stockholders, was approximately $662.2 million, after giving effect to a post-closing adjustment made in February 2003 related to the level of our working capital at the time of closing. We closed the Acquisition simultaneously with the issuance of the notes and the closing of our senior credit facility.

The Financings

The notes were issued as part of the financings to consummate the Acquisition. The balance of the proceeds necessary to complete the Acquisition was funded by

•	borrowings under the term loan portion of our senior credit facility which consisted of a $250.0 million term loan facility and a $75.0 million revolving credit facility, and

•	a $211.0 million cash equity investment in Holdings, of which an aggregate of $206.0 million was made equally by affiliates of each of J.P. Morgan Partners, LLC and Thomas H. Lee Partners, L.P. and $5.0 million was made by certain members of our management and Holdings’ board of directors.

For convenience, J.P. Morgan Partners, LLC and Thomas H. Lee Partners, L.P. are collectively referred to in this prospectus as the “Sponsors.” For a description of our senior credit facility, see “Description of Certain Indebtedness.”

In addition, concurrent with the closing of the Acquisition, U.S. Filter used a portion of the Acquisition consideration to repay and terminate its accounts receivable securitization facility. The Acquisition, the offering of the notes, the initial borrowings under our senior credit facility, the cash equity investment described above, the repayment of the accounts receivable securitization facility and the other related transactions are collectively referred to in this prospectus as the “Transactions.”

The Financial Sponsors

J.P. Morgan Partners, LLC (“JPMP”) is a global partnership with over $19 billion under management. Since its inception in 1984, JPMP has been a leading provider of private equity and has closed over 1,300 individual transactions. JPMP has more than 130 investment professionals in nine offices throughout the world. JPMP is an affiliate of J.P. Morgan Chase & Co., one of the largest financial institutions in the United States.

Thomas H. Lee Partners, L.P. (“THL”) is a Boston-based private equity firm that currently manages approximately $12 billion of committed capital. Founded in 1974, THL has invested in over 90 transactions and is currently investing from the Thomas H. Lee Equity Fund V, a $6.1 billion fund. THL has 22 investment professionals, with offices in Boston and New York City.

Summary of the Terms of the Notes

The following is a summary of the material terms of the notes. For a more detailed description of the notes, see “Description of Notes.”

Issuer.	National Waterworks, Inc.

Notes Outstanding.	$200,000,000 aggregate principal amount of 10.50% Senior Subordinated Notes, Series B, due 2012.

Maturity Date.	December 1, 2012.

Interest Payment Dates.	June 1 and December 1 of each year.

Guarantees.	The notes will be guaranteed on a senior subordinated basis by all of our future domestic subsidiaries, if any. We do not currently have any subsidiaries.

Ranking.	The notes are our general unsecured senior subordinated obligations. They rank behind all of our current and future indebtedness, other than trade payables, except future indebtedness that expressly provides that it ranks equally with, or subordinated in right of payment to, the notes. The notes rank equally with all of our future senior subordinated indebtedness. The notes will be effectively subordinated to all obligations of our subsidiaries that exist in the future and do not guarantee the notes.

As of December 31, 2003:

•	we had approximately $240.0 million of senior indebtedness outstanding. This amount does not include up to $75.0 million of additional borrowings that are available under the revolving credit portion of our senior credit facility, of which $3.8 million was used to support outstanding letters of credit at December 31, 2003. All borrowings under the senior credit facility are secured and senior to the notes;

•	we did not have any senior subordinated indebtedness other than the notes; and

•	we did not have any subordinated indebtedness.

Optional Redemption.	Before December 1, 2005, we may redeem up to 35% of the notes with the net cash proceeds of certain equity offerings at the redemption price listed in “Description of Notes—Optional Redemption.” In addition, we may redeem all or a portion of the notes prior to December 1, 2007 at a price equal to 100% of the principal amount of the notes plus a “make-whole” premium. On or after December 1, 2007, we may redeem all or a portion of the notes at any time at the redemption prices listed in “Description of Notes—Optional Redemption.”

Mandatory Offer to Repurchase	If we sell certain assets without applying the proceeds therefrom in a specified manner, or experience specific kinds of changes of control, we must offer to repurchase the notes at the price set forth in “Description of Notes—Repurchase at the Option of Holders.” Our senior credit facility restricts us from repurchasing any of the notes, including upon any repurchase we may be required to make as a result of a change of control or certain asset sales. See “Risk Factors” for a description of the possible effects if we are unable to repurchase the notes upon a change of control.

Certain Covenants.	The indenture governing the notes contains covenants that impose significant restrictions on our business. The restrictions that these covenants place on us and our restricted subsidiaries include limitations on our ability and the ability of our restricted subsidiaries to, among other things:

•	incur indebtedness or issue preferred shares;

•	pay dividends or make distributions in respect of our capital stock or to make other restricted payments;

•	make investments;

•	sell assets;

•	create liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

These covenants are subject to important exceptions and qualifications, which are described under “Description of Notes—Certain Covenants.”

Risk factors

You should carefully consider the information under the heading “Risk Factors” beginning on page 8 and all other information in this prospectus before investing in the notes.

Summary Financial Data

The following table sets forth summary historical financial and other operating data of:

•	National Waterworks as of December 31, 2003 and 2002, for the year ended December 31, 2003 and for the period from November 22 to December 31, 2002. This information was derived from our audited financial statements included elsewhere in this prospectus; and

•	U.S. Filter as of November 21, 2002 and for the period from January 1 to November 21, 2002, as of and for the years ended December 31, 2001 and 2000, as of and for the eight months ended December 31, 1999, as of and for the one month ended April 30, 1999. Information was derived from U.S. Filter’s audited financial statements; and

•	U.S. Filter as of and for the three months ended March 31, 1999. Information was derived from U.S. Filter’s unaudited financial statements.

On April 23, 1999, Veolia acquired United States Filter Corporation, the parent of U.S. Filter. That acquisition was accounted for as a purchase and the related purchase accounting adjustments have been reflected (“pushed-down”) in the financial statements of U.S. Filter for periods subsequent to April 30, 1999.

In the opinion of management, the unaudited financial information referred to above includes all adjustments, consisting of only normal non-recurring adjustments, considered necessary for a fair presentation of this information.

The information set forth below should be read in conjunction with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this prospectus.

							Predecessor
			Predecessor				U.S. Filter
			U.S. Filter				(owned by United States
	National Waterworks		(owned by Veolia)				Filter Corporation)

		Period from		12 Months		8 Months
	12 Months	November	Period from	Ended		Ended	1 Month	3 Months
	Ended December	22 to December	January 1 to November	December 31,		December	Ended	Ended
	31,	31,	21,			31,	April 30,	March 31,
(dollars in thousands)	2003	2002	2002	2001	2000	1999	1999	1999
Consolidated statements of operations data:
Net sales	$1,278,351	$94,250	$1,058,768	$1,120,330	$1,173,323	$830,449	$66,334	$228,839
Cost of goods sold (1)	1,010,361	82,005	831,764	880,569	936,502	665,196	54,514	182,930

Gross profit	267,990	12,245	227,004	239,761	236,821	165,253	11,820	45,909
Selling, general and administrative	167,152	14,737	139,825	152,470	151,488	102,456	10,567	35,670
Loss — accounts receivable securitization	—	—	2,480	536	—	—	—	—

Income (loss) before depreciation and amortization	100,838	(2,492)	84,699	86,755	85,333	62,797	1,253	10,239
Depreciation	2,556	251	3,123	3,586	3,582	2,313	292	876
Amortization of intangible assets	8	1	8	25,008	25,043	16,779	165	462

Operating income (loss)	98,274	(2,744)	81,568	58,161	56,708	43,705	796	8,901
Stock option redemption (2)	—	—	—	—	—	—	(15,214)	—
Completion bonuses (3)	—	—	(6,200)	—	—	—	—	—
Interest expense, net	(41,333)	(6,826)	(36)	(79)	(86)	(120)	(19)	(87)
Other income (expense)	(11)	(12)	59	(8)	178	891	14	91

Income (loss) before income taxes and cumulative effect of a change in accounting principle	56,930	(9,582)	75,391	58,074	56,800	44,476	(14,423)	8,905
Income tax expense (benefit)	23,289	(3,688)	29,238	31,924	31,237	23,539	(5,500)	3,495

Income (loss) before cumulative effect of a change in accounting principle	33,641	(5,894)	46,153	26,150	25,563	20,937	(8,923)	5,410

Cumulative effect of a change in accounting principle (4)	—	—	(459,000)	—	—	—	—	—

Net income (loss)	$33,641	$(5,894)	$(412,847)	$26,150	$25,563	$20,937	$(8,923)	$5,410

Other operating data:
Ratio of earnings to fixed charges (5)	2.2x	—	18.8x	13.7x	14.0x	16.6x	—	10.3x
Balance sheet data (at period end):
Total assets	$802,957	$812,817	$1,100,948	$1,462,116	$1,438,949	$1,404,133	$1,407,460	$459,202
Total debt	$440,000	$450,000	$631	$852	$2,176	$3,010	$4,018	$4,039
Total stockholder’s equity	$199,473	$204,105	$937,469	$1,330,224	$1,305,024	$1,279,461	$1,258,524	$328,551

(1)	In connection with the Acquisition, we recorded a $13.0 million inventory revaluation adjustment pursuant to Statement of Financial Accounting Standards No. 141, Business Combinations. Of this amount, $9.0 million was recognized in costs of goods sold for the period November 22 to December 31, 2002. The remaining $4.0 million was recognized in cost of goods sold during the quarter ended March 28, 2003.

(2)	On April 23, 1999, the date of the United States Filter Corporation acquisition by Veolia, U.S. Filter recognized approximately $15.2 million in compensation expense associated with settlement of outstanding stock options of United States Filter Corporation held by certain of its employees.

(3)	Reflects completion bonuses paid by United States Filter Corporation to certain members of management and other key employees of U.S. Filter upon consummation of the Acquisition.

(4)	Reflects an impairment charge relating to the adoption of Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets. See Note 4 to the audited financial statements included elsewhere in this prospectus.

(5)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes and cumulative effect of a change in accounting principle and fixed charges. Fixed charges consist of interest, whether expensed or capitalized; amortization of debt issuance costs; and one-third of rent expense, which management believes to be representative of the interest factor thereon. For the period from November 22, 2002 to December 31, 2002, fixed charges exceeded earnings by $2.4 million. The deficiency in the period ended December 31, 2002 included a $2.5 million write-off of financing fees related to financing the Acquisition which is included in interest expense, net, as well as the effect of the inventory revaluation adjustment referred to in note (3) above. For the one month ended April 30, 1999, fixed charges exceeded earnings by $14.1 million. The deficiency in the one-month period ended April 30, 1999 included the $15.2 million stock option redemption expense discussed in note (1) above.

Risk Factors

You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before investing in the notes. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to Our Business

Downturns in the water and wastewater transmission products industry have in the past and may in the future result in a decrease in our revenues and operating results through reduced sales of our products to our contractor and municipal customers.

The water and wastewater transmission products industry is affected by changes in economic conditions, including national, regional and local slowdowns in construction activity and the amount spent by municipalities on waterworks infrastructure. Many of our products are distributed to waterworks contractors in connection with residential, commercial, and industrial construction projects. New housing starts serve as an indicator of the level of activity in the residential housing market and are influenced by interest rates, availability of financing, housing affordability, unemployment rates, demographic trends, gross domestic product and consumer confidence. Historically, new housing starts have decreased during economic slowdowns. The level of activity in the commercial and industrial construction markets depends on the general economic outlook, corporate profitability, interest rates and existing plant capacity utilization. Economic downturns in any of our regional markets could reduce the level of construction activity, and thus our level of sales, in that region. In addition, water and wastewater transmission products sales are subject to the availability of funding for municipal waterworks projects and reduced municipal funding could adversely affect our sales. In general, factors such as trends in the construction industry, changes in municipal spending or other factors that influence waterworks transmission products sales are not within our control and, as a result, may cause a decrease in our sales and operating results and our financial condition to deteriorate.

The sale of water and wastewater transmission products is subject to seasonal and weather-related fluctuations which makes our operating results subject to quarterly or annual fluctuations.

The sale of water and wastewater transmission products is subject to seasonal and weather-related fluctuations. Coincident with annual construction seasonality, our net sales are typically higher during the second and third calendar quarters and lower during the first and fourth calendar quarters due to reduced construction activity during the winter. Adverse weather conditions in our markets may also decrease the level of construction activity and therefore our sales. As a result of these factors, our sales and operating results may be subject to quarterly or annual fluctuations.

Competition from our existing and new competitors could result in reduced sales and profitability and a decrease in our market share.

The markets in which we compete are highly competitive and fragmented, with numerous regional and local participants. Two national competitors are divisions or subsidiaries of companies that have significantly greater financial, marketing and other resources than we do. We compete with a large number of distributors and a limited number of manufacturers who sell directly to larger customers within our customer base. In addition, smaller, local waterworks products distributors could form a distribution cooperative to compete more effectively against larger, national waterworks product distributors. The principal methods of competition include offering prompt local service, fulfillment capability, local knowledge, breadth of product and service offerings and price. If we are unable to compete effectively on these and other factors, our inability could cause us to lose market share or sales, the loss of either of which could result in a decrease in our operating results and profitability.

In addition, a portion of our sales is from contracts with municipalities. These contracts are often awarded and renewed through periodic competitive bidding. We may not be successful in obtaining or renewing these contracts. Our inability to replace a significant number of contracts lost through competitive bidding processes with other revenue sources within a reasonable time could be harmful to our business and financial performance.

If we cannot successfully implement our business strategy, our business, results of operations and potential for growth will be adversely affected.

Our ability to achieve our business and financial objectives is subject to a variety of factors, many of which are beyond our control.

For example, our business strategy contemplates that existing customers will buy additional products from us in the future and that we will gain new customers by leveraging our product, information and materials management capabilities in order to improve our customer’s efficiency and reduce their administrative costs. Our business strategy further contemplates a growth in sales through branch openings in contiguous markets and through selective acquisitions of local and regional waterworks distributors in attractive and growing markets. Similarly, we believe our revenues will increase as municipalities currently face significant needs to replace and upgrade their water infrastructures. If our assumptions regarding these trends and the needs of our customers prove to be incorrect, we may not be successful in implementing our strategy. In addition, the implementation of our strategy may not improve our operating results. We may decide to alter or discontinue aspects of our business strategy and may adopt alternative or additional strategies due to business or competitive factors or factors not currently expected, such as unforeseen costs and expenses or events beyond our control. Any failure to successfully implement our business strategy may result in a decrease in our revenues, operating margins and results of operations and could limit or cause us to forego opportunities for growth.

We may not be able to complete any future acquisitions, which could restrict our ability to grow our business; and if we fail to successfully integrate any future acquisitions into our operations, our operating costs could increase and our operating margins, operating results and profitability may decrease.

We have historically used acquisitions as a means of expanding our business. Since the beginning of 2000, we have completed three acquisitions of water and wastewater transmission products distributors. We may not be able to identify and complete additional acquisitions in the future, and our failure to identify and complete acquisitions could restrict our ability to grow our business. In addition, we may require additional debt or equity financing for future acquisitions. Such financing may not be available on favorable terms, if at all. In addition, if we do not successfully integrate acquisitions, we may not realize anticipated operating advantages and cost savings which would reduce our operating margins, operating results and profitability. The acquisition and integration of companies involves a number of risks, including:

•	use of available cash or borrowings under our senior credit facility to consummate the acquisition;

•	demands on management related to the increase in our size after an acquisition;

•	the diversion of management’s attention from existing operations to the integration of acquired companies;

•	difficulties in the assimilation and retention of employees; and

•	potential adverse effects on our operating results.

We may not be able to maintain the levels of operating efficiency that acquired companies achieved separately. Successful integration of acquired operations will depend upon our ability to manage those operations and to eliminate redundant and excess costs. We may not be able to achieve the cost savings and other benefits that we would hope to achieve from acquisitions, which could cause our financial condition to deteriorate or result in an increase in our expenses or a reduction in our operating margins, thereby reducing our operating results and profitability.

We depend on our senior management and the loss of any member of the team could adversely affect our business or financial results to suffer.

Our operations are dependent on the continued efforts of our senior management, listed under “Management.” We have entered into various agreements and compensation arrangements with our senior executives designed to encourage their retention, including with Harry Hornish as President and Chief Executive Officer, Mechelle Slaughter as Chief Financial Officer and Terry Howell as Chief Information Officer. Each member of our senior management team has substantial experience and expertise in our industry and has made significant contributions to our growth and success. Members of our senior management may resign in the future and the loss of their services could limit our ability to grow our business and cause disruptions in our operations and our financial results.

Failure to retain and attract qualified branch managers and sales persons could limit our growth and negatively impact our operations.

Our business results depend largely upon our branch managers and sales personnel and their experience, knowledge of local market dynamics and specifications and long-standing customer relationships. Our inability to retain or hire qualified branch managers or sales persons at economically reasonable compensation levels would restrict our ability to grow our business, limit our ability to continue to successfully operate our business and result in lower operating results and profitability.

Our cost of PVC pipe is volatile and increases in the cost of PVC pipe or unexpected PVC pipe shortages may cause our operating results to decrease.

The cost of the PVC pipe that we distribute can fluctuate due to supply and demand dynamics in the PVC pipe and PVC resin markets. PVC pipe sales accounted for approximately 21% of our net sales in 2003. Significant fluctuations in these markets may adversely affect our results of operations and cause volatility in our operating performance. While in the past we have been able to pass through the majority of the price changes in PVC pipe to our customers, our inability to do so in the future could cause our results of operations to be reduced.

Loss of key suppliers or reduced product availability could decrease our sales and earnings.

Our 10 largest suppliers in 2003 accounted for approximately 59% of our purchases and our single largest supplier accounted for approximately 13% of our purchases. The loss of any of these suppliers or a reduction in supplier participation in our preferred vendor programs could result in a decrease in our sales, operating results and earnings by decreasing the availability of products to us, which could limit our ability to satisfy our customers’ product needs. Such reduced product availability could put us at a competitive disadvantage.

Reduction in product availability could decrease our sales and earnings and put us at a competitive disadvantage.

Particular products or product lines may not be available to us, or available in quantities sufficient to meet our customer demand. A substantial decrease in the availability of these products or product lines could result in a decrease in our sales, operating results and earnings as we might not be able to satisfy our customer’s product needs. Such reduced product availability could put us at a competitive disadvantage.

We rely on our IT systems to manage numerous aspects of our business and customer and supplier relationships and a disruption of these systems could adversely affect our business.

Our IT system is an integral part of our business and growth strategies, and a serious disruption of our IT system could significantly limit our ability to manage and operate our business efficiently which in turn could cause our business and competitive position to suffer and cause our results of operations to be reduced. We depend on our IT system to process orders, track credit risk and manage inventory and accounts receivable collections. Our system also allows us to efficiently purchase products from our suppliers and ship products to our customers on a timely basis, maintain cost-effective operations and provide superior service to our customers. While we have contingency plans in place in case of an emergency, we cannot assure you that the plans will allow us to continue to operate at our current level of efficiency.

Our sales are predominately on credit and an inability to collect trade account receivables on a timely basis would reduce our operating results and cash flow and cause our financial condition to deteriorate.

Substantially all of our net sales are credit sales made primarily to contractors, whose ability to pay depends in part on the economic strength of the construction industry in their areas, or municipalities, whose ability to pay depends in part on their local waterworks-related and tax revenues. Future downturns in the regional or local economies that we serve, including reductions in the revenue base of municipalities or the weak financial performance of our customers, could lessen our ability to collect trade accounts receivable on a timely basis and in turn cause our results of operations and cash flow to be reduced and our financial condition to deteriorate.

The development of alternatives to water and wastewater transmission products distributors in the supply chain could cause a decrease in our sales and operating results and limit our ability to grow our business.

Our customers could begin purchasing more of their product needs directly from manufacturers, which could result in decreases in our sales and earnings. Our suppliers could invest in infrastructure to expand their own local sales force and sell more products directly to our customers. In addition, the continued development of the Internet, e-businesses and other alternatives may allow customers to purchase directly from manufacturers or other suppliers. Multiple municipalities may outsource their entire waterworks systems to a single company, thereby increasing such company’s leverage in the marketplace and its ability to buy directly from suppliers. Any future disintermediation from these or other causes may harm our competitive position in the water and wastewater transmission products marketplace and reduce our sales and earnings.

Loss of third-party transportation providers upon whom we depend could increase our costs and cause a disruption in our operations.

We depend upon third-party transportation providers for delivery of products to our branches, and, to a lesser extent, to our customers. Strikes, slowdowns, transportation disruptions or other conditions in the transportation industry, particularly those impacting United Parcel Service of America, Inc., could increase our costs and disrupt our operations and our ability to service our customers on a timely basis.

Our compliance with environmental and safety requirements may result in increased costs to operate our business.

We are subject to federal, state and local environmental and occupational health and safety laws and regulations. We cannot assure you that we have been or will be at all times in complete compliance with all such requirements. These requirements are complex and have tended to become more stringent over time. We could become subject to new requirements in the future, or otherwise become subject to environmental liabilities, which could result in increased operating costs resulting in a material effect on our operating results and business.

We may become subject to asbestos liabilities in the future to the extent we are found to be a successor to U.S. Filter and to the extent U.S. Filter, United States Filter Corporation and Veolia are unable to fulfill their contractual obligations, in which event our financial condition and earnings would deteriorate to the extent we are required to satisfy these asbestos liabilities.

We could become subject to asbestos liabilities in the future to the extent we are found to be a successor to U.S. Filter and to the extent U.S. Filter, United States Filter Corporation and Veolia are unable to fulfill their contractual obligations as described below. Certain of U.S. Filter’s predecessors distributed or may have distributed cement pipe containing asbestos. Certain of these predecessors are or have been defendants in lawsuits seeking to recover damages for alleged exposure to asbestos in these pipes. The Acquisition was structured as an asset purchase, and we did not assume any existing or future asbestos-related liabilities relating to U.S. Filter or its predecessors. U.S. Filter and United States Filter Corporation retained these liabilities and jointly and severally agreed to indemnify and defend us from and against these liabilities on an unlimited basis with no termination date. In addition, Veolia has guaranteed all obligations of United States Filter Corporation and U.S. Filter under the asset purchase agreement, including the indemnity discussed above, up to an aggregate of $50.0 million for a period ending November 22, 2017. Historically, courts have not held the acquirer of an entity’s assets liable for liabilities that are not assumed as part of the transaction unless the asset buyer is found to be a “successor” to the asset seller. For more information, see “Business—Environmental Matters.”

We are controlled by the Sponsors and their interests as equity holders may conflict with yours as a creditor.

The Sponsors control approximately 86% of Holdings’ outstanding capital stock on a fully diluted basis. Conflicts of interest could arise in connection with potential acquisitions, the incurrence of additional indebtedness, the payment of dividends and other matters or as a result of transactions or potential transactions between the Sponsors or their affiliates, on the one hand, and us, on the other. Our board of directors and the board of directors of Holdings are controlled by the Sponsors and the interests of the Sponsors may not in all cases be aligned with your interests as a holder of the notes.

Risks Related to the Notes

Our substantial level of indebtedness could limit our ability to operate our business, obtain additional financing, pursue other business opportunities and fulfill our obligations under the notes.

As a result of the Transactions, we are highly leveraged and our total indebtedness at December 31, 2003 was approximately $440 million. The following table shows our level of indebtedness and certain other information at December 31, 2003.

As of
(dollars in millions)	December 31, 2003
Senior credit facility	$240.0
Senior subordinated notes	200.0

Total debt	440.0
Stockholder’s equity	199.5
Total debt as a percentage of total capitalization	69%

We may incur additional indebtedness from time to time to finance capital expenditures, acquisitions, investments or for other purposes subject to the restrictions contained in our senior credit facility and the indenture relating to the notes. At December 31, 2003, the revolving credit portion of our senior credit facility provides for additional commitments of $75.0 million, of which $3.8 million was used to support outstanding letters of credit at December 31, 2003, and any such additional borrowings would be senior to the notes. At December 31, 2003, the maximum amount of additional indebtedness that we could incur under the most restrictive covenants contained in our senior credit facility and the indenture governing the notes was approximately $164.0 million which includes the unused availability under our revolving credit facility at that date.

Our high degree of leverage could have important consequences for us, including the following:

•	It may limit our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;

•	A substantial portion of our cash flows from operations will be dedicated to the payment of principal and interest on our indebtedness and will not be available for other purposes, including our operations, capital expenditures and future business opportunities;

•	The debt service requirements of our other indebtedness could make it more difficult for us to make payments on the notes;

•	Certain of our borrowings, including borrowings under our senior credit facility, are at variable rates of interest, exposing us to the risk of increased interest rates;

•	A substantial decrease in our net operating cash flows could make it difficult for us to meet our debt service requirements and force us to modify our operations;

•	Our debt level reduces our flexibility in responding to changing business and economic conditions including our ability to adjust to a downturn in our business; and

•	Our debt level may put us in a competitive disadvantage compared to our competitors that have less debt.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to pay principal and interest on the notes and to satisfy our other obligations will depend upon, among other things:

•	our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control; and

•	the future availability of borrowings under our senior credit facility or any successor facility, the availability of which depends or may depend on, among other things, our complying with the covenants in our senior credit facility.

We believe that, based on our current levels of operations, our cash flow from operations, together with available borrowings under our senior credit facility, will provide us with adequate cash for at least the next few years to make scheduled amortization and interest payments on our indebtedness and to fund anticipated capital expenditures and working capital requirements. However, our business may not generate sufficient cash flow from operations and future borrowings may not be available under our senior credit facility in an amount sufficient to enable us to service our indebtedness or to fund our other liquidity needs. In addition, we may incur additional indebtedness in order to make acquisitions. If we cannot service our indebtedness, we will be forced to take actions such as reducing or delaying capital expenditures and/or acquisitions, selling assets, restructuring or refinancing our indebtedness (which could include the notes), or seeking additional equity capital or bankruptcy protection. We may not be able to effect any of these remedies on satisfactory terms, if at all. In addition, the terms of existing or future debt agreements, including our senior credit facility and the indenture governing the notes, may restrict us from adopting any of these alternatives.

Our debt agreements contain operating and financial covenants that may restrict our business and financing activities.

The operating and financial restrictions and covenants in our senior credit facility, the indenture and any future financing agreements may restrict our ability to finance future operations, meet our capital needs or engage in business activities. Our debt agreements restrict our ability to:

•	redeem indebtedness that is subordinated in right of payment to the notes;

•	make capital expenditures;

•	incur additional debt or issue redeemable equity or preferred stock;

•	create liens;

•	enter into certain transactions with affiliates;

•	make some types of investments;

•	sell assets;

•	pay dividends or make distributions, repurchase equity interests or make other restricted payments; or

•	consolidate or merge with or into, or sell substantially all of our assets to, another person.

In addition, our senior credit facility contains restrictive covenants and requires us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we may not be able to meet those tests. A breach of any of these covenants could result in a default under our senior credit facility and/or under the notes. Upon the occurrence of an event of default under our senior credit facility, the lenders could elect to declare all amounts outstanding under our senior credit facility to be immediately due and payable and terminate all commitments to extend further credit. If the lenders under our senior credit facility accelerate the repayment of borrowings, we may not have sufficient assets to repay our senior credit facility and our other indebtedness, including the notes. If we were unable to repay those amounts, the lenders under our senior credit facility could proceed against the collateral granted to them to secure that indebtedness. We have pledged substantially all of our assets as collateral under our senior credit facility.

If we default on our obligations to pay our indebtedness we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our senior credit facility that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, including covenants in our indenture and our senior credit facility, we could be in default under the terms of the agreements governing such indebtedness, including our senior credit facility and our indenture governing the notes. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our senior credit facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our senior credit facility to avoid being in default. If we breach our covenants under our senior credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior credit facility, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

The notes are, and guarantees by any of our future domestic subsidiaries will be, effectively subordinated to all of our and any future subsidiaries’ senior debt.

The notes are subordinated in right of payment to the prior payment in full of all our existing and future senior indebtedness and the guarantee of the notes by any future domestic subsidiaries will be effectively subordinated to all senior debt of such entity. We do not currently have any subsidiaries. The indenture governing the notes requires each of our future domestic subsidiaries to guarantee the notes, unless we designate the subsidiary as an Unrestricted Subsidiary, as defined in the indenture. As of December 31, 2003, we had approximately $240.0 million of senior indebtedness outstanding, excluding $75.0 million available and unused (less $3.8 million which was used to support outstanding letters of credit at December 31, 2003) under our senior credit facility, all of which is secured. In addition, the indenture permits us and any of our Restricted Subsidiaries, as defined in the indenture, to incur additional senior indebtedness, including indebtedness under the senior credit facility. We or the applicable guarantor may not pay principal, premium, if any, interest or other amounts on account of the notes or the guarantees in the event of a payment default on, or another default that has resulted in the acceleration of debt under, the senior credit facility unless such indebtedness has been paid in full or the default has been cured or waived. In the event of certain other defaults with respect to certain senior indebtedness, we or the applicable guarantor would not be permitted to pay any amount on account of the notes for up to 179 days in any 365-day period. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us or a guarantor, our assets or a guarantor’s assets, as the case may be, will be available to pay obligations on the notes or the guarantor’s guarantee, as applicable, only after our senior indebtedness or the senior indebtedness of that guarantor has been paid in full, and we may not have sufficient assets remaining to pay amounts due on all or any of the notes or any guarantee of the notes.

Indebtedness under our senior credit facility is secured while our obligations under the notes are not secured and if we default under our senior debt, our senior lenders can foreclose on the assets we have pledged to secure payment of the senior debt to your exclusion.

In addition to being contractually subordinated to all existing and future senior indebtedness, our obligations under the notes, and any future subsidiary guarantor’s obligations under their guarantee of the notes, are unsecured. Our obligations under our senior credit facility, and any future subsidiary’s obligations under its guarantee of our indebtedness under the senior credit facility, are secured by a security interest in substantially all of our and the guarantor’s assets. If we are declared bankrupt or insolvent, or if we default under our senior credit facility, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture at such time. Furthermore, if the lenders foreclose and sell the equity interests in any future subsidiary guarantor of the notes, then that guarantor will be released from its guarantee of the notes automatically and immediately upon such sale. In any such event, because the notes will not be secured by any of our assets or the equity interests or assets of any future subsidiary guarantor, it is possible that there would be no assets remaining from which claims of the holders of notes could be satisfied or, if any assets remained, they might be insufficient to satisfy such claims fully.

If we are not able to repurchase the notes upon a change of control we would be in default under the indenture and our senior credit facility, the lenders under the senior credit facility could accelerate the maturity of the borrowings thereunder and institute foreclosure proceedings against our assets, and we could be forced to seek bankruptcy protection.

Unless we have exercised our option to redeem the notes at 100% of their principal amount plus a “make-whole” premium, upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued interest, if applicable. We may not be able to repurchase the notes upon a change of control because we may not have sufficient funds to pay the purchase price for the outstanding notes tendered. We expect that we would require third-party financing, which we may not be able to obtain on favorable terms, if at all. Further, the senior credit facility restricts our ability to repurchase notes, including notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase your notes unless we are able to refinance or obtain waivers under our senior credit facility. Our failure to repurchase the notes upon a change of control would cause a default under the indenture and a cross-default under the senior credit facility. Our senior credit facility also provides that a change of control will be a default that permits lenders to accelerate the maturity of borrowings thereunder. Any of our future debt agreements may contain similar provisions. In the event of such a default, the Trustee under the indenture or the holders of the notes and the lenders under the senior credit facility could accelerate the maturity of the notes and the borrowings under the senior credit facility, respectively, to be immediately due and payable, together with accrued and unpaid interest, the lenders under the senior credit facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation.

The change of control provision in the indenture will not necessarily afford you protection in the event of a highly leveraged transaction, including a reorganization, recapitalization, restructuring, merger or other similar transaction involving us, that may adversely affect you. Such a transaction may not involve a change in voting power or beneficial ownership, or, even if it does, may not involve a change of the magnitude required under the definition of change of control in the indenture to trigger this provision. If an event occurs that does not constitute a “Change of Control,” we will not be required to make an offer to repurchase the notes.

Federal and state fraudulent transfer laws permit a court to void the notes and any guarantees, and, if that occurs, you may not receive any payments on the notes.

We used the net proceeds from the offering of the notes, together with borrowings under the term loan portion of our senior credit facility and the proceeds of the equity investment Holdings contributed to us, to purchase the assets and businesses of U.S. Filter. The obligations incurred under the notes and the indenture may be subject to review under federal and state fraudulent transfer and conveyance statutes in a bankruptcy or reorganization case or lawsuit commenced by or on behalf of our or a guarantor’s unpaid creditors. While relevant laws may vary from state to state, under these laws, if a court were to find that, at the time we issued the notes, we:

•	incurred such indebtedness with the intent of hindering, delaying or defrauding present or future creditors, or

•	received less than the reasonably equivalent value or fair consideration for incurring such indebtedness, and

•	were insolvent or rendered insolvent by reason of the Transactions,

•	were engaged or about to engage in a business or transaction for which our assets constituted unreasonably small capital to carry on such business, or

•	intended to incur, or did incur, or believed that we would incur, debts beyond our ability to repay as they matured or became due then, such court might:

•	subordinate the notes to our presently existing or future indebtedness,

•	void the issuance of the notes, or

•	take other actions detrimental to holders of the notes.

In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our other debt and that of our subsidiaries that could result in acceleration of such debt.

Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair salable value of all its assets;

•	the present fair salable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Additionally, under federal bankruptcy or applicable state insolvency law, if certain bankruptcy or insolvency proceedings were initiated by or against us within 90 days after payment by us with respect to the notes, or if we anticipated becoming insolvent at the time of such payment, all or a portion of such payment could be avoided as a preferential transfer and the recipient of such payment could be required to return the payment.

In the event there are any subsidiary guarantors in the future, the foregoing would apply to their guarantees.

You cannot be sure that an active trading market will develop for the notes.

An active trading market may not develop for the notes. We do not intend to apply for a listing of the notes on a securities exchange or any automated dealer quotation system. We have been advised by J.P. Morgan Securities Inc. that as of the date of this prospectus J.P. Morgan Securities Inc. intends to make a market in the notes. J.P. Morgan Securities Inc. is not obligated to do so, however, and any market-making activities with respect to the notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to limits imposed by the Securities Act and the Securities Exchange Act of 1934. Because J.P. Morgan Securities Inc. is our affiliate, J.P. Morgan Securities Inc. is required to deliver a current “market-making” prospectus and otherwise comply with the registration requirements of the Securities Act in any secondary market sale of the notes. Accordingly, the ability of J.P. Morgan Securities Inc. to make a market in the notes may, in part, depend on our ability to maintain a current market-making prospectus.

In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may fluctuate as a result of changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

Disclosure Regarding Forward-Looking Statements

This prospectus contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information. When used in this prospectus, the words “estimates,” “expects,” “anticipates,” “projects,” “forecasts,” “plans,” “intends,” “believes,” “may,” “should”, and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including without limitation, management’s examination of historical operating trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Important factors that could cause our actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus, including the factors set forth under the heading “Risk Factors.”

Use of Proceeds

This prospectus is delivered in connection with the sale of the notes by J.P. Morgan Securities Inc. in market-making transactions. We will not receive any of the proceeds from these transactions.

Capitalization

The following table sets forth our capitalization as of December 31, 2003. This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this prospectus.

(dollars in millions)	December 31, 2003
Revolving credit facility(1)	$—
Term loan (including current portion)	240.0

Total senior credit facility	240.0
Senior Subordinated Notes	200.0

Total debt	440.0
Total stockholder’s equity	199.5

Total capitalization	$639.5

(1)	$75.0 million commitment amount. At December 31, 2003, $3.8 million of availability under the revolving credit facility was used to support outstanding letters of credit.

Selected Financial Data

The following table sets forth selected historical financial and other operating data of:

•	National Waterworks as of December 31, 2003 and 2002, for the year ended December 31, 2003 and for the period from November 22 to December 31, 2002. This information was derived from our audited financial statements included elsewhere in this prospectus; and

•	U.S. Filter as of November 21, 2002 and for the period from January 1 to November 21, 2002, as of and for the years ended December 31, 2001 and 2000, as of and for the eight months ended December 31, 1999, as of and for the one month ended April 30, 1999. Information was derived from U.S. Filter’s audited financial statements; and

•	U.S. Filter as of and for the three months ended March 31, 1999. Information was derived from U.S. Filter’s unaudited financial statements.

On April 23, 1999, Veolia acquired United States Filter Corporation, the parent of U.S. Filter. That acquisition was accounted for as a purchase and the related purchase accounting adjustments have been reflected (“pushed-down”) in the financial statements of U.S. Filter for periods subsequent to April 30, 1999.

In the opinion of management, the unaudited financial information referred to above includes all adjustments, consisting of only normal non-recurring adjustments, considered necessary for a fair presentation of this information.

The information set forth below should be read in conjunction with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this prospectus.

							Predecessor
			Predecessor				U.S. Filter
			U.S. Filter				(owned by United States
	National Waterworks		(owned by Veolia)				Filter Corporation)
				12 Months
	12 Months	Period from	Period from	Ended		8 Months
	Ended December	November 22 to December	January 1 to November	December 31,		Ended December	1 Month Ended	3 Months Ended
	31,	31,	21,			31,	April 30,	March 31,
(dollars in thousands)	2003	2002	2002	2001	2000	1999	1999	1999
Consolidated statements of operations data:
Net sales	$1,278,351	$94,250	$1,058,768	$1,120,330	$1,173,323	$830,449	$66,334	$228,839
Cost of goods sold (1)	1,010,361	82,005	831,764	880,569	936,502	665,196	54,514	182,930

Gross profit	267,990	12,245	227,004	239,761	236,821	165,253	11,820	45,909
Selling, general and administrative	167,152	14,737	139,825	152,470	151,488	102,456	10,567	35,670
Loss — accounts receivable securitization	—	—	2,480	536	—	—	—	—

Income (loss) before depreciation and amortization	100,838	(2,492)	84,699	86,755	85,333	62,797	1,253	10,239
Depreciation	2,556	251	3,123	3,586	3,582	2,313	292	876
Amortization of intangible assets	8	1	8	25,008	25,043	16,779	165	462

Operating income (loss)	98,274	(2,744)	81,568	58,161	56,708	43,705	796	8,901
Stock option redemption (2)	—	—	—	—	—	—	(15,214)	—
Completion bonuses (3)	—	—	(6,200)	—	—	—	—	—
Interest expense, net	(41,333)	(6,826)	(36)	(79)	(86)	(120)	(19)	(87)
Other income (expense)	(11)	(12)	59	(8)	178	891	14	91

Income (loss) before income taxes and cumulative effect of a change in accounting principle	56,930	(9,582)	75,391	58,074	56,800	44,476	(14,423)	8,905
Income tax expense (benefit)	23,289	(3,688)	29,238	31,924	31,237	23,539	(5,500)	3,495

Income (loss) before cumulative effect of a change in accounting principle	33,641	(5,894)	46,153	26,150	25,563	20,937	(8,923)	5,410

Cumulative effect of a change in accounting principle (4)	—	—	(459,000)	—	—	—	—	—

Net income (loss)	$33,641	$(5,894)	$(412,847)	$26,150	$25,563	$20,937	$(8,923)	$5,410

Other operating data:
Ratio of earnings to fixed charges (5)	2.2x	—	18.8x	13.7x	14.0x	16.6x	—	10.3x
Balance sheet data (at period end):
Total assets	$802,957	$812,817	$1,100,948	$1,462,116	$1,438,949	$1,404,133	$1,407,460	$459,202
Total debt	$440,000	$450,000	$631	$852	$2,176	$3,010	$4,018	$4,039
Total stockholder’s equity	$199,473	$204,105	$937,469	$1,330,224	$1,305,024	$1,279,461	$1,258,524	$328,551

(1)	In connection with the Acquisition, we recorded a $13.0 million inventory revaluation adjustment pursuant to Statement of Financial Accounting Standards No. 141, Business Combinations. Of this amount, $9.0 million was recognized in costs of goods sold for the period November 22 to December 31, 2002. The remaining $4.0 million was recognized in cost of goods sold during the quarter ended March 28, 2003.

(2)	On April 23, 1999, the date of the United States Filter Corporation acquisition by Veolia, U.S. Filter recognized approximately $15.2 million in compensation expense associated with settlement of outstanding stock options of United States Filter Corporation held by certain of its employees.

(3)	Reflects completion bonuses paid by United States Filter Corporation to certain members of management and other key employees of U.S. Filter upon consummation of the Acquisition.

(4)	Reflects an impairment charge relating to the adoption of Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets. See Note 4 to the audited financial statements included elsewhere in this prospectus.

(5)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes and cumulative effect of a change in accounting principle and fixed charges. Fixed charges consist of interest, whether expensed or capitalized; amortization of debt issuance costs; and one-third of rent expense, which management believes to be representative of the interest factor thereon. For the period from November 22, 2002 to December 31, 2002, fixed charges exceeded earnings by $2.4 million. The deficiency in the period ended December 31, 2002 included a $2.5 million write-off of financing fees related to financing the Acquisition which is included in interest expense, net, as well as the effect of the inventory revaluation adjustment referred to in note (3) above. For the one month ended April 30, 1999, fixed charges exceeded earnings by $14.1 million. The deficiency in the one-month period ended April 30, 1999 included the $15.2 million stock option redemption expense discussed in note (1) above.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

You should read the following discussion with the financial statements and related notes included elsewhere in this prospectus. In this section, unless the context otherwise requires, references to “we,” “our,” and “us” refer to U.S. Filter and its consolidated subsidiary for periods prior to November 22, 2002 and to National Waterworks for periods from and after November 22, 2002. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this prospectus. Actual results may differ materially from those contained in any forward-looking statements.

Overview

We are a leading distributor of water and wastewater transmission products in the United States with approximately a 20% share of the estimated $6 billion U.S. waterworks product distribution market. We began operations in 1996 when United States Filter Corporation acquired Davis Water & Waste Industries, Inc. (which changed its name to U.S. Filter) with the goal of creating the first nationwide waterworks products distribution network. Through the acquisition and combination of four additional large-scale regional waterworks products distributors in 1996 and 1997, we became a major participant in the sector. We have continued to increase our revenues through organic growth, including market share gains, new branch openings and selected strategic acquisitions. In November, 2002, we purchased substantially all of the assets and businesses of, and assumed certain liabilities and obligations of U.S. Filter, becoming a stand alone company.

We generate revenue by distributing a full line of products including pipe, fittings, valves, meters, service and repair products, fire hydrants and other components that are used to transport clean water and wastewater between reservoirs and treatment plants and residential and commercial locations. In addition, we provide a broad array of value-added services such as project estimation, project management and product advice. We face a variety of challenges and opportunities in responding to the dynamics of the water and wastewater transmission industry characterized by evolving customer needs and intense competition. Our products are integral to building, repairing and maintaining water and wastewater (sewer) systems and serve as part of the basic municipal infrastructure required to support population and economic growth and residential and commercial construction. Through our network of 133 branches in 36 states, we sell to municipalities directly and to contractors who serve municipalities and also perform residential, commercial and industrial waterworks projects. In addition to significant customer and geographic diversification, our 2003 net sales were split approximately evenly between publicly-funded and privately-funded sales. The following table sets forth our net sales by product category as a percentage of 2003 net sales:

Pipe	40%
Fittings	15%
Valves	12%
Meters	9%
Service and repair products	7%
Fire hydrants	6%
Other	11%

Total	100%

Our strategy revolves around expanding and strengthening our market presence while focusing on customer service. Additionally, we partner with preferred vendors, manage working capital, and work toward improved profitability to improve our overall financial strength. Our financial strength and ability to adapt to current economic conditions is dependent in part on our generation of cash flow, effective working capital management, and growth in our business. Additionally, we attempt to mitigate the effect of economic conditions through a highly variable cost structure and low capital spending requirements.

We generate cash primarily from our operations. During 2003 we generated $37.0 million in cash flow from operating activities while our cash and cash equivalents decreased $21.2 million. We paid a dividend of $39.3 million and reduced our long-term borrowings by $10.0 million. We also paid $3.2 million in acquisition costs consisting primarily of the post-closing purchase price adjustment related to the Acquisition, $6.0 million of financing fees principally related to the August 2003 amendment to our senior credit facility and $2.3 million of financing fees principally related to the December 2003 amendment to our senior credit facility.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Senior management has discussed the development, selection and disclosure of these estimates with the Audit Committee of our Board of Directors. Actual results may differ from these estimates under different assumptions or conditions.

An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the financial statements. Management believes the following critical accounting policies reflect its more significant estimates and assumptions used in the preparation of the financial statements.

Allowance for Doubtful Accounts. Since the beginning of 2000, on average, our bad debt expense has been only 0.08% of net sales. We evaluate the collectibility of accounts receivable based on historical trends, customer transaction history, accounts receivable aging and an evaluation of customer credit worthiness. Initially, a monthly provision is made based on historical experience. On a quarterly basis, we perform a detailed analysis of accounts receivable and adjust the allowance for doubtful accounts when necessary. While we have a large customer base that is geographically diverse, an economic slowdown in the markets in which we operate may result in higher uncollected accounts receivable and therefore the need to revise estimates for bad debts. To the extent actual credit experience or other assumptions used by management change, the allowance for doubtful accounts would be adjusted, which could affect our operating results.

Inventories. Since the beginning of 2000, our slow moving inventory has averaged less than 2% of our total inventory. We periodically evaluate our inventories to ensure they are recorded at the lower of cost or market value. The inventory reserve is adjusted monthly based on a review of slow moving inventories as well as other factors including potential adjustments from physical inventory counts. Significant unusual events giving rise to changes in our inventory valuation are reserved when appropriate. To the extent future events impact, either favorably or unfavorably, the salability of our products, our inventory reserves could differ significantly resulting in higher or lower future inventory accruals.

Goodwill and Long-Lived Assets. We review the carrying value of our goodwill for impairment at least annually. To accomplish this, we utilize a third party independent appraiser to assess the fair value of each of our reporting units. The fair value of a reporting unit may be estimated using methods such as a discounted cash flow analysis and market approaches. The Company compares the fair value estimate to the unit’s carrying value. If the carrying value of a reporting unit exceeds its fair value estimate, an indication exists that goodwill is impaired and we must perform additional analysis to determine the extent of any impairment. Any such impairment would be reflected as a charge in the statement of operations at that time. See “-Recent Accounting Pronouncements” below for a discussion concerning our adoption of SFAS No. 142, Goodwill and Other Intangible Assets.

Long-lived assets, including property and equipment, are reviewed for possible impairment whenever events or other changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized when the carrying amount of a long-lived asset exceeds the sum of the undiscounted cash flows expected to result from the asset’s use and eventual disposition. An impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Consideration Received From Vendors. We enter into agreements with many of our vendors providing for inventory purchase rebates (“vendor rebates”) upon achievement of specified volume purchasing levels. We accrue the receipt of vendor rebates as part of our cost of sales for products sold based on progress towards earning the vendor rebates, taking into consideration cumulative purchases of inventory to date and projected purchases through the end of the year. An estimate of unearned vendor rebates is included in the carrying value of inventory at a period end for vendor rebates received on products not yet sold. While management believes that we will continue to recognize consideration from vendors pursuant to underlying agreements, there can be no assurance that vendors will continue to provide comparable amounts of vendor rebates in the future, which could impact our operating results.

Results of Operations

The following table sets forth the percentage relationship that certain items from our financial statements bear in relation to net sales:

			Predecessor
	Successor		U.S. Filter
	National Waterworks		and Subsidiary
		Period of	Period of
		November 22,	January 1,
	Year Ended	2002 through	2002 through	Year Ended
	December 31,	December 31,	November 21,	December 31,
Statement of Operations Data	2003	2002	2002	2001
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	79.0%	87.0%	78.6%	78.6%

Gross profit	21.0%	13.0%	21.4%	21.4%
Operating expenses:
Selling, general and administrative	13.1%	15.6%	13.2%	13.6%
Loss - accounts receivable securitization	—	—	.2%	.1%

Income (loss) before depreciation and amortization	7.9%	(2.6)%	8.0%	7.7%
Depreciation	0.2%	0.3%	0.3%	0.3%
Amortization of intangible assets	0.0%	0.0%	0.0%	2.2%

Operating income (loss)	7.7%	(2.9)%	7.7%	5.2%
Other income (expense):
Completion bonuses	—	—	(0.6)%	—
Interest expense, net	(3.2)%	(7.2)%	0.0%	0.0%
Other	0.0%	0.0%	0.0%	0.0%

Income (loss) before income taxes, and cumulative effect of a change in accounting principle	4.5%	(10.1)%	7.1%	5.2%
Income taxes expense (benefit)	1.8%	(3.9)%	2.8%	2.9%

Income (loss) before cumulative effect of a change in accounting principle	2.7%	(6.2)%	4.3%	2.3%
Cumulative effect of a change in accounting principle	—	—	(43.3)%	—

Net income (loss)	2.7%	(6.2)%	39.0)%	2.3%

The following discussions regarding the year ended December 31, 2002 are based on the combined results of operations of U. S. Filter for the period from January 1 to November 21, 2002 and of National Waterworks for the period from November 22 to December 31, 2002. The Acquisition was accounted for as a purchase in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations, and the excess of the purchase consideration over the historical basis of the net assets acquired has been applied to revalue the assets acquired and liabilities assumed to their fair values at November 22, 2002, the date of the Acquisition. Goodwill of $465.7 million was recognized in our financial statements as a result of the Acquisition. A $3.1 million post-closing purchase price adjustment made by National Waterworks in the first quarter of 2003 was reflected as an adjustment to goodwill in our financial statements for the quarter ended March 28, 2003. The combined 2002 results discussed below are not necessarily indicative of what the full year 2002 would have been had the change in ownership resulting from the Acquisition not occurred.

Year Ended December 31, 2003 Compared to Combined Year Ended December 31, 2002

Certain Financial Statement Impacts of the Acquisition. As more fully discussed below, the revaluation of the net assets acquired in the Acquisition did not affect our net sales. However, we recorded a $13.0 million valuation increase in inventory at November 22, 2002 as a result of the asset revaluation. While the increase in the value of our inventory had no cash impact, it did increase our costs of goods sold, adversely impacting our gross profit. We recognized $9.0 million of the impact of the inventory revaluation during the period of November 22 to December 31, 2002. The final $4.0 million of the inventory revaluation was recognized in the first quarter of 2003.

Net Sales. Net sales for the year ended December 31, 2003 increased $125.4 million, or 10.9%, to $1,278.4 million from $1,153.0 million for the year ended December 31, 2002. The increase reflects the combined effects of a $6.0 million increase in net sales from our acquisition of Utility Piping Systems, Inc., a regional waterworks distribution company operating in Pennsylvania, New Jersey and Delaware, which we acquired on March 29, 2002, and a $119.4 million increase in net sales of our historical operations. A portion of the increase was attributable to an increase in net sales of PVC pipe of $29.3 million primarily resulting from the pass through of an approximate 13% increase in our purchase price of PVC pipe products. The remaining increase in net sales of our historical operations was attributable to increases recorded in all product areas brought by continued favorable economic conditions.

Cost of Goods Sold. Cost of goods sold for the year ended December 31, 2003 increased $96.6 million, or 10.6%, to $1,010.4 million from $913.8 million for the year ended December 31, 2002. The increase reflects an increase in cost of goods sold of our historical operations which was primarily attributable to the increase in cost of goods sold of PVC pipe products of $27.6 million and increased volume in all other product categories. Additionally the increase reflects the combined effects of a $4.8 million increase in cost of goods sold associated with sales resulting from our acquisition of Utility Piping Systems, Inc. and the recognition of the final $4.0 million impact of the inventory revaluation discussed above. As a percentage of net sales, cost of goods sold decreased to 79.0% in 2003 compared to 79.3% in 2002.

Gross Profit. As a result of the foregoing, gross profit for the year ended December 31, 2003 increased $28.8 million, or 12.0%, to $268.0 million from $239.2 million for the year ended December 31, 2002. Gross profit increased as a result of our acquisition of Utility Piping Systems, Inc. and increased volume in our historical operations, and was partially offset by the adverse impact of the inventory revaluation, representing 0.3% of net sales, recognized during the 2003 period. Our gross profit margin increased to 21.0% in 2003 compared to 20.7% in 2002 as a result of the foregoing factors.

Selling, General and Administrative. Selling, general and administrative expenses for the year ended December 31, 2003 increased $12.6 million, or 8.2%, to $167.2 million from $154.6 million for the year ended December 31, 2002. This increase is primarily related to the sales volume increases discussed above and $0.9 million of additional expenses resulting from our acquisition of Utility Piping Systems, Inc. As a percentage of net sales, selling, general and administrative expenses were 13.1% in 2003 compared to 13.4% in 2002.

Loss-Accounts Receivable Securitization. Loss-accounts receivable securitization was $2.5 million for the year ended December 31 2002. This loss reflects the sale of a portion of our accounts receivable at a discount relating to an accounts receivable securitization facility that we entered into on December 19, 2001. For more information, see — Liquidity and Capital Resources” below. The facility was repaid and terminated in November 2002. Accordingly, there was no related activity in 2003.

Depreciation and Amortization. Depreciation and amortization expenses for the year ended December 31, 2003 were $2.6 million, compared to $3.4 million for the year ended December 31, 2002. Depreciation includes depreciation of property, plant and equipment.

Operating Income. As a result of the foregoing, operating income for the year ended December 31, 2003 increased $19.5 million, or 24.7%, to $98.3 million from $78.8 million for the year ended December 31, 2002. As a percentage of net sales, operating income increased to 7.7% in 2003 from 6.8% in 2002.

Completion Bonuses. In connection with the Acquisition, we recognized $6.2 million in non-recurring compensation expense in 2002 for payments made by U. S. Filter to certain members of our management upon consummation of the Acquisition.

Interest Expense, Net. Interest expense, net for the year ended December 31, 2003, was $41.3 million, compared to $6.9 million for the year ended December 31, 2002. The increase reflects interest related to the additional debt we incurred on November 22, 2002 to finance the Acquisition.

Income Taxes. Our effective income tax rate for the year ended December 31, 2003 was approximately 40.9% compared to 38.8% for the year ended December 31, 2002.

Cumulative Effect of Change in Accounting Principle. As a result of the adoption of SFAS No. 142 prior to the consummation of the Acquisition, U.S. Filter completed an assessment of whether its goodwill was impaired at January 1, 2002, the date of adoption of SFAS No. 142. As a result of this assessment, U.S. Filter concluded that it was probable that the goodwill then assigned to its reporting units was impaired based in part upon the anticipated sale price of substantially all of its assets and liabilities to National Waterworks. Accordingly, 2002 included a charge for the estimated goodwill impairment of $459.0 million.

Net Income (Loss). As a result of the foregoing, and excluding the cumulative effect of a change in accounting principle in 2002, net income decreased $6.7 million to $33.6 million from $40.3 million for the year ended December 31, 2003 and 2002, respectively.

Combined Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Certain Financial Statement Impacts of the Acquisition. As more fully discussed below, the revaluation of the net assets acquired in the Acquisition did not affect our net sales. However, we recorded a $13.0 million increase in inventory at November 22, 2002 as a result of the asset revaluation. While the increase in the value of our inventory had no cash impact, it did increase our costs of goods sold in the November 22 to December 31, 2002 period, adversely impacting our gross profit during this period. We recognized $9.0 million of the inventory revaluation during the period of November 22 to December 31, 2002 and the remaining $4.0 million impact of the inventory revaluation in the first quarter of 2003.

Due to the short period between the consummation of the Acquisition on November 22, 2002 and December 31, 2002, we recognized only a portion of the expected $1.0 million annual increase in our selling, general and administrative expenses resulting from our now being an independent stand-alone entity. In addition, the impact on interest expense resulting from the indebtedness incurred under our senior credit facility and the senior subordinated notes to finance the Acquisition was minimal and only reflected in the short November 22 to December 31, 2002 time period. Finally, during the period of November 22 to December 31, 2002, we recognized a $2.5 million charge relating to the write-off of deferred financing fees related to the Acquisition.

Net Sales. Net sales for the year ended December 31, 2002 increased $32.7 million, or 2.9%, to $1,153.0 million from $1,120.3 million for the year ended December 31, 2001. The increase reflects the combined effects of a $30.8 million increase in net sales from our acquisition of Utility Piping Systems, Inc. and a $1.9 million increase in net sales of our historical operations. The increase of $1.9 million in net sales of our historical operations was primarily attributable to an increase in our sales price of PVC pipe, which primarily reflected an approximate 6% increase in our purchase price of PVC pipe. The PVC price increase, combined with a volume increase in sales of meters was partially offset by slightly weaker volume in other product areas. Additionally, the closing of two under-performing branches in 2001 accounted for a $2.6 million decrease in net sales of our historical operations for the period.

Cost of Goods Sold. Cost of goods sold for the year ended December 31, 2002 increased $33.2 million, or 3.8%, to $913.8 million from $880.6 million for the year ended December 31, 2001. The increase reflects the combined effects of a $24.0 million increase in cost of goods sold associated with sales resulting from our acquisition of Utility Piping Systems, Inc. and the recognition of $9.0 million of the impact of the inventory revaluation discussed above. As a percentage of net sales, cost of goods sold increased to 79.3% for 2002 compared to 78.6% in 2001.

Gross Profit. As a result of the foregoing, gross profit for the year ended December 31, 2002 decreased $0.6 million, to $239.2 million from $239.8 million for the year ended December 31, 2001. Gross profit increases as a result of our acquisition of Utility Piping Systems, Inc. and a higher proportion of sales shipped from our inventory, which carry a higher gross margin than sales shipped directly from our suppliers, were offset by the adverse impact of the inventory revaluation recognized during the period of November 22 to December 31, 2002. Our gross profit margin decreased to 20.7% in 2002 compared to 21.4% in 2001 as a result of the foregoing factors.

Selling, General and Administrative. Selling, general and administrative expenses for the year ended December 31, 2002 increased $2.1 million, or 1.4%, to $154.6 million from $152.5 million for the year ended December 31, 2001. This increase reflected additional expenses resulting from our acquisition of Utility Piping Systems, Inc. and approximately $0.4 million of incremental costs of operating on a stand alone basis, principally related to auditing and tax services, partially offset by the elimination of expenses associated with the closing of the two branches discussed above. As a percentage of net sales, selling, general and administrative expenses were 13.4% in 2002 compared to 13.6% in 2001.

Loss-Accounts Receivable Securitization. Loss-accounts receivable securitization was $2.5 million and $0.5 million for the years ended December 31, 2002 and 2001, respectively. This loss reflects the sale of a portion of our accounts receivable at a discount relating to an accounts receivable securitization facility that we entered into on December 19, 2001. For more information, see “-Liquidity and Capital Resources” below. The facility was repaid and terminated in November 2002.

Depreciation and Amortization. Depreciation and amortization expenses for the year ended December 31, 2002 were $3.4 million in the aggregate, compared to $28.6 million for the year ended December 31, 2001. Depreciation includes depreciation of property, plant and equipment. Historically, amortization was comprised primarily of amortization of goodwill. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, we ceased amortizing goodwill as of January 1, 2002. Goodwill amortization was $25.0 million for the year ended December 31, 2001. As a percentage of net sales, depreciation and amortization for the period decreased to 0.3% in 2002 compared to 2.6% in 2001.

Operating Income. As a result of the foregoing, operating income for the year ended December 31, 2002 increased $20.6 million, or 35.4%, to $78.8 million from $58.2 million for the year ended December 31, 2001. As a percentage of net sales, operating income increased to 6.8% for 2002 from 5.2% for 2001, which is primarily attributable to the adoption of SFAS No. 142 discussed above.

Completion Bonuses. In connection with the Acquisition, we recognized $6.2 million in non-recurring compensation expense in 2002 for payments made by U. S. Filter to certain members of our management upon consummation of the Acquisition.

Interest Expense, Net. Interest expense, net for the year ended December 31, 2002 was $6.9 million compared to less than $0.1 million in 2001. The increase reflects the additional debt we incurred on November 22, 2002 to finance the Acquisition. Included in interest expense, net in 2002 is a $2.5 million write-off of deferred financing costs relating to an unutilized bridge facility. During the 2001 period, we reduced our long-term debt outstanding primarily as a result of the repayment of a $1.2 million note payable that matured in June 2001.

Income Taxes. Our effective income tax rate for the year ended December 31, 2002 was approximately 38.8% compared to 55.0% for the year ended December 31, 2001. The change resulted primarily from the elimination of goodwill amortization described above. Our effective tax rate for the year ended December 31, 2001 exceeded statutory tax rates primarily due to the non-deductibility for tax purposes of goodwill amortization.

Cumulative Effect of Change in Accounting Principle. As a result of the adoption of SFAS No. 142 prior to the consummation of the Acquisition, U.S. Filter completed an assessment of whether its goodwill at January 1, 2002, the date of adoption of SFAS No. 142, was impaired. As a result of this assessment, U.S. Filter concluded that it was probable that the goodwill then assigned to its reporting units was impaired based in part upon the anticipated sale price of substantially all of its assets and liabilities to National Waterworks. Accordingly, the Acquisition period from January 1 to November 21, 2002 included a charge for the estimated goodwill impairment of $459.0 million. No similar charges were recorded for the 2001 period. During this period, goodwill was primarily comprised of amounts resulting from the purchase accounting adjustments associated with the acquisition of United States Filter Corporation by Veolia in 1997 and reflected, or “pushed-down,” in the financial statements, and, to a lesser extent, amounts resulting from acquisitions since the date of the Veolia acquisition.

Net Income (Loss). As a result of the foregoing, we reported a net loss of $418.7 million for the year ended December 31, 2002, compared to $26.2 million of net income for the year ended December 31, 2001. Excluding the cumulative effect of a change in accounting principle in 2002 and the goodwill amortization in 2001, net income decreased $10.9 million to $40.3 million in the 2002 period from $51.2 million in the 2001 period.

Liquidity and Capital Resources

Prior to November 2002, we participated in the centralized cash management program of our former parent, United States Filter Corporation, whereby all of our cash receipts were remitted to United States Filter Corporation and substantially all of our cash disbursements were funded by United States Filter Corporation. As a result of the Acquisition and our separation from United States Filter Corporation, we no longer participate in such program. Historically, our primary cash requirements were to fund our operations, working capital and capital expenditures. Following the Acquisition, our primary cash requirements are to make the interest and principal payments on our debt and to fund our operations, working capital and capital expenditures. We expect to fund these needs principally from cash flow from operations and, if necessary, borrowings under the revolving credit portion of our senior credit facility. In addition, since the Acquisition was structured as an asset acquisition, we will be able to deduct for tax purposes, on a straight-line basis over 15 years, the related goodwill. We expect that this amortization will result in significant cash tax savings.

Net working capital is comprised of current assets, excluding cash and cash equivalents, minus current liabilities. We had net working capital of $115.2 million at December 31, 2003 compared to net working capital of $105.1 million at December 31, 2002. The increase in net working capital is primarily attributable to increased sales volume in the fourth quarter of 2003.

Net cash provided by operating activities for the years ended December 31, 2003, 2002 (combined) and 2001 was $37.0 million, $95.3 million, and $209.4 million, respectively. The change in net cash provided by operating activities in 2003 compared to 2002 (combined) was primarily attributable to an approximate $32.3 million and $33.8 million decrease in cash flows from trade accounts receivable and trade accounts payable and accrued expenses, respectively. The decrease in net cash provided by operating activities in

2002 (combined) compared to 2001 was primarily attributable to the change in our accounts receivables related to the implementation in December 2001 of the accounts receivable securitization facility, which accounted for $140.0 million of net cash provided by operating activities in 2001. Excluding the effect of the securitization facility, the increase in 2002 (combined) was due to cash provided by trade accounts payable of $27.4 million.

Net cash used in investing activities for the years ended December 31, 2003, 2002 (combined) and 2001 was $4.4 million, $664.0 million and $0.3 million, respectively. Net cash used in investing activities for the period ended December 31, 2003 reflected the post-closing cash adjustment of $3.1 million paid to United States Filter Corporation, related to the level of our working capital at the time of closing of the Acquisition. Net cash used in investing activities for the year ended December 31, 2002 (combined) reflected the cash purchase price of the Acquisition of $643.8 million and the one operating acquisition we completed in 2002 for a net consideration of $19.6 million. Capital expenditures for the years ended December 31, 2003, 2002 (combined) and 2001 were $2.0 million and $1.5 million and $1.4 million, respectively.

Net cash provided by (used in) financing activities for the years ended December 31, 2003, 2002 (combined), and 2001 was ($53.8) million, $600.6 million, and ($205.1) million, respectively. Net cash used in financing activities in the 2003 period reflects $10.0 million in principal payments on the term loan under our senior credit facility and a dividend distribution of $39.3 million. The 2003 period also reflects a $1.0 million cash equity investment in Holdings, by one of our and Holdings’ directors, who had not made an investment in Holdings at the time the Acquisition was consummated. Holdings made a concurrent $1.0 million capital contribution to us. The net cash provided by financing activities for the year ended December 31, 2002 (combined), excluding the $644.7 million provided to fund the Acquisition, resulted in net cash used in financing activities of $44.1 million. The $44.1 million reflects the excess of funds transferred to our former parent, United States Filter Corporation, through the cash management program over investments by, and expenditures funded by, United States Filter Corporation during the period January 1 to November 21, 2002.

In December 2003, we amended our senior credit facility in connection with a dividend paid to the stockholders of Holdings. As a result of the amendment, we can pay a dividend to Holdings from time to time, contingent upon meeting certain financial covenants and ratios and other conditions, and Holdings can use the amount of such dividend for any purpose not otherwise prohibited by the terms of our senior credit facility, including, without limitation, to pay dividends on our capital stock. The aggregate amount of dividends paid pursuant to this amendment may not exceed $110.0 million in total, and may not exceed $45.0 million for the fiscal year ended December 31, 2003 and $40.0 million for any fiscal year thereafter, provided that any amount not paid in the fiscal year for which it is permitted may be carried over to any succeeding fiscal year. In connection with the amendment, we paid and recorded as interest expense approximately $2.3 million in financing fees.

In August 2003 we amended our senior credit facility in connection with the refinancing of the outstanding term loan portion thereof. The amendment, among other things, provided for lower applicable margins for both Eurodollar rate and base rate term loans under the refinanced facility. In addition the minimum Eurodollar rate of 2.50% for term loans that existed prior to the amendment was removed. The amendment also permits us to issue, without the consent of lenders under the senior credit facility, an incremental $50.0 million of credit facilities in addition to the $50.0 million permitted prior to the amendment, contingent upon meeting certain covenants. The amendment also allows Holdings to issue one or more series of notes or redeemable equity securities from time to time, upon the terms and conditions set forth in the amendment and subject to our meeting certain financial covenants and ratios, and to use the proceeds therefrom to pay dividends or make other distributions on its capital stock. In connection with the amendment, we paid approximately $6.0 million of financing fees, including a $4.9 million call premium. The call premium was recorded as deferred financing fees with the remaining financing fees recorded as interest expense.

Our senior credit facility, as amended, consists of a $250.0 million term loan facility, of which $240.0 million was outstanding at December 31, 2003, and a $75.0 million revolving credit facility. No amount was outstanding under the revolving credit facility at December 31, 2003, but approximately $3.8 million of the availability under the revolving credit facility was used to support outstanding letters of credit. The borrowings under the revolving credit facility will be available until its maturity to fund our working capital requirements, capital expenditures and other general corporate needs, subject to the negative covenants set forth in our senior credit facility. The revolving credit facility will mature on November 22, 2008 and will have no scheduled amortization or commitment reductions. The term loan facility will mature on November 22, 2009 and has quarterly scheduled amortization payments of $3.75 million in 2004 and 2005, $5.0 million in 2006 and $6.25 million in 2007 and 2008, with the balance of the facility to be repaid quarterly and at maturity during 2009. In addition, we are required to make annual mandatory prepayments of the term loans (or, if no term loans are outstanding, revolving loans) under the senior credit facility in an amount equal to 75% of Excess Cash Flow, as defined in our senior credit facility, and determined generally as the amount by which our operating cash flow exceeds the sum of our capital expenditures (including in respect of permitted acquisitions), repayments of indebtedness and certain other amounts, or, 50% of Excess Cash Flow if our ratio of consolidated total debt to consolidated EBITDA as of the last day of the applicable fiscal year is not greater than 4:0 to 1:0. The term loans (or, if no term loans are outstanding, revolving loans) are also subject to mandatory prepayments in an amount equal to (i) 75% of the net cash proceeds from certain equity issuances by us or our subsidiaries (or 50% if we meet the foregoing leverage ratio); (ii) 100% of the net cash proceeds of certain debt issuances; and (iii) 100% of the net cash proceeds of certain asset sales or other dispositions of property, in each case subject to certain exceptions. Borrowings under the term loan portion and revolving credit facility bear interest at a variable rate based on, at our option, the Eurodollar rate plus an applicable margin, or a base rate plus an applicable margin. The base rate is the higher of the prime rate or the federal funds rate plus 0.5%. At December 31, 2003 and 2002, the interest rate on the term loan was 3.92% and 6.5% per annum, respectively. Our senior credit facility permits us to issue up to an additional $100.0 million of credit facilities without the consent of the existing lenders thereunder, so long as no default or event of default under the senior credit facility has occurred and is continuing or would occur after giving effect to such issuance and certain other conditions are satisfied, including pro forma compliance with certain senior leverage ratios.

Our $200.0 million aggregate principal amount of senior subordinated notes due 2012 bear interest at 10.50% per annum, with interest due semi-annually on June 1 and December 1 of each year. Interest payments on the senior subordinated notes and required principal and interest payments on borrowings under our senior credit facility have substantially increased our liquidity requirements. We may, from time to time and subject to the limitations in our senior credit facility, purchase senior subordinated notes in the open market or in privately negotiated transactions.

The senior credit facility and the indenture governing the senior subordinated notes impose certain restrictions on us, including restrictions on our ability to incur indebtedness, pay dividends, make investments, grant liens, sell our assets and engage in certain other activities. Our senior credit facility also requires that we satisfy leverage and interest coverage ratios and contains a capital expenditures limitation. We were in compliance with all covenants at December 31, 2003 and 2002. Indebtedness under the senior credit facility is secured by substantially all of our and Holdings’ assets, including our real and personal property, inventory, accounts receivable, intellectual property and other intangibles. In addition, the senior credit facility is secured by the stock and substantially all of the assets of our future domestic and, to the extent that no material adverse tax consequences would result, foreign subsidiaries, if any. We do not currently have any subsidiaries.

Our ability to pay principal and interest on our indebtedness and to satisfy our other obligations will depend upon, among other things:

•	our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control; and

•	the future availability of borrowings under our senior credit facility or any successor facility, the availability of which depends or may depend on, among other things, our complying with the covenants in our senior credit facility.

We believe that, based on our current levels of operations, our cash flow from operations, together with available borrowings under the senior credit facility, will be adequate for at least the next few years to make scheduled amortization and interest payments on our indebtedness and to fund anticipated capital expenditures and for working capital requirements. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available under the senior credit facility in an amount sufficient to enable us to service our indebtedness or to fund our other liquidity needs.

Related Party Transactions

In January 2003, one of our and Holdings’ directors, who had not made an investment in Holdings at the time of the Acquisition, made a $1.0 million cash equity investment in Holdings in exchange for the issuance of shares of common stock of Holdings. Holdings made a concurrent $1.0 million capital contribution to us. The investment was made at the same price per share as the original investment made by our principal equity sponsors and management on November 22, 2002.

For a description of certain related party transactions with our Sponsors, their affiliates and Holdings, see “Certain Relationships and Related Party Transactions.”

Recent Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement applies to all entities that have legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development or normal use of the asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The adoption of SFAS No. 143 as of January 1, 2003 did not have a significant impact on our financial condition or results of operations.

In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which is effective for disposal activities initiated after December 31, 2002. This Statement nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred as opposed to the date of the commitment of an exit plan. The adoption of SFAS No. 146 as of January 1, 2003 did not have a significant impact on our financial condition or results of operations.

In November 2002, the EITF reached consensus on Issue 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor. The consensus was reached that cash consideration received by a customer from a vendor is presumed to be a reduction of the prices of the vendor’s products or services and should be treated as a reduction of cost of sales when recognized in the customer’s income statement. This presumption can be overcome if the consideration can be shown to represent either a payment for assets or services delivered to the vendor or a reimbursement of costs incurred by the reseller to sell the vendor’s products. It also reached consensus on when a customer should recognize a rebate or refund that is payable only if the customer completes a specified level of purchases. Recognition should occur when the rebate or refund is probable and reasonably estimable and should be based on a systematic and rational method. The Company has historically accounted for such consideration as a reduction of cost of sales when the vendor rebate is probable and reasonably estimable and based on a systematic and rational allocation of the cash consideration to be received. The Company estimated the adoption of this EITF increased net income by $1.4 million for the year ended December 31, 2003.

In January 2003, the FASB issued Statement SFAS No.148, Accounting for Stock-Based Compensation — Transition and Disclosure. This statement amends FASB SFAS No. 123, Accounting for Stock-Based Compensation to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements of the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS 148 is effective for fiscal years beginning after December 15, 2002. The adoption of SFAS 148 had no impact on the Company’s financial statements.

In April 2003 the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 149 provides greater clarification of the characteristics of a derivative instrument so that contracts with similar characteristics will be accounted for consistently. In general, SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. As the Company does not currently have any derivative financials instruments, the adoption of SFAS No. 149 had no impact on the Company’s financial statements.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement clarifies the accounting for certain financial instruments with characteristics of both liabilities and equity and requires that those instruments be classified as liabilities in statements of financial position. Previously, many of those financial instruments were classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. As the Company does not have any of these financial instruments, the adoption of SFAS No. 150 had no impact on the Company’s financial statements.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to certain market risks as part of our on-going business operations. Primary exposure includes changes in interest rates as borrowings under our senior credit facility bear interest at floating rates based on the London InterBank Offered Rate or the prime rate, in each case plus an applicable borrowing margin. We manage our interest rate risk by balancing the amount of fixed-rate and floating-rate debt. For fixed rate debt, interest rate changes affect the fair market value but do not impact earnings or cash flows. Conversely, for floating-rate debt, interest rate changes generally do not affect the fair market value but do impact our earnings and cash flows, assuming other factors are held constant. As of December 31, 2003, we had $200 million principal amount of fixed-rate debt represented by the notes and $240 million of floating-rate debt represented by borrowings under the term loan portion of the senior credit facility. In addition, up to $75 million of floating rate borrowings are available under the revolving credit portion of the senior credit facility, of which $3.8 million was used to support outstanding letters of credit at December 31, 2003. Based on the amounts outstanding under the term loans, an immediate increase of one percentage point in the applicable interest rate would cause an increase in interest expense of approximately $2.4 million on an annual basis. We may use derivative financial instruments, where appropriate, to manage our interest rate risks. However, as a matter of policy, we will not enter into derivative or other financial investments for trading or speculative purposes. All of our sales are denominated in U.S. dollars; thus our financial results are not subject to foreign currency exchange risks or weak economic conditions in foreign markets.

Business

General

We are a leading distributor of water and wastewater transmission products in the United States with approximately a 20% share of the estimated $6 billion U.S. waterworks products distribution market. We distribute a full line of products including pipe, fittings, valves, meters, service and repair products, fire hydrants and other components that are used to transport clean water and wastewater between reservoirs and treatment plants and residential and commercial locations. In addition, we provide a broad array of value-added services such as project estimation, project management and product advice. Our products are integral to building, repairing and maintaining water and wastewater (sewer) systems and serve as part of the basic municipal infrastructure required to support population and economic growth and residential and commercial construction. Through our network of 133 branches in 36 states, we sell to municipalities directly and contractors who serve municipalities and also perform residential, commercial and industrial waterworks projects.

In 2003, we purchased products from over 3,800 suppliers and sold to over 27,000 customers. We offer both our suppliers and customers essential services by providing customers with a single source for water and wastewater transmission products, which substantially reduces their need to manage inventory and multiple vendor relationships. None of our suppliers offers a complete waterworks product line, and the majority lack the scale, infrastructure, such as a large, local sales force, and expertise to service the broad customer base directly. By aggregating the supply of our products, we relieve our suppliers of the need to maintain a local inventory and a local sales force and the related credit and accounts receivable functions.

Our branches compete on a local basis and benefit from our large scale and national coverage. We empower and create incentives for our branch managers to customize product and service offerings in response to the needs of local customers and to adapt to changing local market dynamics, within the pricing and purchasing parameters established by senior management. We believe that this strategy promotes an entrepreneurial approach at the branch level while maintaining appropriate management control and pricing discipline through our entire network. Our branches are operated by managers and sales personnel with significant industry expertise, local knowledge and long-standing customer relationships. Our customized IT system supports our sales personnel and provides benefits to our customers, including expedited project estimation and bid preparation; real-time pricing, availability and order status information; on-line ordering and purchase processing; and material and project management. At the same time, our single IT system provides detailed operating data on a daily basis at the branch and customer levels which allows our branch and senior management to closely monitor branch operating performance. Our preferred vendor programs typically include volume purchase incentives and other benefits, including cash discounts and extended payment terms. In 2003 over 80% of our purchases were under preferred vendor programs and we continue to establish or enhance these relationships with new and existing suppliers.

Overview of Our Business

History

In 1996, United States Filter Corporation acquired Davis Water & Waste Industries, Inc. (which changed its name to U.S. Filter) with the goal of creating the first nationwide waterworks products distribution network. At that time, no national waterworks distribution platform existed in the United States, and the sector was primarily comprised of regional and local firms. Through the acquisition and combination of four additional large-scale regional waterworks products distributors in 1996 and 1997, U.S. Filter became a major participant in the sector. Each of these regional acquisitions and the majority of our other acquisitions had been in business for over 20 years and were the source of the majority of U.S. Filter’s senior and branch management. In November 2002, we purchased substantially all of the assets and businesses of, and assumed certain liabilities and obligations of U.S. Filter, which we refer to herein as the “Acquisition.”

We have continued to increase our revenues through organic growth, including market share gains and new branch openings, as well as through selected strategic acquisitions. Since the beginning of 2000, we have opened or acquired 13 new branches, while closing or consolidating 20 branches in order to eliminate branch overlap due to acquisitions and to improve our profitability and return on managed assets. We identify acquisition opportunities that allow us to expand our local market positions, geographic coverage or local product lines. As we expanded our branch network, we also broadened our product mix to meet the demands of customers in our diverse local markets.

Business Operations

Regional Organization and Branch Network. We are organized geographically into six different regions in the United States (Midwest, Southwest, Pacific, Southeast, Mid-South and Mid-Continent). While we are organized regionally, our distribution network operates on a branch system. Each region has from 16 to 29 branches and a regional vice president responsible for overall sales and operations. This regional structure enables us to address the specific management, strategic, operational and other needs of each region. Our network of 133 branches covers 36 states, the majority of which are located in regions that have historically experienced population and economic growth.

Branch Management. We believe that our branch network and management structure brings many benefits, including entrepreneurship, flexibility, and long-term customer relationships at the local level. Each branch is managed by a district/branch manager, who is typically supported by a branch operations manager. We believe that our branch managers are able to maximize their branch’s financial performance due to the flexibility with which they operate within the company-wide management and control structure. This structure enables a branch manager to tailor his or her branch’s particular strategy, marketing and product and service offerings to address the needs of customers in the local market. Our senior management establishes pricing and purchasing parameters, which branch managers are able to adjust within a specified range to enhance their branch’s results and address specific customer situations.

Our compensation programs align our interests with those of our employees by linking compensation levels to the achievement of branch or region specific goals based on profitability and return on managed assets. These incentive programs give managers, sales personnel and all other employees an opportunity to personally benefit from improving these metrics, reducing costs, developing local market niches and adapting to changing market conditions. We also benefit from this program as a substantial portion of our employee-related costs is variable based on financial performance.

The majority of our district/branch managers have spent substantially all of their careers in their local markets. Given our managers’ strong industry and local expertise, they are empowered to manage their own customer relationships, sales force, other personnel, pricing for product sales and purchases within company-wide parameters, inventory and other activities. While branches benefit from this expertise and entrepreneurship, they also benefit from being part of our nationwide network. At the corporate level, we:

•	set overall financial, operating and strategic goals and parameters, including guidelines for pricing and working capital management;

•	support our branches with services such as IT, credit, human resources, finance, accounting and legal, among others;

•	negotiate preferred vendor purchasing programs;

•	provide tools that support value-added customer services;

•	provide training and operational support; and

•	help branches to meet their goals through management assistance and transferring best practices.

Branch Operations. A branch’s organization varies depending on its size. Our branches averaged over $9 million of net sales in 2003. A typical branch consists of 9-12 people, including a branch manager, a branch operations manager, outside sales personnel, inside sales personnel and support/warehouse personnel. In larger branches, the staff may also include a sales manager, a purchasing manager and/or an estimator. When several branches are in close proximity to each other, a district manager may oversee all such branches as opposed to having individual managers at each branch. In these cases, the branch operations managers in that district tend to be more senior and experienced managers. Each branch customizes its product and service offerings based on its local market. A typical branch offers 2,400 to 3,000 products and stocks 1,000 to 1,600 items.

We receive our orders from customers either directly or through negotiated or competitive bids, which are typically evaluated based on service, availability, reliability and price. A new order or bid is either generated by, or input into, our IT system for scheduling, inventory management, ordering from a supplier, if necessary, and billing. Products are delivered either from the relevant branch’s inventory, another branch’s inventory or in the case of large or long-lead time orders, directly from the manufacturer to the customer (“direct” sales). Direct sales accounted for approximately 35% of our net sales in 2003. Direct sales and the ability to access other branches’ inventory allow our branches to reduce their inventory and the related holding and handling costs. In addition, our IT system automatically generates recommended purchasing reports to replenish our inventory as products are sold.

Products and Service Overview

Products.

A typical waterworks system is comprised of many components, including reservoirs and other water sources, water treatment plants and pumping stations, wastewater treatment plants and residential and commercial customers. We distribute products that comprise the water and wastewater transmission network within the waterworks system. Our primary products include pipe, fittings, valves, meters and hydrants and service/repair products. We also offer other complementary products for waterworks construction and maintenance/repair.

Pipe. Piping products are our primary waterworks product and generate the greatest portion of our net sales, approximately 40% in 2003, but a smaller portion of our gross profits. Given the relatively large size and weight of pipe and typically large size of pipe orders, the majority of our pipe sales are shipped directly from the manufacturer to the customer, which reduces our handling costs, inventory and exposure to changes in raw material prices. We distribute a broad range of pipe made from different materials, including polyvinyl chloride, or PVC, ductile iron, copper, polyethylene and high-density polyethylene, or HDPE. PVC pipe and ductile iron pipe are the most commonly used and account for the majority of our pipe sales.

Fittings. Fittings are used to connect pipe to other pipe sections, valves and other devices. Fittings complement our broad pipe products line with high customer overlap and generate higher gross margins. In 2003, fittings accounted for approximately 15% of our net sales. We distribute a broad range of fittings made from PVC, ductile iron, and to a lesser extent, copper, brass and HDPE.

Valves. Valves are used to control the flow of water and wastewater within transmission networks and, similar to fittings, complement our other product offerings. In 2003, valves accounted for approximately 12% of our net sales. Besides an array of standard valves, we also distribute backflow preventers, which primarily prevent reverse flow of liquid in the water system.

Meters and Hydrants. In 2003, meters and hydrants accounted for approximately 9% and 6% of our net sales, respectively. Meters typically are higher gross margin products. Meters measure the amount of liquid that flows through pipes and are critical to municipalities and other water and wastewater system operators for billing purposes. New meter technology, such as the ability to receive data electronically, and the importance of water-related revenues to municipalities has led to growth in meter sales. Hydrants are important for public safety for firefighting purposes.

Service/Repair Products. Our service and repair products include water cut-off devices, clamps, and other products. In 2003, these products accounted for approximately 7% of our net sales. Local availability and timely delivery of these products are key to meeting customer needs since many of these products are generally used for emergency repairs.

Other Products. We also offer other complementary products that are necessary for water and wastewater systems or in order to be a full product supplier. These products carry a relatively high gross margin and accounted for approximately 11% of our net sales in 2003. Examples include access boxes that protect valves and meters from theft, damage, or destruction; iron castings, including grates and manhole covers, which fit into or on top of waterworks structures; and tools specific to waterworks construction and maintenance, as well as general hand tools.

The sale of water and wastewater transmission products is subject to seasonal and weather-related fluctuations. Coincident with annual construction seasonality, our net sales are typically higher during the second and third calendar quarters and lower during the first and fourth quarters due to reduced construction activity during the winter. Adverse weather conditions in our markets may also decrease the level of construction activity.

Customer Service. We focus on offering our customers consistent, high quality local service and a broad range of value-added services, which result in long-term customer relationships. Initially, we assist contractor customers in the preparation of their bids with product knowledge and advice, cost estimates, inventory levels and product standardization. In addition, our sales representatives maintain databases of local specifications and provide customized databases for contractors. After a contractor begins a project, we focus on reducing their total project cost by:

•	reducing their inventory cost;

•	expediting the completion of the project through the timely and coordinated delivery of the necessary waterworks products; and

•	reducing the related administrative burdens.

Through the combination of these services, we believe that we have been able to reduce our contractor customers’ focus on product pricing by reducing their overall costs and downtime and improving their project planning and execution. We provide our municipal customers with similar services and benefits.

We also leverage our sophisticated IT system to provide superior customer service. The IT system is specifically designed to provide our customers and our sales force with direct, quick, accurate and convenient access to data (including product pricing and availability and past and current order information) in a variety of electronic mediums (on-line, fax, email, EDI and spreadsheet). Our sales representatives can access our IT system either from their desktop computer or remotely from laptop computers, and transmit and receive updated information on a real-time basis. Our customers have access to their accounts and our product and service offerings over a secure and real-time Internet system.

Customers

We have a diversified customer base, which minimizes our exposure to any particular customer, customer type or region. Substantially all of our customers are local in nature and include municipalities, public works contractors who serve municipalities, private waterworks contractors who perform residential, commercial and industrial construction projects and industrial customers. Our 2003 revenues were split approximately evenly between publicly-funded and privately-funded sales. These sectors are affected by different macroeconomic variables, which we believe reduce our exposure to adverse conditions in any particular sector. In 2003, we served over 9,000 municipal customers and over 18,000 contractor and industrial/other customers. During 2003, approximately 86% of our net sales were from customers to whom we sold products in each of the last three years, demonstrating the stability of our customer base. We have established long-term relationships with the majority of our customers, but no single customer accounts for a meaningful share of our revenues. In 2003, our largest customer accounted for less than 1% of our net sales and our largest region accounted for approximately 22% of our net sales.

Suppliers and Preferred Vendor Programs

We purchase products from over 3,800 suppliers and substantially all of our primary suppliers have supplied us for over ten years. We utilize multiple suppliers for substantially all of our products. We purchase from both national suppliers and local or regional suppliers, which allows our branch managers to customize their product offering for their local market. Our largest supplier accounted for approximately $135 million or 13% of product purchases in 2003. The products we purchase from this supplier are also sourced from other suppliers.

We have established preferred vendor programs to more effectively leverage our purchasing power with suppliers. As part of this effort, we have significantly reduced our supplier base, which has resulted in stronger, strategic relationships with a core group of vendors and more reliable deliveries, reduced errors and better purchasing terms. Our preferred vendor programs typically include volume purchase incentives and other benefits, including cash discounts and extended payment terms. Over 130 of our suppliers have attained preferred vendor status, and we continue to establish or enhance these relationships with new and existing suppliers. In 2003, we purchased over 80% of our products from these preferred vendors.

Marketing and Sales

We have approximately 250 sales representatives experienced in the water and wastewater transmission products distribution sector. These sales representatives have in-depth product and technical knowledge, significant local experience and long-term customer relationships, all of which are critical to our success. In addition, we believe that our leading market position, high-quality service offering and innovative compensation program result in a low turnover among our sales force.

Our field sales representatives are based at branches and are responsible for generating sales, providing all of our basic and value-added services to customers and establishing new customer relationships. These sales representatives are highly qualified professionals and participate in ongoing training programs. Our service-oriented philosophy and incentive compensation program encourage our sales representatives to proactively participate in product selection; provide product specifications, usage data, product alternatives within required product specifications and project bids; and participate in the collection of accounts receivable.

We also have regionally based product specialists, who support the outside sales representatives in their respective region. These specialists have expertise with respect to specific product and service offerings. In addition, we have customer service representatives which support the outside sales force. These customer service representatives are responsible for entering and tracking orders, answering technical questions and sourcing products. The customer service representatives provide us with additional depth to our customer relationships and a pool of talent for future outside sales representatives.

Accounts Receivable. We proactively manage our accounts receivable with customers. We maintain detailed, up-to-date credit history and receivables information on over 27,000 customers and conduct extensive credit checks on new customers (including trade and banking references, independent credit reports and financial statement analyses). Since the beginning of 2000, on average, less than 9% of accounts receivable have been outstanding greater than 90 days and bad debt expense has averaged approximately .08% of net sales. Our credit department, which includes national and regional professionals, is responsible for approving customers’ credit, collecting receivables and ensuring that appropriate state and local bond and lien statutes are followed.

We maintain all of our credit and receivables information on our IT system, allowing easy access by our credit department and branch managers. A customer’s status is automatically reviewed by the IT system during order entry and product shipment to ensure that branches operate within credit guidelines. We set a pre-determined credit limit for each customer in our IT system which automatically prevents additional sales absent appropriate approvals if the customer’s credit limit is exceeded. We are also able to generate daily reports that highlight any potential issues to our credit professionals and branch managers. Customers can also track their outstanding balances online to accelerate the payment process. Finally, our sales representatives are typically incentivized to collect receivables and forfeit a portion of the related sales commission if collection does not occur on a timely basis.

Management Information Systems

Our IT system is critical to our success and we believe it provides us with a competitive advantage. We have developed a single infrastructure that integrates our customer service, management, operational and financial functions in a reliable, flexible and easy to operate system. The system is easily scalable to support additional organic growth and acquisitions and currently has unused capacity. We leverage our IT system to provide superior, customized service, which reduces our customers’ costs and improves our operating efficiency. Examples of customer service benefits include:

Material Management Online. Our Internet interface allows our customers to manage all aspects of their accounts on a secure, online and real-time basis. Our customers can:

•	access product pricing and availability and place orders, including using their own product numbers which are automatically converted to our product numbers;

•	access order information (including status, delivery schedule and past invoices);

•	release products for delivery;

•	access account-specific catalogs, including account-specific pricing and past preferences; and

•	view local specifications and requirements.

Project Management. We offer numerous project management services to reduce our customers’ cost and to allow them to bid on more projects. Through this system, we provide over 10,000 project estimates monthly. We can either:

•	integrate price-supported product databases into a contractor’s estimating system;

•	provide access to our own estimating system; or

•	generate the estimate ourselves in the format requested by the customer (e.g., spreadsheets via email).

Our estimating system is integrated with the rest of our IT system, allowing for a seamless interface between sales and operations. During a project, our customers can receive project-specific management reports and other information (e.g., shipment and payment status, products released against the bid, change orders and invoices) via the Internet, email, or fax, which result in more efficient project management. Our customers can receive their invoices via email on a daily basis to expedite billing their customers.

From an internal point-of-view, our IT system improves our efficiency, profitability and asset management. It integrates all of our locations and key functions and provides easy access to detailed, up-to-date information. Benefits include:

•	nationwide and local real-time control of pricing for sales and purchases, including for individual customers;

•	the ability to monitor individual customer’s profitability and accounts receivable, including preset credit limits which prevent additional sales if exceeded;

•	better inventory management and sharing across branches;

•	expedited and automatic posting, matching and processing of orders, receivables and payables; and

•	integrated payroll and accounting, including the ability to quickly consolidate financial results from our branches.

The system generates management reports that track key metrics on regional, branch and customer basis, which allows us to monitor and more effectively manage our business at all levels and to set sales strategies.

We have established emergency contingencies to protect our IT system and test our preparedness and contingency plan yearly. Such measures include automatic re-establishment of a branch’s connection to the system if it is lost and a fully functional, secure back-up location provided by a third-party.

Raw Materials

We do not manufacture any products. However, our suppliers are susceptible to fluctuations in certain raw material prices, which can impact our purchase and sales prices for these products. PVC pipe accounted for approximately 21% of our 2003 net sales, and is susceptible to price fluctuations. The purchase price of PVC pipe ranged from $0.29 to $0.60 per pound between 1997 and 2003, which we believe to be the most recent peak to trough period. Our average 2003 PVC purchase price was $0.41 per pound and ranged from a quarterly average of $0.39 to $0.44 per pound. We believe that we take minimal raw material price risk, based on our high inventory turns, sales shipped directly from manufacturers to customers, ability to quickly pass price fluctuations on to customers and our relatively small average project size and short timing. In addition, when we enter into longer-term arrangements with our customers, we typically enter into similar term arrangements with our suppliers.

Employees

As of December 31, 2003, we had 1,447 employees, including 1,436 full-time employees and 11 part-time employees. As of December 31, 2003, approximately 220 of our employees were in managerial positions, 275 were in sales positions and 952 were in warehouse/delivery and general administrative positions. In addition, 12 of our employees at three branches were unionized pursuant to collective bargaining agreements that expire in July 2004 and December 2006. We believe that we have good relationships with our employees and low voluntary turnover.

Competition

In each of our local markets, we typically compete with three to five other distributors. Generally, local competition includes a branch of one or both of the other two national distributors, Hughes Supply, Inc. and Wolseley PLC. We also compete with other local and regional distributors. The principal methods of competition include offering prompt local service, fulfillment capability, local knowledge, breadth of product and service offerings, total cost to the customer, and price. We believe we compete successfully in these areas.

Properties

We have 133 distribution branches in 36 states. We lease and own 105 and 28 branches, respectively. Our facilities are used for storing inventory and maintaining office space and typically consist of a one-to-two acre lot adjacent to a warehouse/office building. We typically enter into leases with terms ranging from two to five years that include renewal options. In addition, we lease our principal executive offices in Waco, Texas and own our two other administrative centers.

Environmental matters

Our facilities and operations are subject to federal, state and local environmental and workplace health and safety requirements, including those relating to the handling, storage and disposal of hazardous materials and wastes and the cleanup of properties affected by pollutants. Historically, we have not had, nor do we currently anticipate, any material adverse effect on our business or financial condition as a result of our efforts to comply with, or our liability under, such requirements. Our operations consist of distribution of water and wastewater transmission products rather than manufacturing, so we are not significantly regulated from an environmental standpoint.

In the future, federal, state or local governments could enact new or more stringent laws or regulations concerning environmental and workplace health and safety matters that could affect our operations. We could be found to be in violation of these or other environmental laws and regulations and we could be held liable for contamination that may be found at our facilities or off-site locations where we have sent wastes. We are currently not aware of circumstances where a violation of or a liability under environmental requirements could have a material adverse effect on our business or financial condition.

Certain of U.S. Filter’s predecessors distributed or may have distributed cement pipe containing asbestos. Certain of these predecessors are or have been defendants in lawsuits seeking to recover personal injury and other damages for alleged exposure to asbestos in these pipes, and at December 31, 2003, 111 lawsuits remained outstanding. Total defense and settlement costs paid in these settled actions through December 31, 2003 by U.S. Filter have been approximately $2.5 million, the majority of which has been paid by insurance companies. The Acquisition was structured as an asset purchase, and we did not assume any existing or future asbestos-related liabilities relating to U.S. Filter or its predecessors. U.S. Filter and United States Filter Corporation retained these liabilities and jointly and severally agreed to indemnify and defend us from and against these liabilities on an unlimited basis with no termination date. United States Filter Corporation and U.S. Filter also agreed that, until November 22, 2012, U.S. Filter will, and United States Filter Corporation will cause U.S. Filter to maintain U.S. Filter’s corporate existence and ensure that U.S. Filter has sufficient funds to pay any and all of its debts and other obligations, including liabilities retained by U.S. Filter and its indemnification obligations, as and when they become due. In addition, Veolia Environnement (“Veolia,” formerly Vivendi Environnement S.A.) has guaranteed all obligations of United States Filter Corporation and U.S. Filter under the asset purchase agreement, including the indemnity discussed above, up to an aggregate of $50.0 million for a period ending November 22, 2017. Historically, courts have not held the acquirer of an entity’s assets liable for liabilities that are not assumed as part of the transaction unless the asset buyer is found to be a “successor” to the asset seller. Accordingly, we could become subject to asbestos liabilities in the future to the extent we are found to be a successor to U.S. Filter and to the extent U.S. Filter, United States Filter Corporation and Veolia are unable to fulfill their contractual obligations.

Legal Proceedings

In addition to those items disclosed under “—Environmental Matters,” we are from time to time involved in litigation incidental to the conduct of our business. We believe that no litigation currently pending against us, if adversely determined, would have a material adverse effect on our financial position or results of operations.

Management

The following table sets forth certain information with respect to persons who are directors and executive officers of National Waterworks and certain other key employees:

Name	Age	Position
Executive Officers
Harry K. Hornish, Jr.	58	President, Chief Executive Officer and Director
Mechelle Slaughter	47	Chief Financial Officer
Terry Howell	40	Chief Information Officer
J. L. Walker	57	Vice President — Human Resources
Phil Keipp	42	Vice President — Controller

Other Key Employees
Rob Hickson	56	Vice President — Midwest Region
Ed Maczko	56	Vice President — Southwest Region
Ron Hood	58	Vice President — Pacific Region
Jerry Webb	45	Vice President — Southeast Region
Irving Welchons III	55	Vice President — Mid-South Region
Jack Schaller	48	Vice President — Mid-Continent Region
Jack Olson	53	Director — IT

Non-Employee Directors
Todd M. Abbrecht	35	Director
Anthony J. DiNovi	41	Director
Stephen V. McKenna	35	Director
Paul M. Meister	51	Director
C. Dean Metropoulos	57	Director
Stephen P. Murray	41	Director
Kevin G. O’Brien	38	Director
Soren L. Oberg	33	Director

Harry K. Hornish, Jr. has been National Waterworks’ President, Chief Executive Officer and a director since November 22, 2002. Prior thereto Mr. Hornish was President and Chief Operating Officer of U.S. Filter since February 1998. Previously, Mr. Hornish served as U.S. Filter’s Executive Vice President since its inception in 1996. Prior to that, Mr. Hornish was President and Chief Executive Officer of The Utility Supply Group, Inc., which was acquired by U.S. Filter in 1996, after it was spun-off from CertainTeed Corporation in 1994. Mr. Hornish was employed by CertainTeed Corporation from 1987 to 1994, where he held executive positions in both the Building Materials and the Utility Supply divisions. His early career included several sales, marketing, and senior management positions with the distribution division of Owens Corning Fiberglass. Mr. Hornish received a B.A. degree in political science from Marshall University.

Mechelle Slaughter has been National Waterworks’ Chief Financial Officer since November 22, 2002. Prior thereto, she held the same position with U.S. Filter since 1996. Previously, Ms. Slaughter was CFO of The Utility Supply Group, Inc., since its inception in 1994. U.S. Filter acquired The Utility Supply Group, Inc. in 1996. Ms. Slaughter was employed by CertainTeed Corporation from 1980 to 1994, where she held various management positions in accounting and auditing for both the Building Materials and the Utility Supply divisions. Ms. Slaughter received a B.S. degree in accounting from Tarleton State University and is a Certified Public Accountant.

Terry Howell has been National Waterworks’ Chief Information Officer since November 22, 2002. Prior thereto, he served as Vice President of Marketing & System Operations with U.S. Filter since its inception in 1996. Mr. Howell served in various staff positions with U.S. Filter’s predecessor, Davis Water & Waste Industries, Inc. At that company, he served as Manager of Plant Sales, Operations Analyst, IT Manager, and finally as Marketing Manager, where he was part of a four person management team directly responsible for the operations and sales of 25 branches. He joined Davis Water & Waste, Industries, Inc. in 1991 after serving six years as a decorated Commissioned Officer in the U.S. Navy. Mr. Howell received a degree from the US Naval Academy in 1985 in Applied Science — Computer Programming and training as a Gas Turbine Engineer.

J.L. Walker has been National Waterworks’ Vice President of Human Resources since November 22, 2002. Prior thereto he held the same position with U.S. Filter since its inception in 1996. Prior to that, Mr. Walker held the same position with The Utility Supply Group, Inc. since its inception in 1994. Mr. Walker was employed by CertainTeed Corporation from 1980 to 1994, where he held various management positions in Human Resources for both the Building Materials and the Utility Supply divisions. Mr. Walker’s experience also includes ten years in various manufacturing positions and service in the U.S. Navy. Mr. Walker received a B.A. degree from Georgia State University.

Phil Keipp has been National Waterworks’ Vice President—Controller since November 22, 2002. Prior thereto, he held the same position with U.S. Filter since 1998. Previously, Mr. Keipp was Chief Financial Officer with Sidener Supply Company, which U.S. Filter acquired in 1997. Prior to that, Mr. Keipp was with KPMG from 1986 to 1996 where he was a Senior Manager in the firm’s Manufacturing, Retail and Distribution Practice. Mr. Keipp received a B.S. degree in Business Administration with an emphasis in accounting from Lindenwood University. He also attended the University of Missouri in St. Louis and is a Certified Public Accountant.

Rob Hickson has been National Waterworks’ Vice President—Midwest Region since November 22, 2002. Prior thereto, he held the same position with U.S. Filter since 1996. Previously, Mr. Hickson held Regional Vice President positions with WaterPro Supplies Corporation from 1990 until U.S. Filter acquired it in 1996. Mr. Hickson has been employed in the waterworks industry since 1972. Mr. Hickson attended Clemson University and Francis Marion University.

Edward E. Maczko, Jr. has been National Waterworks’ Vice President—Southwest Region since November 22, 2002. Prior thereto, he held the same position with U.S. Filter since 1999. Prior to that, Mr. Maczko served as the District Manager for Arizona. Mr. Maczko held a similar position with The Utility Supply Group, Inc. from 1990 until U.S. Filter acquired it in 1996. He has been employed in the waterworks industry since 1971 and received a B.S. degree in business from Northeastern University.

Ron Hood has been National Waterworks’ Vice President—Pacific Region since November 22, 2002. Prior thereto, he held the same position with U.S. Filter since 1996. Mr. Hood served in the same position with The Utility Supply Group, Inc. until U.S. Filter acquired it in 1996. There he also held various branch and district management positions from 1990 until 1995. Mr. Hood had been employed by manufacturing and distribution companies in the waterworks industry since 1966 and attended Fullerton Jr. College.

Jerry L. Webb has been National Waterworks’ Vice President—Southeast Region since November 22, 2002. Prior thereto, he held the same position with U.S. Filter since 1997. Previously, Mr. Webb served as National Sales Manager of the distribution division of U.S. Filter’s predecessor, Davis Water & Waste Industries, Inc. since 1995. Mr. Webb previously held various management positions with Davis companies from 1988 to 1995. He has been employed in the waterworks industry since 1981 and received a B.B.A. degree in accounting from Valdosta State University.

Irving B. Welchons III has been National Waterworks’ Vice President—Mid-South Region since November 22, 2002. Prior thereto, he held the same position with U.S. Filter since 1996. Previously, Mr. Welchons served as Regional Manager of WaterPro Supplies Corporation from 1991 until it was acquired by U.S. Filter in 1996. Prior to that, Mr. Welchons held various positions in the waterworks distribution industry since 1972. Mr. Welchons attended Virginia Polytechnic Institute and State University.

Jack Schaller has been National Waterworks’ Vice President—Mid-Continent Region since November 22, 2002. Prior thereto, he held the same position with U.S. Filter since 1997. Previously, Mr. Schaller served as President of Sidener Supply Company from 1996 until it was acquired by U.S. Filter in 1997. From 1984 to 1997, Mr. Schaller held numerous positions with Sidener Supply Company, including branch manager of three locations and director of implementation for a new computer system. Mr. Schaller has been employed in the waterworks industry since 1979 and received a degree in Forest Management from the University of Missouri and a Master’s degree in Business Management from Webster University.

Jack Olson has been National Waterworks’ Director of Information Technology since November 22, 2002. Prior thereto, he held the same position with U.S. Filter since 1996. From 1994 to 1996, Mr. Olson served as Director of Information Technology of U.S. Filter’s predecessor, Davis Water & Waste Industries, Inc. Prior to that, Mr. Olson held the position of Systems Engineer and Instructor with IBM from 1977 to 1994. Mr. Olson received a B.A. degree in Mathematics from Southwest Minnesota State University and a M.S. degree in Mathematics from the University of Idaho.

Todd M. Abbrecht became a director of National Waterworks on November 22, 2002. Mr. Abbrecht is a Managing Director of Thomas H. Lee Partners, which he joined in 1992. Prior to joining the firm, Mr. Abbrecht was in the mergers and acquisitions department of Credit Suisse First Boston. Mr. Abbrecht is a director of Affordable Residential Communities, Inc., Michael Foods, Inc., and Simmons Company.

Anthony J. DiNovi became a director of National Waterworks on November 22, 2002. Mr. DiNovi has been employed by Thomas H. Lee Partners, L.P. and its predecessor Thomas H. Lee Company since 1988 and currently serves as Managing Director. Mr. DiNovi is currently a director of American Media, Inc., Endurance Specialty Insurance, Ltd., Eye Care Centers of America, Inc., Fisher Scientific International, Inc., FairPoint Communications, Inc., Michael Foods, Inc., US LEC Corporation, Vertis, Inc., as well as several private companies.

Stephen V. McKenna became a director of National Waterworks on November 22, 2002. Mr. McKenna is a Principal of J.P. Morgan Partners, LLC. Prior to joining J.P. Morgan Partners, LLC in 2000, Mr. McKenna worked in the Investment Banking Division at Morgan Stanley & Co. Prior to joining Morgan Stanley & Co. in 1999, Mr. McKenna worked in the Mergers & Acquisitions Group at J.P. Morgan & Co. from 1996. Currently, he serves as a director of Interline Brands, Inc., as well as several private companies.

Paul M. Meister became a director of National Waterworks on November 22, 2002. Mr. Meister currently serves as Vice Chairman of the board of directors of Fisher Scientific International, Inc. and General Chemical Inc. Mr. Meister is also a Managing Director of Latona Associates, a merchant banking firm. Mr. Meister also serves as a director of M&F Worldwide Corp and Procure Net, Inc.

C. Dean Metropoulos became a director of National Waterworks on November 22, 2002. Mr. Metropoulos is Chairman and CEO of C. Dean Metropoulos & Company, a boutique acquisition and management firm with offices in New York, Greenwich, Connecticut and London. C. Dean Metropoulos & Co. has been involved in more than 45 acquisitions involving over $12 billion in invested capital over the past 12 years.

Stephen P. Murray has been a director of National Waterworks since its incorporation in September 2002. Mr. Murray is a Partner of J.P. Morgan Partners, LLC. Prior to joining J.P. Morgan Partners, LLC in 1984, Mr. Murray was a Vice President with the Middle-Market Lending Division of Manufacturers Hanover Trust Company. Currently, he serves as a director of Strongwood Holdings, The International Cornerstone Group, La Petite Academy, Zoots, Cabela’s, Erisk, Risk Metrics Group, and Pinnacle Foods Holding Corp.

Kevin G. O’Brien became a director of National Waterworks on November 22, 2002. Mr. O’Brien is a Principal of J.P. Morgan Partners, LLC. Prior to joining J.P. Morgan Partners, LLC in 2000, Mr. O’Brien was a Vice President in the High Yield Capital Markets and High Yield Corporate Finance Groups at Chase Securities Inc., (a predecessor of J.P. Morgan Securities, Inc.) since 1994. Previously, he was an officer in the U.S. Navy. Currently, he serves as a director of La Petite Academy and Pinnacle Foods Holding Corp.

Soren L. Oberg became a director of National Waterworks on November 22, 2002. Mr. Oberg has been employed by Thomas H. Lee Partners, L.P. and its predecessor Thomas H. Lee Company since 1993 and currently serves as Vice President. From 1992 to 1993, Mr. Oberg worked at Morgan Stanley & Co., Inc. in the Merchant Banking Division. Mr. Oberg is currently a director of Vertis Holdings, Inc. and American Media, Inc., and also serves on the boards of several private companies.

Committees of the Board of Directors

National Waterworks’ board of directors has a compensation committee and audit committee. The compensation committee reviews and approves the compensation and benefits for our employees, directors and consultants, administers our employee benefit plans, authorizes and ratifies stock option grants and other incentive arrangements and authorizes employment and related agreements. The members of the compensation committee are Messrs. McKenna, Metropoulos and Oberg. The audit committee is responsible for the annual appointment of our independent auditors and reviews the scope of, and approves, all audit and non-audit services and related fees of our independent auditors. The audit committee also reviews with the independent auditors, among other matters, accounting principles we will use in financial reporting, internal auditing procedures and the adequacy of our internal auditing procedures. The members of our audit committee are Messrs. Abbrecht, Meister and O’Brien. Mr. Meister serves as the audit committee’s financial expert.

Compensation of Directors

National Waterworks’ directors who are also our employees or employees of our principal stockholders will receive no additional compensation for their service as directors. Compensation for other directors is $25,000 per annum for collective Board and Committee service. Additionally, National Waterworks provides payment of travel-related expenses incurred in connection with attendance of Board and Committee meetings.

Code of Ethics

Our employee handbook contains certain standards for ethical conduct required of our employees. We require all employees to meet our ethical standards which include compliance with all laws while performing their job duties with high integrity and professionalism.

We have also adopted a Code of Ethics for our Chief Executive Officer, our Chief Financial Officer, our Controller and all other executive officers and other key employees. This Code of Ethics is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with all applicable laws and regulations. A copy of our Code of Ethics is posted on our website at www.nationalwaterworks.com.

Executive Compensation

The following table sets forth the compensation earned by National Waterworks’ chief executive officer and its four other most highly compensated executive officers during 2003 and 2002.

				Other Annual	All Other
Name and Principal Position		Salary	Bonus	Compensation(1)	Compensation(2)
Harry K. Hornish, Jr.,	2003	$426,958	$344,250	—	$6,000
Chief Executive Officer	2002	355,780	159,255	—	1,555,555
Mechelle Slaughter	2003	200,943	162,000	—	6,000
Chief Financial Officer	2002	172,634	77,510	—	935,500
Terry Howell	2003	150,712	121,500	—	6,000
Chief Information Officer	2002	135,708	43,240	—	563,500
J.L. Walker	2003	130,589	48,230	—	6,000
VP-Human Resources	2002	104,512	32,703	—	129,550
Phil Keipp	2003	124,801	46,200	—	3,673
VP-Controller	2002	112,698	36,431	—	129,550

(1)	Excludes perquisites and other benefits the amount of which did not exceed the greater of $50,000 or 10% of the employee’s total salary and bonus.

(2)	Consists of 401(k) contributions by United States Filter Corporation and National Waterworks and the sale of company bonuses paid by United States Filter Corporation. In April 2002, United States Filter Corporation entered into agreements with certain members of management and other key employees of U.S. Filter, including the persons listed in the executive compensation table, to provide them with an opportunity to earn cash incentive “completion bonuses” in connection with the anticipated sale of the business of U.S. Filter. Completion bonus payments were made by United States Filter Corporation following consummation of the Acquisition to each employee with such an agreement, unless such individual’s employment was terminated voluntarily or for cause prior thereto. Payments by United States Filter Corporation pursuant to these arrangements totaled $6.2 million, including $1,550,050, $558,050, $124,050, $124,050 and $930,000 to Messrs. Hornish, Howell, Keipp and Walker, and Ms. Slaughter, respectively.

Employment Agreements. National Waterworks is party to employment agreements with Mr. Hornish, Ms. Slaughter and Mr. Howell providing for base salaries of $425,000, $200,000 and $150,000, respectively, subject to annual adjustment as determined by National Waterworks’ board of directors. Each of the employment agreements provides for (i) a four (4) year term, (ii) a calendar year 2002 bonus equal to the amount scheduled to be paid to them under the 2002 Executive Bonus Plan of U.S. Filter and (iii) in each calendar year commencing on or after January 1, 2003, a bonus, based on EBITDA, ranging from 10% to 100% of base salary.

Additionally, each of the employment agreements provides for certain severance payments to be made if the executive’s employment is terminated without “cause,” due to a resignation for a “good reason” (each as defined in the employment agreement), or involuntarily, such as a consequence of death or disability. Following any of these events, each of Ms. Slaughter and Messrs. Hornish and Howell would be entitled to receive their base salary over the twelve (12) month period commencing on the date of termination, (ii) a pro rata portion of any bonus earned during the calendar year in which the termination occurs payable concurrently with other management bonuses and (iii) reimbursement for any previously unreimbursed expenses.

Each of the employment agreements contains a non-compete and non-solicitation provision pursuant to which each executive agrees not to be affiliated with a competing business during the term of the employment agreement and for a one-year period thereafter, and not to solicit any of our employees, consultants or customers during the term of the employment agreement and for a three-year period thereafter.

Stock Sales and Restricted Stock Grants. Mr. Hornish, Ms. Slaughter, Mr. Howell, Mr. Keipp, Mr. Walker and certain of our other employees are parties to executive subscription and stock purchase agreements with Holdings. Mr. Hornish purchased 20,400 shares of Holdings’ Class B Common Stock, Ms. Slaughter purchased 10,200 shares of Holdings’ Class B Common Stock, Mr. Howell purchased 2,700 shares of Holdings’ Class B Common Stock, Messrs. Keipp and Walker each purchased 1,266 shares of Holdings’ Class B Common Stock, and other employees purchased 25,266 shares of Holdings’ Class B Common Stock, in each case at a purchase price of $50.00 per share of Class B Common Stock. Such shares of Class B Common Stock represent, in the aggregate, 1.28% of Holdings’ fully-diluted equity.

In addition, each of Mr. Hornish, Ms. Slaughter, Mr. Howell, Mr. Keipp, Mr. Walker and certain of our other employees purchased for nominal consideration the conditional right to receive, in the aggregate, up to 11.75% of the fully-diluted capital stock of Holdings, comprised of shares of Holdings’ Class A Common Stock and entered into a restricted stock agreement with Holdings. Under the restricted stock agreements, the shares of Class A Common Stock are subject to three forms of vesting:

•	time-based vesting over a four-year period, covering 50% of the applicable employee’s shares;

•	performance-based vesting based on EBITDA targets over a four-year period, covering 25% of the applicable employee’s shares; and

•	performance-based vesting based on net working capital targets over a four-year period, covering 25% of the applicable employee’s shares.

All time-based vesting shall immediately accelerate if the employee’s employment is terminated without cause within one year of a sale of Holdings or National Waterworks and all performance-based vesting shall immediately accelerate if Holdings or National Waterworks are sold or if there is a public offering of equity securities of Holdings or National Waterworks, in each case, in which the Sponsors realize a specified return on their original investment.

In all other cases, upon termination of employment, all time-based and performance-based vesting shall also immediately cease, subject to certain pro rata vesting as of the date such employee is terminated, and all unvested shares shall be subject to repurchase. In addition, all vested shares shall also be subject to repurchase if an employee’s employment is terminated for cause. All shares subject to performance-based vesting shall automatically and immediately vest on the eighth anniversary of the effective date of the restricted stock agreement if the employee remains employed by us. Each employee shall be obligated to vote unvested shares in the same manner and proportions as the votes cast by the holders of Holdings’ voting capital stock not subject to repurchase rights.

The restricted stock agreements executed by Messrs. Keipp and Walker contain non-compete and non-solicitation provisions substantially similar to those contained in the employment agreements discussed above.

Compensation Committee Interlocks and Inside Participation

During fiscal 2003 no executive officer of National Waterworks served as a member of the board of directors or compensation committee (or other board committee performing similar functions) of another entity.

The compensation committee is authorized to make recommendations to the Board of Directors with respect to the general compensation and benefits for executive officers. The compensation committee utilizes the same performance appraisal form used for other National Waterworks employees to evaluate the performance of executive officers on an annual basis. Certain executive officers are parties to employment agreements with National Waterworks as previously described in Employment Agreements in this section.

Security Ownership of Certain
Beneficial Owners and Management

Holdings owns 100% of our capital stock. The capital stock of Holdings is comprised of Class A Common Stock and Class B Common Stock. The Class A Common Stock and Class B Common Stock vote together as a single class on all matters to be voted on by Holdings’ stockholders. Seventy-five percent of the holders of Class B Common Stock have the right to prevent Holdings from taking certain corporate actions, including creating, issuing or authorizing any shares of its capital stock, redeeming any shares of its capital stock, or taking any action that could result in its liquidation, sale or dissolution. The holders of Class B Common Stock are entitled to receive a compounded return of 9% on the original cost of such shares. In the event that Holdings makes a distribution, the holders of Class B Common Stock have the right to receive such distribution up to the amount of such compounded return and original cost prior to the holders of Class A Common Stock receiving any part of such distribution.

The following table sets forth information with respect to the ownership of the capital stock of Holdings as of March 2, 2004 by:

•	each person known to own beneficially more than 5% of the common stock,

•	each of our directors,

•	each of the executive officers named in the summary compensation table above, and

•	all of our executive officers and directors as a group.

Notwithstanding the beneficial ownership of common stock presented below, a stockholders’ agreement governs the stockholders’ exercise of their voting rights with respect to election of directors and certain other material events. The parties to the stockholders’ agreement have agreed to vote their shares to elect the board of directors as set forth therein.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

	Number of shares
	of Class A and
	Class B Common
	Stock beneficially	Percent of
Name of beneficial owner	owned(1)	Common Stock(1)
JPMP Capital Corp.(2)	2,059,351	43.1%
Thomas H. Lee Equity Fund V, L.P. and Co-Investment Entities(3)	2,059,351	43.1%
Todd M. Abbrecht(6)	2,024,278	42.4%
Anthony J. DiNovi(6)	2,024,278	42.4%
Paul M. Meister(7)	20,000	*
C. Dean Metropoulos(8)	20,000	*
Stephen P. Murray(4)	2,059,351	43.1%
Kevin G. O’Brien(4)	2,059,351	43.1%
Soren L. Oberg(5)	2,020,248	42.3%
Stephen V. McKenna(4)	2,059,351	43.1%
Harry K. Hornish, Jr.(9)	210,759	4.4%

Mechelle Slaughter(9)	105,380	2.2%
Terry Howell(9)	50,290	1.1%
Phil Keipp(9)	13,163	*
J.L. Walker(9)	13,163	*
All directors and executive officers as a group	4,516,385	94.5%

*	Less than 1%

(1)	Represents the aggregate ownership of the Class A and Class B Common Stock of Holdings. The Class A Common Stock is owned only by certain members of our senior management.

(2)	Includes 1,622,232.59 shares, 257,062.33 shares, 35,042.82 shares, 130,472.86 shares and 14,540.40 shares of Class B Common Stock owned by J.P. Morgan Partners (BHCA), L.P., J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors A, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P. and J.P. Morgan Partners Global Investors (Cayman) II, L.P., respectively. JPMP Capital Corp. is the direct or indirect general partner of each of these entities. JPMP Capital Corp. and each of the foregoing entities is an affiliate of J.P. Morgan Partners, LLC and has an address c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, 39th Floor, New York, New York 10020.

(3)	Includes 1,586,701 shares, 411,684 shares, 21,863 shares, 12,398 shares, 10,656 shares, 9,516 shares, 2,503 shares and 4,030 shares of Class B Common Stock owned by each of Thomas H. Lee Equity Fund V, L.P., Thomas H. Lee Parallel Fund V, L.P., Thomas H. Lee Cayman Fund V, L.P. (collectively, the “THL Funds”), Putnam Investments Holdings, LLC, Putnam Investments Employees’ Securities Company I LLC, Putnam Investments Employees’ Securities Company II LLC (collectively, the “Putnam Funds”), 1997 Thomas H. Lee Nominee Trust (the “Lee Trust”) and Thomas H. Lee Investors Limited Partnership (“Investors”), respectively. The shares held by the THL Funds may be deemed to be beneficially owned by THL Equity Advisors V, LLC (“Advisors”), the general partner of each of the THL Funds. Advisors disclaims beneficial ownership of such shares. The Putnam Funds, the Lee Trust and Investors are co-investment entities of the THL Funds and each disclaims beneficial ownership of any shares other than those shares held directly by such entity. Each of the THL Funds, Advisors, Investors and the Lee Trust has an address c/o Thomas H. Lee Partners, L.P., 75 State Street, Suite 2600, Boston, Massachusetts 02109. The Putnam Funds have an address c/o Putnam Investment, Inc., 1 Post Office Square, Boston, Massachusetts 02109.

(4)	Each of Messrs. Murray, McKenna and O’Brien may be deemed the beneficial owner of the shares of common stock owned by affiliates of J.P. Morgan Partners, LLC set forth in note (2) due to their status as a partner or principal of J.P. Morgan Partners, LLC, which controls such entity. Each such person disclaims beneficial ownership of any such shares, except to the extent of his pecuniary interest.

(5)	Mr. Oberg may be deemed the beneficial owner of the shares of common stock owned by the THL Funds due to his status as an officer of Thomas H. Lee Partners, L.P. Mr. Oberg disclaims beneficial ownership of any such shares.

(6)	Each of Messrs. Abbrecht and DiNovi may be deemed the beneficial owner of the shares of common stock owned by the THL Funds and Investors in their capacity as a managing director of Thomas H. Lee Partners, L.P. Each of Messrs. Abbrecht and DiNovi disclaim beneficial ownership of such shares.

(7)	Shares are owned by a limited liability company of which Mr. Meister is manager.

(8)	Shares are owned by a trust for the benefit of the children of Mr. Metropoulos.

(9)	Each of Mr. Hornish, Ms. Slaughter, and Messrs. Howell, Keipp and Walker holds 190,359 shares, 95,180 shares, 47,590 shares, 11,897 shares and 11,897 shares of Class A Common Stock, respectively, and 20,400 shares, 10,200 shares, 2,700 shares, 1,266 shares and 1,266 shares of Class B Common Stock, respectively.

Certain Relationships and Related Party Transactions

Stockholders’ Agreement

In connection with the Transactions, Holdings entered into a stockholders’ agreement with all of its stockholders. The stockholders’ agreement, among other matters:

•	restricts the transfer of Holdings’ shares, subject to certain exceptions, and provides that all transferees must become a party to the stockholders’ agreement;

•	establishes a board of directors of Holdings and us consisting of nine directors, of which:

•	three will be nominated by the stockholders affiliated with J.P. Morgan Partners, LLC (the “JPM Directors”) so long as they own at least 25% of Holdings’ common stock on a fully diluted basis; or two persons if they own less than 25% but 10% or more of Holdings’ common stock, and one person if they own more than 0% but less than 10% of Holdings’ common stock,

•	three will be nominated by the stockholders affiliated with Thomas H. Lee Partners, L.P. (the “THL Directors”) so long as they own at least 25% of Holdings’ common stock on a fully diluted basis; or two persons if they own less than 25% but 10% or more of Holdings’ common stock, and one person if they own more than 0% but less than 10% of Holdings’ common stock,

•	one will be our chief executive officer; and

•	two shall be nominated by the other directors including a majority of each of the JPM Directors and the THL Directors so long as the affiliates of J.P. Morgan Partners, LLC or Thomas H. Lee Partners, L.P., respectively, own at least 10% of Holdings’ common stock on a fully-diluted basis;

•	requires each stockholder of Holdings to vote all their shares for the election of the persons nominated as directors as provided above;

•	prohibits Holdings from taking the following actions without the prior approval of the stockholders affiliated with each of J.P. Morgan Partners, LLC and Thomas H. Lee Partners, L.P. so long as in each case the stockholders affiliated with the applicable Sponsor owns at least 10% of Holdings’ outstanding capital stock:

•	materially changing the duties of or terminating our chief executive officer, chief financial officer, chief operating officer or chief information officer, amending or revising any employment agreement with any such officer, or, if any such officer is terminated, hiring a replacement for such officer;

•	incurring indebtedness outside of the ordinary course of business;

•	entering into agreements to acquire a controlling interest in, or all or substantially all of the assets of, another entity;

•	making investments or capital expenditures, in each case in excess of $250,000 that are not included in the annual operating budget approved by the board;

•	disposing of assets outside the ordinary course of business and other than sales of fully depreciated or obsolete or surplus tangible personal property;

•	entering into transactions with affiliates subject to specified exceptions; or

•	effecting any changes in our strategic direction not specified in our annual strategic plan;

•	contains rights of the Class B stockholders and, under certain circumstances, the Class A stockholders to participate in transfers of Holdings’ shares by stockholders to third parties;

•	requires the stockholders to participate in and cooperate in consummating a sale of Holdings that is approved by stockholders holding at least 75% of the outstanding Class B shares;

•	grants Holdings and the stockholders affiliated with the Sponsors, including certain of their affiliates, certain rights of first refusal with respect to transfers of Holdings’ Class B shares to third parties by Class B stockholders other than those affiliated with the Sponsors and grants the stockholders affiliated with a Sponsor certain rights of first refusal with respect to transfers of Holdings’ shares to third parties by the other Sponsor;

•	grants the holders of Class B Common Stock certain preemptive rights; and

•	requires each stockholder of Holdings (other than stockholders affiliated with the Sponsors) to grant an irrevocable proxy to our chief executive officer, to vote all such stockholder’s shares in order to effectuate the provisions of the stockholders agreement.

Prior to an initial public offering of capital stock of Holdings, the stockholders’ agreement provides that Holdings will be required to redeem each issued and outstanding share of its Class B Common Stock for:

•	the unreturned original cost and unpaid yield upon such shares to the date of the closing of the initial public offering, which may be paid in cash, to the extent contractually permitted, or short-term securities, or a combination thereof, as may be reasonably acceptable to holders of 75% of the Class B Common Stock then outstanding plus;

•	one share of its Class A Common Stock.

The stockholders’ agreement will terminate upon the sale, dissolution or liquidation of Holdings.

Registration Rights Agreement

In connection with the Transactions, Holdings entered into a registration rights agreement with the holders of Class B Common Stock. The registration rights agreement, among other matters, provides for the following, subject to certain customary limitations:

•	Demand registration. At any time following the effective date of a registration statement filed by Holdings with respect to an initial public offering of its capital stock, at the request of stockholders of Holdings affiliated with a Sponsor, Holdings will be required to use its best efforts to register the common shares, including shares convertible or exercisable for common shares, of Holdings held by such requesting stockholders under the Securities Act provided that the anticipated aggregate offering price to the public is at least $25 million. The registration rights agreement provides for up to three demand registrations on Form S-1 for each Sponsor and its affiliates who are stockholders of Holdings.

•	Piggyback registration. If Holdings proposes to register any of its shares for its own account or otherwise, it must give written notice to each of its Class B stockholders of its intention to register and upon written request, Holdings must use its best efforts to cause all requested shares to be included in such registration on the same terms and conditions as the securities otherwise being sold, subject to standard cutback and other customary restrictions.

•	Registration on Form S-3. If Holdings will have qualified for the use of Form S-3, the stockholders affiliated with a Sponsor will have the unlimited right to request that Holdings effect a registration under the Securities Act using Form S-3. Holdings will not be obligated to effect any such registration if the anticipated gross offering price of all shares to be registered would be less than $10,000,000 or if Holdings will have effected four or more registration statements on Form S-3 during the 12-month period prior to the date of such request for registration.

In addition, the registration rights agreement provides for the payment by Holdings of all of the fees and expenses of any registration provided for in such agreement, including the attorney’s fees for the selling stockholders but excluding underwriting discounts and selling commissions which shall be borne by the selling stockholders on a pro rata basis. The registration rights agreement also contains standard indemnification provisions customary in an agreement of this type from Holdings to the selling stockholders.

Arrangement with Sponsors

In connection with the Transactions, we entered into a management agreement with the Sponsors. Under this agreement, the Sponsors agreed to provide us with financial advisory and other services. We will pay each Sponsor an annual management fee in the amount of $0.5 million, or $1.0 million in the aggregate, commencing July 1, 2004. We will pay this fee quarterly in advance. We will also reimburse the Sponsors for all expenses incurred by them in connection with the agreement. The management agreement also contains standard indemnification provisions for agreements of this type. The management agreement may be terminated by a Sponsor with respect to that Sponsor only, or by mutual consent of the Sponsors, at any time on 30 days notice, and will terminate with respect to a Sponsor on the date such Sponsor owns less than 5% of the capital stock of Holdings that it purchased on the closing date of the Acquisition. In addition, the management agreement may be terminated with respect to a Sponsor in connection with an IPO or a change in law, occurrence or event which causes the existence of the management agreement to render any of the directors designated by a Sponsor an “interested” or not otherwise independent director or adversely affects such Sponsor’s right to designate a director or such director’s ability to perform his duties as director. In such event, such Sponsor will be entitled to receive a termination fee equal to the net present value of the fees which would have been paid to the Sponsor for the 10 year period commencing on the date of termination.

In addition, upon consummation of the Transactions, we paid each Sponsor a transaction fee in the amount of $8.0 million ($16.0 million in the aggregate). We also paid all expenses of the Sponsors and their controlled affiliates, including the fees and expenses of their respective counsel and other advisors and consultants, in connection with the Acquisition. These arrangements with the Sponsors also contain standard indemnification provisions by us of the Sponsors.

Arrangements with Affiliates of J.P. Morgan Partners, LLC

In connection with the Transactions, we entered into the senior credit facility with J.P. Morgan Securities Inc. as a co-syndication agent and as a joint lead arranger and Chase Lincoln First Commercial Corp., an affiliate of JPMorgan Chase Bank, as a lender. J.P. Morgan Securities Inc. was also an initial purchaser of the notes. Both J.P. Morgan Securities Inc. and Chase Lincoln First Commercial Corp. are affiliates of J.P. Morgan Partners, LLC. In connection with the senior credit facility and amendments thereto, J.P. Morgan Securities Inc. and Chase Lincoln First Commercial Corp. received customary fees for acting in such capacities. J.P. Morgan Securities Inc. was also paid customary underwriting fees in connection with the offering of the notes.

Tax Allocation Agreement with Holdings

We will file Federal income tax returns with Holdings on a consolidated basis. At closing of the Transactions, we entered into a tax allocation agreement with Holdings which provides that we will make distributions to Holdings, and it will make contributions to us, such that we will incur the expense for taxes generated by our business on the same basis as if we did not file consolidated tax returns.

Description of Certain Indebtedness

General

On the closing date of the Transactions, Holdings and National Waterworks entered into a senior credit facility with J.P. Morgan Securities Inc. and Goldman Sachs Credit Partners L.P. as joint lead arrangers, joint bookrunners and co-syndication agents, UBS AG, Stamford Branch, as administrative agent, and certain banks and financial institutions as lenders. On August 7, 2003 and December 2, 2003 the senior credit facility was amended, and the description set forth below describes the senior credit facility as so amended.

The senior credit facility consists of

•	a $75.0 million senior secured revolving credit facility that matures on November 22, 2008; and

•	a $250.0 million senior secured term loan facility that matures on November 22, 2009, all of which was borrowed to finance the Acquisition (and was subsequently refinanced pursuant in August 2003).

Our senior credit facility permits us to issue up to an additional $100.0 million of credit facilities without the consent of the existing lenders thereunder, so long as no default or event of default under the senior credit facility has occurred and is continuing or would occur after giving effect to such issuance and certain other conditions are satisfied, including pro forma compliance with certain senior leverage ratios.

Security and Guarantees

Our obligations under the senior credit facility are unconditionally and irrevocably guaranteed jointly and severally by Holdings and each of Holdings’ and our respective future domestic and, to the extent no material adverse tax consequences would result, foreign subsidiaries, if any. We do not currently have any subsidiaries.

Our obligations under the senior credit facility, and the guarantees of those obligations, are secured by substantially all of our and Holdings’ assets and substantially all of the assets of each of Holdings’ and our future domestic and, to the extent no material adverse tax consequences would result, foreign subsidiaries, if any, including but not limited to:

•	a first priority pledge of 100% of our capital stock and 100% of the capital stock of each of Holdings’ and our future domestic and, to the extent no material adverse tax consequences would result, foreign subsidiaries, if any; and

•	a perfected first-priority security interest in substantially all tangible and intangible assets of Holdings, us and each of Holdings’ and our future domestic and, to the extent no material adverse tax consequences would result, foreign subsidiaries, if any.

Interest Rates and Fees

Borrowings under the senior credit facility bear interest as follows:

•	Revolving credit facility: (a) in the case of loans with an interest rate based on the ABR rate, an applicable margin of 2.00% per annum plus the higher of (1) UBS AG, Stamford Branch’s prime rate and (2) the federal funds effective rate plus 0.5% or (b) in the case of loans with an interest rate based on the Eurodollar rate, the Eurodollar rate plus an applicable margin of 3.00% per annum. Such applicable margins are currently subject to reduction if we attain certain leverage ratios; and

•	Term loan facility: (a) in the case of loans with an interest rate based on the ABR rate, an applicable margin of 1.75% per annum plus the higher of (1) UBS AG, Stamford Branch’s prime rate and (2) the federal funds effective rate plus 0.5% or (b) in the case of loans with an interest rate based on the Eurodollar rate, the Eurodollar rate plus an applicable margin of 2.75% per annum.

The senior credit facility provides for the payment to the lenders of a commitment fee on average unused commitments under the revolving credit facility initially equal to 0.5% per annum. Such commitment fee is currently subject to reduction if we attain certain leverage ratios.

Scheduled Amortization Payments and Mandatory Prepayments

The term loan facility provides for quarterly amortization payments of $3.75 million in 2004 and 2005, $5.0 million in 2006, $6.25 million in 2007 and 2008, with the balance of the facility to be repaid quarterly and at maturity during 2009.

In addition, the senior credit facility requires us to prepay outstanding term loans and, after the term loans have been repaid in full, to prepay outstanding revolving credit loans, subject to certain exceptions, with:

•	100% of the net cash proceeds of certain asset dispositions or insurance recoveries by us, Holdings or our and Holdings’ respective subsidiaries which are not reinvested in our business within twelve months of the disposition or recovery, as applicable;

•	75% of the net cash proceeds of equity issued by us or our subsidiaries in a public offering or in a private placement that is underwritten, placed or initially purchased by one or more investment banks;

•	75% of Excess Cash Flow (as defined in the Credit Agreement), determined generally as the amount by which our operating cash flow exceeds the sum of our capital expenditures (including in respect of permitted acquisitions), repayments of indebtedness and certain other amounts; and

•	100% of the net cash proceeds of debt issuances by us, Holdings or Holdings’ and our respective subsidiaries other than debt permitted to be incurred by us, Holdings or Holdings’ and our respective subsidiaries under the limitation on debt covenant of the senior credit facility.

The prepayment percentage above with respect to equity issuances and excess cash flow will be reduced to 50% if our ratio of consolidated total debt to consolidated EBITDA as of the last day of the applicable fiscal year is not greater than 4.0 to 1.0.

Voluntary Prepayments

The senior credit facility provides for voluntary prepayments of the loans and voluntary reductions of the unutilized portion of the commitments under the revolving credit facility, subject to certain conditions and without premium or penalty, subject to customary breakage costs in the case of Eurodollar loans.

Covenants

Our senior credit facility contains financial, affirmative and negative covenants that we believe are usual and customary for a senior secured credit agreement. The negative covenants in the senior credit facility include, among other things, limitations, each of which are subject to standard and customary exceptions for financings of this type and certain other exceptions, on Holdings’, our and Holdings’ and our respective subsidiaries’, if any, ability to:

•	declare dividends and make other distributions;

•	redeem and repurchase our capital stock;

•	prepay, redeem and repurchase certain of our indebtedness, including the notes;

•	make loans and investments, including acquisitions;

•	incur additional indebtedness;

•	grant liens;

•	enter into sale-leaseback transactions;

•	modify the terms of the notes or certain capital stock;

•	restrict dividends from our subsidiaries;

•	enter into new lines of business;

•	recapitalize, merge, consolidate or enter into acquisitions;

•	sell our assets; and

•	enter into transactions with our affiliates.

Our senior credit facility also requires that we maintain:

•	a ratio of consolidated total debt to consolidated EBITDA of not more than (i) 5.75 to 1.0 as of the last day of any period of four consecutive fiscal quarters ending on or prior to September 30, 2004 and (ii) 5.0 to 1.0 as of the last day of any period of four consecutive fiscal quarters ending after September 30, 2004 and on or prior to September 30, 2005, which 5.0 to 1.0 maximum leverage ratio shall be decreased to 4.75 to 1.0 on December 31, 2005 and by 0.25 on December 31 of each year thereafter; and

•	a ratio of consolidated EBITDA to consolidated interest expense of not less than (i) 2.0 to 1.0 for any period of four consecutive fiscal quarters ending on or prior to September 30, 2004 (ii) 2.15 to 1.0 for any period of four consecutive fiscal quarters ending after September 30, 2004 and on or prior to September 30, 2005, (iii) 2.25 to 1.0 for any period of four consecutive fiscal quarters ending after September 30, 2005 and on or prior to September 30, 2006, (iv) 2.35 to 1.0 for any period of four consecutive fiscal quarters ending after September 30, 2006 and on or prior to September 30, 2007 and (v) 2.50 to 1.0 for any period of four consecutive fiscal quarters ending thereafter.

In addition, the senior credit facility prohibits us from making capital expenditures in excess of $5 million in the ordinary course of business in any fiscal year, except that amounts not expended in any fiscal year may be carried over to the next succeeding fiscal year only. In the event we make specified permitted acquisitions, the foregoing amount will be increased by an amount equal to 1% of the net sales of the acquired business for the four quarters immediately preceding the date of acquisition.

Events of Default

Our senior credit facility contains certain customary events of default with respect to Holdings, us and each of our subsidiaries, including, among others:

•	nonpayment of principal or interest under the senior credit facility;

•	breach of the affirmative or negative covenants;

•	material breach of the representations or warranties;

•	cross-default and cross-acceleration to other material indebtedness;

•	bankruptcy or insolvency;

•	material judgments entered against Holdings, us or any of our subsidiaries;

•	certain ERISA violations;

•	actual or asserted invalidity of the security documents or guarantees associated with the senior credit facility;

•	a change in control, as described in the senior credit facility;

•	engagement by Holdings, in any activity other than that associated with being a passive holding company; and

•	if the notes cease to be validly subordinated to the senior credit facility.

Description of Notes

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, “National Waterworks” refers only to National Waterworks, Inc. and not to any of its Subsidiaries.

On November 22, 2002, we issued $200,000,000 aggregate principal amount of notes under an indenture dated as of November 22, 2002, by and among National Waterworks and Wells Fargo Bank Minnesota, National Association, as trustee. A copy of the indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. A copy of the indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Brief Description of the Notes and the Guarantees

The Notes

The notes are:

•	general unsecured obligations of National Waterworks;

•	subordinated in right of payment to all existing and future Senior Debt of National Waterworks;

•	pari passu in right of payment with any future senior subordinated Indebtedness of National Waterworks; and

•	senior in right of payment to any future subordinated Indebtedness of National Waterworks.

The Guarantees

The notes will be guaranteed by all of National Waterworks’ Domestic Subsidiaries. As of the date of this prospectus, National Waterworks does not have any Subsidiaries.

Each guarantee of the notes will be:

•	a general unsecured obligation of the Guarantor;

•	subordinated in right of payment to all existing and future Senior Debt of that Guarantor;

•	pari passu in right of payment with any future senior subordinated Indebtedness of that Guarantor; and

•	senior in right of payment to any future subordinated Indebtedness of the Guarantor.

As of December 31, 2003, National Waterworks had total debt outstanding, excluding the notes, of approximately $240.0 million, and approximately $75.0 million was available to National Waterworks for additional borrowings under its credit facility, all of which would constitute Senior Debt ranking ahead of the notes. A portion of the revolving credit facility was also used to support outstanding letters of credit. As indicated above and as discussed in detail below under the caption “—Subordination,” payments on the notes and under the guarantees will be subordinated to the payment of Senior Debt. The indenture will permit both National Waterworks and the Guarantors to incur additional Senior Debt.

As of the date of this prospectus, National Waterworks does not have any Subsidiaries. All of National Waterworks’ future Subsidiaries will be “Restricted subsidiaries,” except that under the circumstances described below under the subheading “—Certain covenants—Designation of restricted and unrestricted subsidiaries,” National Waterworks will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” National Waterworks’ Unrestricted Subsidiaries, if any exist in the future, will not be subject to many of the restrictive covenants in the indenture, and they will not guarantee the notes.

Principal, Maturity and Interest

$200.0 million aggregate principal amount of notes are outstanding under the indenture. National Waterworks may issue additional notes from time to time. Any issuance of additional notes will be subject to the covenant described below under the caption “—Certain covenants— Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes, together with any additional notes subsequently issued under the indenture rank equally and shall be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. National Waterworks will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on December 1, 2012.

Interest on the notes accrues at the rate of 10.50% per annum and is payable semi-annually in arrears on June 1 and December 1. National Waterworks will make each interest payment to the Holders of record on the immediately preceding May 15 and November 15. Interest on the notes accrues from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder owning at least $5.0 million in principal amount of notes has given wire transfer instructions to National Waterworks, National Waterworks will pay all principal, interest and premium, if any, on that Holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York (which will initially be the corporate trust office of the trustee) unless National Waterworks elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar for the notes. National Waterworks may change the paying agent or registrar without prior notice to the Holders of the notes, and National Waterworks or any of its Restricted Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes or similar government charges due on transfer or exchange. National Waterworks is not required to transfer or exchange any note selected for redemption except the unredeemed portion of any note being redeemed in part. Also, National Waterworks is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed or between a record date and the next succeeding interest payment date.

Subsidiary Guarantees

The notes will be guaranteed by each of National Waterworks’ Domestic Subsidiaries, if any. As of the date of this prospectus, National Waterworks does not have any Subsidiaries. Subject to the conditions described below, the Guarantors will, jointly and severally, unconditionally guarantee on a senior subordinated basis the performance and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of National Waterworks under the indenture and the notes, whether for principal, or premium, if any, or interest on the notes or otherwise. The Guarantors will also pay, on a senior subordinated basis and in addition to the amount stated above, any and all expenses (including counsel fees and expenses) incurred by the trustee under the indenture in enforcing any rights under a subsidiary guarantee with respect to a Guarantor. Each subsidiary guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor on the same basis as the notes are subordinated to the Senior Debt of National Waterworks. The obligations of each Guarantor under its subsidiary guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors— Risks Related to the

Notes—Federal and state fraudulent transfer laws permit a court to void the notes and any guarantees, and, if that occurs, you may not receive any payment on the notes.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than National Waterworks or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger, if other than such Guarantor, assumes all the obligations of that Guarantor under the indenture, its subsidiary guarantee and the Exchange and Registration Rights Agreement pursuant to a supplemental indenture satisfactory to the trustee and completes all other required documentation; or

(b)	in the case of a sale or disposition constituting an Asset Sale, the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

Notwithstanding the foregoing, a Restricted Subsidiary may consolidate with, merge into or transfer all or part of its assets and properties to National Waterworks or a Subsidiary of National Waterworks that is a Guarantor.

The subsidiary guarantee of a Guarantor will be released:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation or otherwise) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of National Waterworks, if the sale or other disposition complies with the “Asset Sale” provisions of the indenture;

(2)	in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of National Waterworks, if the sale complies with the “Asset sale” provisions of the indenture;

(3)	if National Waterworks designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4)	upon any legal defeasance in accordance with the terms of the indenture; or

(5)	if such Guarantor is or becomes a Receivables Subsidiary.

See “—Repurchase at the Option of Holders—Asset Sales,” “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” and “—Legal Defeasance and Covenant Defeasance.”

Subordination

The payment of principal, interest and premium, if any, on the notes is subordinated to the prior payment in full of all Senior Debt of National Waterworks, including Senior Debt incurred after the date of the indenture.

The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt whether or not such interest is an allowed claim in any such proceeding) before the Holders of notes will be entitled to receive any payment or distribution with respect to the notes (except that Holders of notes may receive and retain Permitted Junior Securities and payments made from the trust, if any, as described under “—Legal Defeasance and Covenant Defeasance”), in the event of any distribution to creditors of National Waterworks:

(1)	in a liquidation or dissolution of National Waterworks;

(2)	in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to National Waterworks or its property;

(3)	in an assignment for the benefit of creditors; or

(4)	in any marshaling of National Waterworks’ assets and liabilities.

National Waterworks also may not make any payment or distribution in respect of the notes (except in the form of Permitted Junior Securities or from the trust described under “—Legal Defeasance and Covenant Defeasance”) and may not make any deposits with the trustee as described under “—Legal Defeasance and Covenant Defeasance” if:

(1)	a payment default on Designated Senior Debt occurs and is continuing; or

(2)	any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity, and the trustee receives a notice of such default (a “Payment Blockage Notice”) from National Waterworks or the Representative of any Designated Senior Debt.

Payments on the notes may and will be resumed at the first to occur of the following:

(1)	in the case of a payment default on Designated Senior Debt, upon the date on which such default is cured or waived; and

(2)	in the case of a nonpayment default on Designated Senior Debt, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

Notwithstanding the foregoing, National Waterworks may make payment on the notes if National Waterworks and the trustee receive written notice approving such payment from the Representative of the Designated Senior Debt with respect to which either of the events set forth in clause (1) and (2) of this paragraph has occurred and is continuing.

No new Payment Blockage Notice may be delivered unless and until:

(1)	365 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2)	all scheduled payments of principal, interest and premium, if any, on the notes that have come due have been paid in full in cash.

Not more than one Payment Blockage Notice may be given in any consecutive 365-day period, irrespective of the number of defaults with respect to all Designated Senior Debt during such period, provided that if any Payment Blockage Notice is delivered to the trustee by or on behalf of the holders of Designated Senior Debt of National Waterworks (other than the holders of Indebtedness under the Credit Agreement), a Representative of holders of Indebtedness under the Credit Agreement may give another Payment Blockage Notice within such period. However, in no event may the total number of days during which any payment blockage period or periods on the notes is in effect exceed 179 days in the aggregate during any consecutive 365-day period, and there must be at least 186 days during any consecutive 365-day period during which no payment blockage period is in effect.

The failure to make any payment on the notes by reason of the subordination provisions of the indenture will not be construed as preventing the occurrence of an Event of Default with respect to the notes by reason of the failure to make a required payment. Upon termination of any period of payment blockage, National Waterworks will be required to resume making any and all required payments under the notes, including any missed payments. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice.

If the trustee or any Holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trust described under "—Legal Defeasance and Covenant Defeasance”) when:

(1)	the payment is prohibited by these subordination provisions; and

(2)	the trustee or the Holder has actual knowledge that the payment is prohibited;

the trustee or the Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the Holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

National Waterworks must promptly notify the Representative of Designated Senior Debt if payment of the notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of National Waterworks, Holders of notes may recover less ratably than creditors of National Waterworks who are holders of Senior Debt. See “Risk Factors—Risks Related to the Notes—The notes are, and guarantees by any of our future domestic subsidiaries will be, effectively subordinated to all of our and any future subsidiaries’ senior debt.”

Optional Redemption

At any time prior to December 1, 2005, National Waterworks may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 110.50% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the Net Cash Proceeds from one or more Equity Offerings by National Waterworks or Holdings (so long as such Net Cash Proceeds are contributed by Holdings to National Waterworks as common equity); provided that:

(1)	at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the redemption (excluding any notes held by National Waterworks and its Subsidiaries); and

(2)	the redemption occurs within 60 days of the date of the closing of such Equity Offering.

The notes may be redeemed, in whole or in part, at any time prior to December 1, 2007, at the option of National Waterworks upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Except as described in the two preceding paragraphs, the notes will not be redeemable at National Waterworks’ option prior to December 1, 2007.

On or after December 1, 2007, National Waterworks may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the notes redeemed, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

Year	Percentage
2007	105.25%
2008	103.50%
2009	101.75%
2010 and thereafter	100.00%

Unless National Waterworks defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

If less than all of the notes are to be redeemed, the procedures described below under “—Selection and notice” will apply.

No Mandatory Redemption or Sinking Fund

National Waterworks is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs and National Waterworks does not exercise its option to redeem the notes, each Holder of notes will have the right to require National Waterworks to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s notes pursuant to a Change of Control offer on the terms set forth in the indenture (a “Change of Control Offer”). In the Change of Control Offer, National Waterworks will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Within 30 days following any Change of Control, National Waterworks will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. National Waterworks will comply with the requirements of Section 14(e) of and Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, National Waterworks will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On the Change of Control Payment Date, National Waterworks will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by National Waterworks.

The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

In the event that at the time of the Change of Control the terms of any agreement governing Senior Debt of National Waterworks or its Subsidiaries restrict or prohibit the repurchase of notes pursuant to this covenant, then prior to the mailing of notice to Holders of notes provided for above, but in any event within 60 days following a Change of Control, National Waterworks will either:

(1)	repay all outstanding Senior Debt or offer to repay all such Senior Debt and repay the Indebtedness of each lender who has accepted the offer or,

(2)	obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant.

National Waterworks will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

If National Waterworks does not obtain such consents or repay such Indebtedness, National Waterworks will remain prohibited from purchasing the notes pursuant to this covenant. In such event, National Waterworks’ failure to make the offer to purchase pursuant to this covenant would constitute an Event of Default under the indenture which in turn would constitute a default under the Credit

Agreement. In such circumstances, the subordination provisions of the indenture would likely prohibit payments to the Holders of the notes.

The provisions described above that require National Waterworks to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that National Waterworks repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

National Waterworks will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by National Waterworks and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of National Waterworks and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require National Waterworks to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of National Waterworks and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving National Waterworks and Holdings by increasing the capital required to effectuate such transactions.

Asset Sales

National Waterworks will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	National Waterworks (or the Restricted Subsidiary, as the case may be) receives consideration (including by way of relief from, or by any other person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)	in the case of Asset Sales involving consideration in excess of $10.0 million, the fair market value is determined by National Waterworks’ Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers’ certificate delivered to the trustee promptly after the consummation of such Asset Sale; and

(3)	at least 75% of the consideration received in the Asset Sale by National Waterworks or such Restricted Subsidiary is in the form of (A) cash or Cash Equivalents, (B) all or substantially all of the assets of one or more Permitted Business Units, (C) Capital Stock in one or more Persons engaged in a Permitted Business that are or thereby become Restricted Subsidiaries of National Waterworks, or (D) any combination of the items referred to in clauses (A) through (C) above. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on National Waterworks’ or such Restricted Subsidiary’s most recent balance sheet, of National Waterworks or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes or any subsidiary guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases National Waterworks or such Restricted Subsidiary from further liability;

(b)	any securities, notes or other obligations received by National Waterworks or any such Restricted Subsidiary from such transferee that are promptly converted by National Waterworks or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(c)	any Designated Non-cash Consideration received by National Waterworks or any of its Restricted Subsidiaries in the Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at the time outstanding, not to exceed $5.0 million (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, National Waterworks (or such Restricted Subsidiary, as the case may be) may apply those Net Proceeds at its option:

(1)	to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2)	to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

(3)	to acquire all or substantially all of the assets of one or more Permitted Business Units;

(4)	to make a capital expenditure; or

(5)	to acquire other long-term assets that are used or useful in a Permitted Business;

it being understood that National Waterworks may apply Net Proceeds received by any of its Restricted Subsidiaries in any of the foregoing manners and any Restricted Subsidiary of National Waterworks may apply Net Proceeds received by National Waterworks or another Restricted Subsidiary of National Waterworks in any of the foregoing manners.

Pending the final application of any Net Proceeds, National Waterworks may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” On the 366th day after an Asset Sale, if the aggregate amount of Excess Proceeds exceeds $15.0 million, National Waterworks will make an Asset Sale offer to all Holders of notes and all holders of any other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem such indebtedness with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds (an “Asset Sale Offer”). National Waterworks will be required to complete the Asset Sale Offer no earlier than 30 days and no later than 60 days after notice of the Asset Sale Offer is provided to the Holders, or such later date as may be required under applicable law. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, National Waterworks may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered notes and pari passu Indebtedness, if any. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

National Waterworks will comply with the requirements of Section 14(e) of and Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, National Waterworks will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

The agreements governing all of National Waterworks’ outstanding Senior Debt currently restrict National Waterworks from purchasing notes, and also provide that certain change of control or asset sale events with respect to National Waterworks would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which National Waterworks becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when National Waterworks is prohibited from purchasing notes, National Waterworks could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition, neither of which may be possible. If National Waterworks does not obtain such a consent or repay such borrowings, National Waterworks will remain prohibited from purchasing notes. In such case, National Waterworks’ failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, likely constitute a default under such Senior Debt. See “Risk Factors—Risks Related to the Notes—We may not be able to repurchase the notes upon a change of control.” In such circumstances, the subordination provisions in the indenture would likely restrict payments to the Holders of notes.

Selection and Notice

If less than all of the notes are to be redeemed in connection with any redemption, the trustee will select notes (or portions of notes) for redemption as follows:

(1)	if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2)	if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on notes or portions of them called for redemption.

Certain Covenants

Restricted Payments

National Waterworks will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend on, or make any other payment or distribution on account of, National Waterworks’ or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving National Waterworks or any of its Restricted Subsidiaries) or to the direct or indirect holders of National Waterworks’ or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (in each case, other than dividends or distributions payable (a) in Equity Interests (other than Disqualified Stock) of National Waterworks or (b) to National Waterworks or a Restricted Subsidiary of National Waterworks);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving National Waterworks) any Equity Interests of National Waterworks or any direct or indirect parent of National Waterworks held by Persons other than National Waterworks or a Restricted Subsidiary of National Waterworks;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the subsidiary guarantees, except a payment of interest or principal at the Stated Maturity thereof (other than:

(a)	the purchase, repurchase or other acquisition of any such subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition, and

(b)	intercompany Indebtedness described in clause (6) of the second paragraph of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”); or

(4)	make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)	National Waterworks would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of preferred stock;” and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by National Waterworks and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7), (9), (10) and (11) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)	50% of the Consolidated Net Income of National Waterworks for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of National Waterworks’ most recently ended fiscal quarter for which consolidated financial statements of National Waterworks are publicly available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b)	100% of the aggregate Net Cash Proceeds received by National Waterworks subsequent to the date of the indenture (i) as a contribution to its common equity capital or (ii) from the issue or sale of Equity Interests of National Waterworks (other than Disqualified Stock) or (iii) as a result of the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of National Waterworks or any Restricted Subsidiary of National Waterworks that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of National Waterworks), except any Net Cash Proceeds that have been utilized for any other purpose under this covenant (other than pursuant to clause (12) below), plus

(c)	100% of the fair market value, as determined in good faith by the Board of Directors of National Waterworks, such determination to be conclusive and evidenced by an Officer’s Certificate delivered to the trustee, of any Permitted Business (including Capital Stock of a Permitted Business that is or becomes a Restricted Subsidiary) received by National Waterworks or a Restricted Subsidiary of National Waterworks as consideration for the issuance by National Waterworks subsequent to the date of the indenture of Capital Stock (other than Disqualified Stock) of National Waterworks or as a contribution to the common equity capital of National Waterworks, plus

(d)	to the extent that National Waterworks or a Restricted Subsidiary of National Waterworks receives cash in respect of any Restricted Investment that was made subsequent to the date of the indenture, the lesser of (i) the amount of cash received with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

(e)	to the extent that any Unrestricted Subsidiary of National Waterworks is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the fair market value of National Waterworks’ Investment in such Subsidiary as of the date of such redesignation and (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

The preceding provisions will not prohibit:

(1)	the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at the date of declaration the dividend payment or other distribution would have complied with the provisions of the indenture;

(2)	so long as no Default has occurred and is continuing or would be caused thereby, the making of any Restricted Payment with the Net Cash Proceeds of a substantially concurrent sale (other than to a Restricted Subsidiary of National Waterworks) of Equity Interests of National Waterworks (other than Disqualified Stock) or contribution to the common equity capital of National Waterworks to the extent not previously utilized for any other purpose under this covenant;

(3)	so long as no Default has occurred and is continuing or would be caused thereby, the redemption, repurchase, defeasance or other acquisition of subordinated Indebtedness of National Waterworks or any Restricted Subsidiary of National Waterworks, in exchange for, or with the net cash proceeds from a substantially concurrent issuance or sale of, Permitted Refinancing Indebtedness;

(4)	the payment of any dividend by a Restricted Subsidiary of National Waterworks to the holders of its Equity Interests on a pro rata basis;

(5)	so long as no Default has occurred and is continuing or would be caused thereby, the payment of dividends, other distributions or amounts to Holdings in amounts equal to the amounts expended by Holdings to purchase, repurchase, retire or otherwise acquire for value Equity Interests of Holdings owned by employees, former employees, directors, former directors, consultants or former consultants of Holdings, National Waterworks or any of its Subsidiaries (or permitted transferees, assigns, estates or heirs of such employees, former employees, directors, former directors, consultants or former consultants); provided, however, that the aggregate amount paid, loaned or advanced to Holdings pursuant to this clause (5) will not, in the aggregate, exceed $3.0 million per fiscal year of National Waterworks (with amounts not used in any fiscal year carried forward to the next fiscal year and no further), plus the net proceeds of any key person life insurance received by National Waterworks after the date of the indenture, plus amounts contributed by Holdings to the common equity capital of National Waterworks after the closing date as a result of the sale of Capital Stock (other than Disqualified Stock) to employees, officers, directors and consultants to the extent not previously utilized for any other purpose under this covenant;

(6)	the payment of any dividends, distributions or other advances by National Waterworks to Holdings to permit Holdings to pay franchise taxes and other fees and expenses required to maintain its existence and to provide for all other actual operating costs of Holdings, including, without limitation, in respect of director fees and expenses, administrative, legal and accounting services, of up to $1.0 million per fiscal year;

(7)	the repurchase of Capital Stock deemed to occur upon exercise of stock options, warrants or other convertible securities to the extent the shares of such Capital Stock represent a portion of the exercise price of such options, warrants or convertible securities;

(8)	so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of National Waterworks or preferred stock of its Restricted Subsidiaries issued after the date of the indenture pursuant to the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(9)	any payments made, or the performance of any of the transactions contemplated, in connection with the Acquisition and the financing thereof and described in this prospectus under the headings “Management” and “Certain Relationships and Related Party Transactions;”

(10)	so long as no Default has occurred and is continuing or would be caused thereby, any redemption, repurchase, retirement, defeasance or other acquisition for value of Disqualified Stock of National Waterworks or a Restricted Subsidiary made by exchange for, or out of the net cash proceeds of the substantially concurrent sale of, Disqualified Stock of National Waterworks or such Restricted Subsidiary, as the case may be; provided that any such new Disqualified Stock is issued by the issuer of the Disqualified Stock being redeemed, repurchased, retired, defeased or otherwise acquired for value and that such new Disqualified Stock is issued pursuant to the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(11)	so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $15.0 million since the date of the indenture; or

(12)	so long as no Default has occurred and is continuing or would be caused thereby, the payment of dividends on National Waterworks’ common stock (or dividends, distributions or advances to Holdings or any other direct or indirect parent of National Waterworks to allow Holdings or such other direct or indirect parent to pay dividends on its common stock), following the first public offering of National Waterworks’ common stock (or of Holding’s or such other direct or indirect parent’s common stock, as the case may be) after the date of the indenture, of, whichever is earlier, (i) in the case of the first public offering of National Waterworks’ common stock, up to 6% per annum of the Net Cash Proceeds received by National Waterworks in such public offering or (ii) in the case of the first public offering of Holdings’ or such other direct of indirect parent’s common stock, up to 6% per annum of the amount contributed by Holdings (or contributed directly or indirectly by such other direct or indirect parent, as the case may be) to National Waterworks from the Net Cash Proceeds received by Holdings or such other direct or indirect parent in such public offering.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by National Waterworks or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by National Waterworks’ Board of Directors, whose determination with respect thereto shall be conclusive, and evidenced by a resolution to be delivered to the trustee. For the avoidance of doubt, the transactions consummated pursuant to the Acquisition Agreement, the Credit Agreement, the Purchase Agreement, the Exchange and Registration Rights Agreement, the Stockholders Agreement, the Tax Sharing Agreement, the Registration Rights Agreement, the Management Agreement, the Subscription and Stock Purchase Agreement and the Fee Agreement will be addressed under the covenant below described under the caption “—Transactions with Affiliates” and will not be considered to be Restricted Payments.

Incurrence of Indebtedness and Issuance of Preferred Stock

National Waterworks will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and National Waterworks will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that National Waterworks or any Guarantor may incur Indebtedness (including Acquired Debt), National Waterworks may issue Disqualified Stock and any Guarantor may issue preferred stock, if the Fixed Charge Coverage Ratio for National Waterworks’ most recently ended four full fiscal quarters for which consolidated financial statements are publicly available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by National Waterworks or any Guarantor of Indebtedness and letters of credit under Credit Facilities, in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of National Waterworks and the Guarantors thereunder) not to exceed the $325.0 million less

(a)	the aggregate amount of all Net Proceeds of Asset Sales applied by National Waterworks or any of its Restricted Subsidiaries since the date of the indenture to repay term Indebtedness under a Credit Facility or to repay revolving credit Indebtedness and effect a corresponding commitment reduction thereunder, in each case, pursuant to the covenant described above under the caption “—Repurchase at the option of holders—Asset sales” and less

(b)	the amount of Indebtedness incurred and outstanding in connection with a Qualified Receivables Transaction pursuant to clause (13) of this paragraph;

(2)	the incurrence by National Waterworks of Existing Indebtedness;

(3)	the incurrence by National Waterworks of Indebtedness represented by the notes to be issued on the date of the indenture and the Exchange Notes to be issued pursuant to the registration rights agreement and the incurrence by any Guarantor of Indebtedness represented by any subsidiary guarantee related to the notes or the Exchange Notes;

(4)	the incurrence by National Waterworks or any Guarantor of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations (including borrowings under a Credit Facility) or Acquired Debt, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction, development, maintenance, upgrade or improvement of property, plant, equipment or assets (in each case whether through the direct purchase of assets or through the purchase of Capital Stock of the Person owning such assets) used in the business of National Waterworks or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed, at any time outstanding, $15 million;

(5)	the incurrence by National Waterworks or any Guarantor of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), or (15) of this paragraph;

(6)	the incurrence by National Waterworks or any of its Restricted Subsidiaries of intercompany Indebtedness between or among National Waterworks and any of its Restricted Subsidiaries (other than a Receivables Subsidiary); provided, however, that:

(a)	if National Waterworks or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of National Waterworks, or the subsidiary guarantee, in the case of a Guarantor; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than National Waterworks or a Restricted Subsidiary of National Waterworks and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either National Waterworks or a Restricted Subsidiary of National Waterworks; will be deemed, in each case, to constitute an incurrence of such Indebtedness by National Waterworks or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	shares of preferred stock of a Restricted Subsidiary issued to National Waterworks or another Restricted Subsidiary; provided that any subsequent transfer of any Equity Interests or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to National Waterworks or any another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of preferred stock;

(8)	the incurrence by National Waterworks or any Guarantor of Hedging Obligations in the ordinary course of business or as may be required in connection with any Senior Debt and not for speculative purposes;

(9)	the guarantee by National Waterworks or any Guarantor of Indebtedness of National Waterworks or a Guarantor that was permitted to be incurred by another provision of this covenant;

(10)	Indebtedness of National Waterworks or any of its Restricted Subsidiaries in respect of workers’ compensation claims, self-insurance obligations, indemnities, performance bonds, bankers’ acceptances, letters of credit and surety, appeal or similar bonds provided by National Waterworks or any of its Restricted Subsidiaries in the ordinary course of business and, in any such case, any reimbursement obligations in connection therewith;

(11)	Indebtedness of National Waterworks or any Restricted Subsidiary to the extent the net proceeds thereof are promptly deposited to defease all outstanding notes in full as described below under the covenant “—Legal Defeasance and Covenant defeasance;”

(12)	contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection or overdraft protection in the ordinary course of business;

(13)	the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction; provided that such Indebtedness is non-recourse to National Waterworks or any of its Restricted Subsidiaries (except to the extent of customary representations, warranties, covenants and indemnities entered into in connection with a Qualified Receivables Transaction);

(14)	obligations of National Waterworks and its Restricted Subsidiaries arising from agreements of National Waterworks or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with the disposition of any business, assets or a Subsidiary of National Waterworks in accordance with the terms of the indenture, other than Guarantees by National Waterworks or any Restricted Subsidiary of National Waterworks of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary of National Waterworks for the purpose of financing such acquisition; provided, however, that the maximum aggregate liability in respect of all such obligations shall not exceed the gross proceeds, including the fair market value as determined in good faith by a majority of the Board of Directors of National Waterworks of non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time it is received and without giving effect to any subsequent changes in value), actually received by National Waterworks and its Restricted Subsidiaries in connection with such disposition; and

(15)	the incurrence by National Waterworks or any of its Restricted Subsidiaries of additional Indebtedness, the issuance by National Waterworks of Disqualified Stock or the issuance by a Restricted Subsidiary of preferred stock in an aggregate principal amount or liquidation preference at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness, Disqualified Stock or preferred stock incurred pursuant to this clause (15), not to exceed $30.0 million.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, National Waterworks will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on November 22, 2002, the date on which notes were first issued and authenticated under the indenture, will initially be deemed to have been incurred pursuant to clause (1) of the definition of Permitted Debt. Indebtedness permitted by this covenant need not be permitted by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest and dividends on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment or accrual of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant.

No Senior Subordinated Debt

National Waterworks will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of National Waterworks and senior in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in right of payment to such Guarantor’s subsidiary guarantee.

Liens

National Waterworks will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

National Waterworks will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to National Waterworks or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to National Waterworks or any of its Restricted Subsidiaries;

(2)	make loans or advances to National Waterworks or any of its Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to National Waterworks or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, replacements or refinancings of any of the foregoing, provided that the amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, replacement or refinancings of such instrument are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreement on the date of the indenture;

(2)	the indenture, the notes and the subsidiary guarantees;

(3)	applicable law or any applicable rule or regulation;

(4)	any instrument governing Indebtedness or Capital Stock of a Person acquired by National Waterworks or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5)	customary non-assignment provisions in leases, licenses or similar contracts entered into in the ordinary course of business or that restrict the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract;

(6)	purchase money obligations for property acquired in the ordinary course of business that restrict the transfer of such property; provided that any such encumbrance or restriction is released to the extent the underlying Lien is released or the related Indebtedness is repaid;

(7)	any agreement for the sale or other disposition of a Restricted Subsidiary or the assets of a Restricted Subsidiary pending the sale or other disposition of such assets or Restricted Subsidiary;

(8)	Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenants described above under the caption “—Liens” and “—Incurrence of Indebtedness and Issuance of preferred stock” that limit the right of the debtor to dispose of or transfer the assets subject to such Liens;

(10)	any transfer of, agreement to transfer, or option or right with respect to, any property or assets of National Waterworks or any Restricted Subsidiary not otherwise prohibited by the indenture;

(11)	provisions with respect to the disposition or distribution of assets or property and other customary provisions in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(12)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13)	Indebtedness permitted to be incurred pursuant to clause (4) of the second paragraph of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” for property acquired in the ordinary course of business that only imposes encumbrances or restrictions on the property so acquired;

(14)	net worth provisions in leases and other agreements entered into by National Waterworks or any Restricted Subsidiary in the ordinary course of business;

(15)	Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Subsidiary; and

(16)	agreements governing Indebtedness permitted to be incurred pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock,” provided that the provisions relating to such encumbrance or restriction contained in such Indebtedness, taken as a whole, are not materially more restrictive to National Waterworks, as determined by the Board of Directors of National Waterworks in their reasonable and good faith judgment, than the provisions contained in the Credit Agreement or the indenture as in effect on the date of the indenture.

Merger, Consolidation or Sale of Assets

National Waterworks may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not National Waterworks is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of National Waterworks and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1)	either: (a) National Waterworks is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than National Waterworks) or to which such sale, assignment, transfer, conveyance or other disposition has been made is either (i) a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia or (ii) a partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia that has at least one Restricted Subsidiary that is a corporation organized or existing under the laws of the United Sates, any state thereof or the District of Columbia, which corporation becomes a co-issuer of the notes pursuant to a supplemental indenture duly and validly executed by the trustee;

(2)	the Person formed by or surviving any such consolidation or merger (if other than National Waterworks) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of National Waterworks under the notes, the indenture and the Exchange and Registration Rights Agreement pursuant to agreements reasonably satisfactory to the trustee;

(3)	immediately after such transaction no Default or Event of Default exists; and

(4)	National Waterworks or the Person formed by or surviving any such consolidation or merger (if other than National Waterworks), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock.”

Notwithstanding clauses (3) and (4) of the preceding paragraph, National Waterworks may merge or consolidate with a Restricted Subsidiary incorporated solely for the purpose of organizing National Waterworks in another jurisdiction.

In addition, National Waterworks may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This “Merger, Consolidation or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among National Waterworks and any of its Restricted Subsidiaries.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if no Default has occurred and is continuing at the time of the designation and if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by National Waterworks and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "—Restricted Payments” or Permitted Investments, as determined by National Waterworks. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. In addition, no such designation may be made unless the proposed Unrestricted Subsidiary does not own any Capital Stock in any Restricted Subsidiary that is not simultaneously subject to designation as an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Transactions with Affiliates

National Waterworks will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to National Waterworks or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by National Waterworks or such Restricted Subsidiary with an unrelated Person; and

(2)	National Waterworks delivers to the trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors in good faith; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment agreement entered into by National Waterworks or any of its Restricted Subsidiaries in the ordinary course of business;

(2)	transactions between or among National Waterworks and/or its Restricted Subsidiaries;

(3)	transactions with a Person that is an Affiliate of National Waterworks solely because National Waterworks owns an Equity Interest in, or controls, such Person;

(4)	payment of reasonable directors fees to Persons who are not employees of Holdings, National Waterworks or its Subsidiaries and other reasonable fees, compensation, benefits and indemnities paid or entered into by National Waterworks or its Restricted Subsidiaries in the ordinary course of business to or with the officers, directors or employees of National Waterworks and its Restricted Subsidiaries;

(5)	sales, grants, awards or issuances of Equity Interests (other than Disqualified Stock), including the exercise of options and warrants, to Affiliates, officers, directors or employees of National Waterworks or any contribution to the common equity capital of National Waterworks by Affiliates of National Waterworks;

(6)	transactions involving National Waterworks or any of its Restricted Subsidiaries, on the one hand, and JPMorgan Securities Inc., JPMorgan Chase Bank or Chase Lincoln First Commercial Corp. on the other hand, in connection with the offering of the notes, the Acquisition and transactions related thereto, the Credit Agreement and any amendment, modification, supplement, extension, refinancing, replacement, work-out, restructuring and other transactions related thereto, or any management, financial advisory, financing, underwriting or placement services or any other investment banking, banking or similar services, which payments are approved by a majority of the disinterested members of the Board of Directors in good faith;

(7)	as long as National Waterworks is a member of a consolidated (or combined) group filing a consolidated (or combined) return of which Holdings is the parent, payments pursuant to the tax allocation agreement as in effect on the date of the indenture (or as the same may be amended, modified or replaced from time to time so long as any such amendment, modification or replacement, taken as a whole, is no less favorable to the Holders than the contract or agreement as in effect on the date of the indenture) to permit Holdings to pay taxes that are then due and owing and are attributable to the operations of National Waterworks;

(8)	Restricted Payments and Permitted Investments (other than Permitted Investments contemplated by clause (15) of the definition of “Permitted Investments”) that are permitted by the provisions of the indenture described above under the caption “—Restricted payments;”

(9)	transactions effected as part of a Qualified Securitization Transaction permitted under the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(10)	the existence or performance by National Waterworks or any of its Restricted Subsidiaries of the provisions of the Acquisition Agreement, the Credit Agreement, the Purchase Agreement, the Exchange and Registration Rights Agreement, the Stockholders Agreement, the Registration Rights Agreement, the Subscription and Stock Purchase Agreement, the Fee Agreement and any other agreements (other than the Management Agreement, which is addressed in clause (11) below) described under the caption “Management” or “Certain Relationships and Related Party Transactions” or any amendment thereto or replacement agreement therefor or any transaction contemplated thereby so long as such amendment or replacement is not more disadvantageous to the Holders of the notes in any material respect than the original agreement as in effect on the date of the indenture; and

(11)	so long as no Default has occurred and is continuing or would be caused thereby, the existence or performance by National Waterworks or any of its Restricted Subsidiaries of the provisions of the Management Agreement described under “Certain Relationships and Related Party Transactions” or any amendment thereto or replacement agreement therefor or any transaction contemplated thereby so long as such amendment or replacement is not more disadvantageous to the Holders of the notes in any material respect than the original agreement as in effect on the date of the indenture.

Future Subsidiary Guarantees

If National Waterworks or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary or if any Restricted Subsidiary becomes a Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary (other than a Receivables Subsidiary) will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 20 Business Days of the date on which it was acquired or created or became a Domestic Subsidiary, provided, however, that all Subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries will not have to comply with the requirements of this covenant. Each subsidiary guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Domestic Subsidiary without rendering the subsidiary guarantee, as it relates to such Domestic Subsidiary, void or voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Business Activities

National Waterworks will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to National Waterworks and its Restricted Subsidiaries taken as a whole.

Reports

Whether or not required by the Securities and Exchange Commission (the “SEC”), so long as any notes are outstanding, National Waterworks will furnish to the Holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if National Waterworks were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by National Waterworks’ certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if National Waterworks were required to file such reports;

provided, however, if the registration statement of which this prospectus is a part, as declared effective by the SEC, includes audited financial statements of National Waterworks for the year ending December 31, 2002, then the first such reports required to be filed and furnished to the Holders of the notes by National Waterworks following the issue date of the notes shall be the Form 10-Q for the quarter ending March 31, 2003. In addition, if at any time Holdings becomes a Guarantor of the notes (there being no obligation of Holdings to do so) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the SEC (or any successor provision), the reports, information and other documents required to be filed and furnished to Holders of the notes pursuant to this covenant may, at the option of National Waterworks, be filed by and be those of Holdings rather than National Waterworks.

In addition, whether or not required by the SEC, National Waterworks will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, National Waterworks and its Restricted Subsidiaries have agreed that, for so long as any notes remain outstanding, they will furnish to the Holders of the notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an Event of Default:

(1)	default for 30 days in the payment when due of interest on the notes, whether or not prohibited by the subordination provisions of the indenture;

(2)	default in payment when due of the principal of, or premium, if any, on the notes, including in connection with an Asset Sale Offer or a Change of Control Offer, whether or not prohibited by the subordination provisions of the indenture;

(3)	failure by National Waterworks or any of its Restricted Subsidiaries to comply with the provisions described under the caption “—Certain covenants—Merger, Consolidation or Sale of Assets;”

(4)	failure by National Waterworks or any of its Restricted Subsidiaries to comply for 30 days after written notice (specifying the default and demanding that the same be remedied) with any obligations under the covenants described under “—Repurchase at Option of Holders— Change of Control” and “—Repurchase at Option of Holders—Asset Sales” (in each case, other than a failure to purchase notes, which is covered by clause (2) above), “—Certain covenants— Restricted payments” and “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” above;

(5)	failure by National Waterworks or any of its Restricted Subsidiaries for 60 days after written notice (specifying the default and demanding that the same be remedied) to comply with any of the other agreements in the notes, the indenture or the subsidiary guarantees;

(6)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by National Waterworks, any of its Significant Subsidiaries or any group of Restricted Subsidiaries of National Waterworks that, taken together, would constitute a Significant Subsidiary (or the payment of which is guaranteed by National Waterworks, any of its Significant Subsidiaries or any group of Restricted Subsidiaries of National Waterworks that, taken together, would constitute a Significant Subsidiary) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness within any applicable grace period provided in such Indebtedness (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its expressed maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other Indebtedness contemplated by clause (a) or (b) above, aggregates $15.0 million or more and such default continues for 10 days after receipt of the written notice (specifying the default and demanding that the same be remedied) referred to below;

(7)	failure by National Waterworks, any of its Significant Subsidiaries or any group of Restricted Subsidiaries of National Waterworks that, taken together, would constitute a Significant Subsidiary, to pay final judgments aggregating in excess of $15.0 million (net of any amounts covered by insurance or pursuant to which National Waterworks is indemnified or for which payments are guaranteed in accordance with the Acquisition Agreement, to the extent that the third party under such agreement honors its obligations thereunder), which judgments are not paid, discharged or stayed for a period of 60 days;

(8)	except as permitted by the indenture, any guarantee of a Guarantor that is a Significant Subsidiary or the guarantees of any group of Guarantors that, taken together, would constitute a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary, any group of Guarantors that, taken together, would constitute a Significant Subsidiary or any Person acting on behalf of any such Guarantor or group, shall deny or disaffirm its obligations under its subsidiary guarantee and such default continues for ten days after receipt of the notice specified in the indenture; and

(9)	certain events of bankruptcy, insolvency or reorganization with respect to National Waterworks, any of its Significant Subsidiaries or any group of Restricted Subsidiaries of National Waterworks that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to National Waterworks, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately; provided that so long as any Indebtedness permitted to be incurred pursuant to the Credit Agreement shall be outstanding, such acceleration shall not be effective until the earlier of (1) the acceleration of any Indebtedness under the Credit Agreement or (2) five business days after receipt by National Waterworks of written notice of such acceleration. A default under clauses (4), (5), (6) or (8) will not constitute an Event of Default until the trustee notifies National Waterworks or the Holders of at least 25% in aggregate principal amount of the outstanding notes notify National Waterworks and the trustee of the default and National Waterworks or its Subsidiary, as applicable, does not cure such default within the time specified in clauses (4), (5), (6) or (8) after receipt of such notice.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the notes.

National Waterworks is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, National Waterworks is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability Of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of National Waterworks or any Guarantor, as such, will have any liability for any obligations of National Waterworks or the Guarantors under the notes, the indenture, the subsidiary guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

National Waterworks may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their subsidiary guarantees (“Legal Defeasance”) except for:

(1)	the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on such notes when such payments are due from the trust referred to below;

(2)	National Waterworks’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and the related obligations of National Waterworks and the Guarantors; and

(4)	the Legal Defeasance provisions of the indenture.

In addition, National Waterworks may, at its option and at any time, elect to have the obligations of National Waterworks and the Guarantors released with respect to:

(1)	the covenants described under “—Certain Covenants” (other than “—Merger, Consolidation or Sale of Assets”) and “—Repurchase at Option of Holders;” and

(2)	the operation of the default provisions specified in clauses (3) (with respect to an Asset Sale Offer or a Change of Control Offer only), (4), (5), (6), (7) and, with respect to Significant Subsidiaries only, clause (9) described above under “—Events of Defaults and Remedies” and the limitations contained in clause (4) under the first paragraph of “—Merger, Consolidation or Sale of Assets” above (collectively, “Covenant Defeasance”).

National Waterworks may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If National Waterworks exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect to the notes. If National Waterworks exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (3) (with respect to an Asset Sale Offer or a Change of Control Offer only), (4), (5), (6), (7) or (9) (with respect to Significant Subsidiaries or a group which constitutes a Significant Subsidiary only) under “Events of Default” above or because of the failure of National Waterworks to comply with clause (4) under “Certain Covenants—Merger and Consolidation” above.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	National Waterworks must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and National Waterworks must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, National Waterworks must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) National Waterworks has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, National Waterworks must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee to the effect that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default may have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which National Waterworks or any of its Subsidiaries is a party or by which National Waterworks or any of its Subsidiaries is bound;

(6)	National Waterworks must deliver to the trustee an officers’ certificate stating that the deposit was not made by National

Waterworks with the intent of preferring the Holders of notes over the other creditors of National Waterworks with the intent of defeating, hindering, delaying or defrauding creditors of National Waterworks or others; and

(7)	National Waterworks must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the indenture, the notes and the subsidiary guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes (including any Additional Notes, if any) then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or Event of Default or compliance with any provision of the indenture or the notes or the subsidiary guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

(1)	reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter or waive the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium, if any, on the notes;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its subsidiary guarantee or the indenture, except in accordance with the terms of the indenture;

(9)	make any change in the preceding amendment and waiver provisions; or

(10)	impair the right of any Holder to receive payment of principal of, and interest on, such Holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s notes.

In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the Holders of the notes will require the consent of the Holders of at least 75% in aggregate principal amount of notes then outstanding.

Notwithstanding the preceding, without the consent of any Holder of notes, National Waterworks, the Guarantors and the trustee may amend or supplement the indenture or the notes or the subsidiary guarantees:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of National Waterworks’ or any Guarantor’s obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of National Waterworks’ or a Guarantor’s assets;

(4)	to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder;

(5)	to add a Guarantor;

(6)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(7)	to make any change in the subordination provisions of the indenture that would limit or terminate the benefits available to any holder of Senior Debt of National Waterworks (or any representative thereof) under such subordination provisions;

(8)	to secure the notes and the subsidiary guarantees; or

(9)	to provide for the issuance of Additional Notes in accordance with the terms of the indenture.

However, no amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of Senior Debt of National Waterworks or any Guarantor then outstanding unless the holders of such Senior Debt (or any group or representative thereof authorized to give a consent) consent to such change.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes and the subsidiary guarantees issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to National Waterworks, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and National Waterworks or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which National Waterworks or any Guarantor is a party or by which National Waterworks or any Guarantor is bound;

(3)	National Waterworks or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4)	National Waterworks has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, National Waterworks must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of National Waterworks or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture and the exchange and registration rights agreement without charge by writing to National Waterworks, Inc., 200 West Highway 6, Suite 620, Waco, Texas 76712, Attention: Chief Financial Officer; telephone number (254) 772-5355.

Book-Entry, Delivery and Form

     Global notes

The notes are represented by one or more permanent definitive registered notes in global form, without interest coupons, and are deposited with the trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC, or for the accounts of Euroclear and Clearstream, as the case may be.

Ownership of beneficial interests in each global note are limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We understand that under procedures established by DTC:

•	DTC credits portions of the principal amount of the global notes to the accounts of the DTC participants; and

•	ownership of beneficial interests in each global note is shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global notes).

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

     Book-Entry Procedures for the Global Notes

All interests in the global notes are subject to the operations and procedures of DTC, including those held through Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York,

•	a “banking organization” within the meaning of New York Banking law,

•	a member of the Federal Reserve System,

•	a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended, and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons may be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take action in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical delivery of certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each holder owning a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest). We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders. Neither us nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such new notes.

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants on the other hand, will be effected by DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the DTC settlement date. Cash received on Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participants to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following the DTC settlement date.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the global notes among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued or modified at any time. None of National Waterworks, the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear and Clearstream, their participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global notes.

     Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies National Waterworks at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 120 days;

•	DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 120 days;

•	in the case of a note held for an account of Euroclear or Clearstream, Euroclear or Clearstream, as the case may be, is closed for business for a continuous period of 14 days, other than by reason of statutory or other holidays, or announces an intention permanently to cease business or does in fact do so; or

•	there shall have occurred and be continuing an Event of Default with respect to the notes.

In all cases, certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures). Any such exchange will be effected only through the DWAC System and an appropriate adjustment will be made in the records of the Security Register to reflect a decrease in the principal amount of the relevant global note.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into, or became a Subsidiary of, such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the purchase by National Waterworks of substantially all of the assets and businesses of, and the assumption of certain liabilities and obligations of, U.S. Filter which occurred on the date of the indenture.

“Acquisition Agreement” means that certain Asset Purchase Agreement, dated as of September 12, 2002, by and among United States Filter Corporation, U.S. Filter Distribution Group, Inc. and Blue Acquisition Corp. (which has subsequently changed its name to National Waterworks, Inc.).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. No Person (other than National Waterworks or any Subsidiary of National Waterworks) in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of National Waterworks or any of its Subsidiaries solely by reason of such Investment.

“Applicable Premium” means, with respect to any note on any applicable redemption date, the greater of:

(1)	1.0% of the then outstanding principal amount of the note; and

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the note at December 1, 2007 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the note through December 1, 2007 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the then outstanding principal amount of the note.

“Asset Sale” means:

(1)	the sale, lease (other than an operating lease entered into in the ordinary course of business), conveyance or other disposition of any assets or rights of National Waterworks or any Restricted Subsidiary; provided that the sale, conveyance or other disposition of all or substantially all of the assets of National Waterworks and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests in any of National Waterworks’ Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries (in each case other than directors’ qualifying Equity Interests or Equity Interests required by applicable law to be held by a Person other than National Waterworks or a Restricted Subsidiary).

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1)	any single transaction or series of related transactions that involves assets or rights having a fair market value of less than $2.0 million;

(2)	a transfer of assets between or among National Waterworks and its Restricted Subsidiaries,

(3)	an issuance of Equity Interests by a Restricted Subsidiary to National Waterworks or to another Restricted Subsidiary;

(4)	the sale or lease of inventory or accounts receivable in the ordinary course of business or accounts receivable in connection with the compromise, settlement or collection thereof;

(5)	the sale or disposition of obsolete, damaged or worn out equipment or property in the ordinary course of business or any other property that is uneconomic or no longer useful to the conduct of National Waterworks’ business;

(6)	the sale or other disposition of cash or Cash Equivalents;

(7)	sales of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Subsidiary for the fair market value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP, it being understood that, for the purposes of this clause (7), notes received in exchange for the transfer of accounts receivable and related assets will be deemed cash if the Receivables Subsidiary or other payor is required to repay said notes as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of National Waterworks entered into as part of a Qualified Receivables Transaction; or

(8)	a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation;

(2)	with respect to a partnership or limited liability company, the managing general partner or partners or the managing member or members or any controlling committee of partners or members, as applicable; and

(3)	with respect to any other Person, any similar governing body.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3)	marketable general obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year of the date of acquisition and at the time of acquisition rated “A” or better from either of Moody’s Investors Service Inc. or Standard & Poor’s Rating Services;

(4)	certificates of deposit, time deposits and Eurodollar time deposits or bankers acceptances’ with maturities of one year or less from the date of acquisition, and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any commercial bank having capital and surplus in excess of $500.0 million;

(5)	repurchase obligations with a term of not more than six months for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)	commercial paper rated at the time of acquisition thereof at least A-1 or the equivalent by Moody’s Investors Service, Inc. or at least P-1 or the equivalent by Standard & Poor’s Rating Services (or carrying an equivalent rating by a nationally recognized rating agency if both the two named agencies cease publishing ratings of investments) and in each case maturing within one year after the date of acquisition; and

(7)	interests in investment companies or money market funds at least 95% of the assets of which constitute cash and Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	(A) prior to the first public offering of Capital Stock of either Holdings or National Waterworks, the first day on which Holdings ceases to own 100% of the outstanding Voting Stock of National Waterworks, and (B) after the first public offering of Capital Stock of either Holdings or National Waterworks, (i) if such public offering is of Holdings’ Capital Stock, the first day on which Holdings ceases to own 100% of the outstanding Voting Stock of National Waterworks or (ii) if such public offering is of National Waterworks’ Capital Stock, the date on which any person (as defined in clause (2) below), other than the Permitted Holders or a Permitted Group, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of National Waterworks, measured by voting power rather than number of shares;

(2)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of National Waterworks and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Permitted Holder or a Permitted Group;

(3)	the adoption of a plan relating to the liquidation or dissolution of Holdings or National Waterworks;

(4)	(A) prior to the first public offering of Capital Stock of either

Holdings or National Waterworks, the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person (as defined above), other than a Permitted Holder or a Permitted Group, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Holdings, measured by voting power rather than number of shares, and (B) after the first public offering of Capital Stock of either Holdings or National Waterworks, (i) if such public offering is of Holdings’ Capital Stock, the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person (as defined above), other than a Permitted Holder or a Permitted Group, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Holdings, measured by voting power rather than number of shares, or (ii) if such public offering is of National Waterworks’ Capital Stock, the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person (as defined above), other than a Permitted Holder or a Permitted Group, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Holdings or National Waterworks, as the case may be, in each case measured by voting power rather than number of shares;

(5)	(A) prior to the first public offering of Capital Stock of either Holdings or National Waterworks, the first day on which a majority of the members of the Board of Directors of Holdings are not Continuing Directors and (B) after the first public offering of Capital Stock of either Holdings or National Waterworks, (i) if such public offering is of Holdings’ Capital Stock, the first day on which a majority of the members of the Board of Directors of Holdings are not Continuing Directors, or (ii) if such public offering is of National Waterworks’ Capital Stock, the first day on which a majority of the members of the Board of Directors of National Waterworks are not Continuing Directors; or

(6)	(A) prior to the first public offering of Capital Stock of either Holdings or National Waterworks, Holdings consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Holdings, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Holdings or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Holdings outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) after the first public offering of Capital Stock of either Holdings or National Waterworks, (i) if such public offering is of Holdings’ Capital Stock, Holdings consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Holdings, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Holdings or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Holdings outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance), or (ii) if such public offering is of National Waterworks’ Capital Stock, National Waterworks consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, National Waterworks, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of National Waterworks or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of National Waterworks outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

“Clearstream” means Clearstream Banking, Societe Anonyme (formerly known as Cedelbank).

“Commodity Price Protection Agreement” means with respect to any Person any forward contract, commodity swap, commodity option or other similar agreement or arrangement relating to, or the value of which is dependent upon or which is designed to protect such Person against, fluctuations in commodity prices.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(3)	depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period, to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(4)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person (and if such Net Income is a loss will be included only to the extent that such loss has been funded with cash by the specified Person or a Restricted Subsidiary of the specified Person);

(2)	the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions or the making of loans or intercompany advances by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3)	any net gain or loss realized upon the sale or other disposition of any asset of such Person or its Restricted Subsidiaries (including pursuant to a Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any net gain or loss realized upon the sale or other disposition of any Equity Interest of any Person will be excluded;

(4)	any extraordinary gain or loss will be excluded;

(5)	any noncash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity-based awards will be excluded;

(6)	any non-recurring fees, charges or other expenses made or incurred in connection with the Acquisition and the transactions contemplated thereby within 180 days of the date of the indenture will be excluded;

(7)	the cumulative effect of a change in accounting principles will be excluded;

(8)	for purposes of the covenant described under the caption “—Restricted payments” only, the total amount of cash tax savings generated during the applicable period attributable to the depreciation and amortization resulting from the step-up in the basis for tax purposes of the assets acquired in the Acquisition (including, without limitation, intangible assets such as goodwill) will be added to “Consolidated Net Income” so long as such addition will not result in double-counting; and

(9)	any non-cash goodwill impairment charges subsequent to the date of the Indenture resulting from the application of SFAS No. 142 will be excluded.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Holdings who:

(1)	was a member of such Board of Directors on the date of the indenture; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or

(3)	was nominated for election or appointed to such Board of Directors by a Permitted Holder or a Permitted Group.

“Credit Agreement” means that certain Credit Agreement, dated as of November 22, 2002 by and among National Waterworks, Holdings, UBS AG, Stamford Branch, JPMorgan Securities Inc., Goldman Sachs Credit Partners L.P. and the lenders from time to time thereunder, providing for up to $250.0 million of term loans and $75.0 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, supplemented, renewed, refunded, replaced, restructured, restated or refinanced from time to time (including any agreement extending the maturity thereof or increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of National Waterworks as additional borrowers or guarantors thereunder) whether with the original agents and lenders or otherwise and whether provided under the original credit agreement or other credit agreements or otherwise.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing

(including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, supplemented, renewed, refunded, replaced, restructured or refinanced in whole or in part from time to time (including any agreement extending the maturity thereof or increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of National Waterworks as additional borrowers or guarantors thereunder).

“Currency Agreement” means with respect to any Person any foreign exchange contract, currency swap agreements, futures contract, options contract, synthetic cap or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary for the purpose of hedging foreign currency risk.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by National Waterworks or one or more of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate setting forth the basis of valuation.

“Designated Senior Debt” means:

(1)	any Indebtedness outstanding under the Credit Agreement; and

(2)	any other Senior Debt permitted under the indenture, the principal amount of which is $25.0 million or more and that has been designated by National Waterworks as “Designated Senior Debt.”

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable or exercisable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event (other than an event solely within the control of the issuer thereof), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature; provided, however, that any class of Capital Stock that, by its terms, authorizes the issuer thereof to satisfy in full its obligations with respect to payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by delivery of Capital Stock that is not Disqualified Stock, and that is not convertible, puttable or exchangeable for Disqualified Stock or Indebtedness, shall not be deemed Disqualified Stock so long as such issuer satisfies its obligations with respect thereto solely by the delivery of Capital Stock that is not Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require National Waterworks to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that National Waterworks may not repurchase or redeem any such Capital Stock pursuant to such provisions unless National Waterworks has first complied with the provisions described above under the caption “—Repurchase at option of holders.”

“Domestic Subsidiary” means any Restricted Subsidiary of National Waterworks that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of National Waterworks.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale for cash of Capital Stock (other than Disqualified Stock).

“Euroclear” means Euroclear Banking S.A./N.V.

“Exchange and Registration Rights Agreement” means the Exchange and Registration Rights Agreement, dated as of November 22, 2002 among National Waterworks and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time, and, with respect to any additional notes, one or more registration rights agreements among the Company and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by National Waterworks to the purchasers of additional notes to register such additional notes under the Securities Act.

“Existing Indebtedness” means the Indebtedness of National Waterworks (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture.

“Fee Agreement” means that certain Fee Agreement, dated as of September 30, 2002, by and among National Waterworks, THL Managers V, LLC and J.P. Morgan Partners, LLC.

“Fixed Charges” means, with respect to any specified Person and its Restricted Subsidiaries for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2)	the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	commissions, discounts, yield and other financing fees and financing charges incurred in connection with any transaction (including, without limitation, a Qualified Receivables Transaction) pursuant to which such Person or any of its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets of the type specified in the definition of “Qualified Receivables Transaction;” plus

(5)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or preferred stock of any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of National Waterworks (other than Disqualified Stock) or to National Waterworks or a Restricted Subsidiary of National Waterworks, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock of such Person or preferred stock of a Restricted Subsidiary of such Person subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act and may include operating expense reductions (net of continuing associated expenses but excluding non-recurring associated expenses) for such period resulting from the acquisition which is being given pro forma effect to that either (a) would be permitted pursuant to Rule 11-02 of Regulation S-X under the Securities Act or (b) have been realized or for which substantially all the steps necessary for realization have been taken or at the time of determination are reasonably expected to be taken within six months following any such acquisition, including, but not limited to, the execution or termination of any contracts, the termination of any personnel or the closing of any facility, as applicable, provided that such adjustments shall be calculated on an annualized basis and will be set forth in an Officers’ Certificate signed by National Waterworks’ chief financial officer and another Officer which states in detail (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such Officers’ Certificate at the time of such execution and (iii) that such adjustment or adjustments and the plan or plans related thereto have been reviewed and approved by the Board of Directors. Any such Officer’s Certificate will be provided to the trustee if National Waterworks incurs any Indebtedness or takes any other action under the indenture in reliance thereon;

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

In addition, to the extent not covered by the foregoing, if the Acquisition has occurred in the four-quarter period used to determine the Fixed Charge Coverage Ratio, then the Fixed Charge Coverage Ratio shall be determined giving pro forma effect to the Acquisition on the same basis given in the Offering Circular dated November 14, 2002 for the notes.

If any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the date of determination in excess of 12 months).

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means:

(1)	each of National Waterworks’ Domestic Subsidiaries, if any; and

(2)	any other Subsidiary that executes a subsidiary guarantee in accordance with the provisions of the indenture and their respective successors and assigns.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

(2)	any Currency Agreement or Commodity Price Protection Agreement; and

(3)	other agreements or arrangements of a similar character designed to protect such Person against fluctuations in interest rates.

“Holdings” means National Waterworks Holdings, Inc.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the deferred and unpaid balance of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

(6)	amounts outstanding and other obligations of such Person in respect of a Qualified Receivables Transaction; or

(7)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (i) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); provided, however, that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons; and (ii) to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2)	the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

In addition, for purposes of determining the outstanding principal amount of any particular Indebtedness incurred pursuant to the covenant described above under “—Certain covenants— Incurrence of Indebtedness and Issuance of preferred stock”:

(1)	Guarantees or obligations in respect of letters of credit relating to Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be double-counted;

(2)	the principal amount of any Disqualified Stock of National Waterworks or preferred stock of a Restricted Subsidiary of National Waterworks shall be the greater of the maximum mandatory redemption or purchase price (not including, in either case, any redemption or purchase premium) or the maximum liquidation preference; and

(3)	the principal amount of Indebtedness, Disqualified Stock of National Waterworks or preferred stock of a Restricted Subsidiary of National Waterworks issued at a price less than the principal amount thereof, maximum fixed redemption or repurchase price thereof or liquidation preference thereof, as applicable, will be equal to the amount of the liability or obligation in respect thereof determined in accordance with GAAP.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding payroll, travel and similar advances to officers and employees to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If National Waterworks or any Restricted Subsidiary of National Waterworks sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of National Waterworks such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of National Waterworks, National Waterworks will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants— Restricted Payments.”

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and, except in connection with any Qualified Receivables Transaction, any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Management Agreement” means that certain Management Agreement dated as of November 22, 2002, by and among National Waterworks, THL Managers V, LLC, and J.P. Morgan Partners, LLC.

“Net Cash Proceeds” with respect to any issuance or sale of Equity Interests, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by National Waterworks or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any Designated Non-cash Consideration or other non-cash consideration received in any Asset Sale), net of the direct costs, fees and expenses relating to such Asset Sale, including, without limitation:

(1)	legal, accounting and investment banking fees and all other professionals’ and advisors’ fees;

(2)	sales commissions, title and recording expenses and any relocation expenses incurred as a result of the Asset Sale;

(3)	taxes paid or payable or required to be accrued as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements;

(4)	amounts required to be applied to the repayment of Indebtedness (including all interest, premium, penalties, breakage, indemnities and fees in connection therewith), other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale;

(5)	all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

(6)	any appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Sale and retained by National Waterworks or any of its Restricted Subsidiaries after such Asset Sale or as a reserve established in accordance with GAAP, for adjustment in the sales prices of the asset or assets but only for so long as such reserve is required in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither National Waterworks nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of National Waterworks or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

(3)	as to which the lenders have been notified or acknowledged in writing that they will not have any recourse to the stock (other than the stock of an Unrestricted Subsidiary pledged by National Waterworks or any of its Restricted Subsidiaries) or assets of National Waterworks or any of its Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business” means any business that derives a majority of its revenues from the businesses engaged in by National Waterworks and its Restricted Subsidiaries on the date of original issuance of the notes and/or activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which National Waterworks and its Restricted Subsidiaries are engaged on the date of original issuance of the notes, including without limitation, acting as a distributor for industrial, electric, utility or similar products.

“Permitted Business Unit” means a store, branch, distribution center, region or other similar unit of a Permitted Business or the operations and assets of any of the foregoing.

“Permitted Group” means the group of investors that is party to the Stockholders Agreement, as the same may be amended, modified or supplemented from time to time, provided that no single Person together with its Affiliates (other than Permitted Holders referred to in clauses (1) and (2) of the definition of Permitted Holders) Beneficially Owns more of the Voting Stock of National Waterworks or Holdings (as applicable) that is Beneficially Owned by such group of investors than is then collectively Beneficially Owned by the Permitted Holders referred to in clauses (1) and (2) of the definition of Permitted Holders.

“Permitted Holder” means:

(1)	J.P. Morgan Partners, LLC and its Affiliates (without giving effect to the proviso in the second sentence of the definition of Affiliate);

(2)	Thomas H. Lee Partners, L.P. and its Affiliates (without giving effect to the proviso in the second sentence of the definition of Affiliate); and

(3)	any Person acting in the capacity of underwriter in connection with a public or private offering of National Waterworks’ or Holdings’ Equity Interests.

“Permitted Investments” means:

(1)	any Investment in National Waterworks or in a Restricted Subsidiary of National Waterworks;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by National Waterworks or any Restricted Subsidiary of National Waterworks in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of National Waterworks; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, National Waterworks or a Restricted Subsidiary of National Waterworks;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(5)	any acquisition of assets or Equity Interests solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of National Waterworks;

(6)	any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7)	Hedging Obligations;

(8)	receivables owing to National Waterworks or any Restricted Subsidiary and prepaid expenses if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as National Waterworks or any such Restricted Subsidiary deems reasonable under the circumstances;

(9)	advances, loans or extensions of credit to suppliers and vendors in the ordinary course of business;

(10)	deposits, bid bonds and performance bonds with governmental authorities made in the ordinary course of business;

(11)	Investments existing on the date of the indenture and Investments contributed to the common equity capital of National Waterworks subsequent to the date of the indenture;

(12)	endorsements of negotiable instruments and documents in the ordinary course of business;

(13)	Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of National Waterworks or at the time such Person merges or consolidates with National Waterworks or any of its Restricted Subsidiaries, in either case in compliance with the indenture, provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of National Waterworks or such merger or consolidation;

(14)	the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction, and any other Investment by National Waterworks or a Restricted Subsidiary of National Waterworks in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; provided, that such other Investment is in the form of a note or other instrument that the Receivables Subsidiary or other Person is required to repay as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of National Waterworks entered into as part of a Qualified Receivables Transaction;

(15)	other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) since the date of the indenture, not to exceed $20.0 million; and

(16)	repurchases of the notes as long as the repurchased notes are cancelled promptly after purchase.

“Permitted Junior Securities” means:

(1)	Equity Interests in National Waterworks or any Guarantor; or

(2)	debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the notes and the subsidiary guarantees are subordinated to Senior Debt under the indenture;

provided that the term “Permitted Junior Securities” shall not include any securities distributed pursuant to a plan of reorganization if the Indebtedness under the Credit Agreement is treated as part of the same class as the notes for purposes of such plan of reorganization.

“Permitted Liens” means:

(1)	Liens on assets of National Waterworks or any Guarantor securing Senior Debt that was permitted by the terms of the indenture to be incurred;

(2)	Liens in favor of National Waterworks or the Guarantors;

(3)	Liens on property or assets of a Person existing at the time such Person is merged with or into or consolidated with National

Waterworks or any Subsidiary of National Waterworks; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with National Waterworks or the Subsidiary;

(4)	Liens on property existing at the time of acquisition of the property by National Waterworks or any Subsidiary of National Waterworks, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, supply bonds, construction bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants— Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness;

(7)	Liens existing on the date of the indenture;

(8)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)	Liens on assets of a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction;

(10)	Liens incurred in the ordinary course of business of National Waterworks or any Restricted Subsidiary of National Waterworks with respect to obligations that do not exceed $10.0 million at any one time outstanding;

(11)	judgment Liens not giving rise to an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(12)	Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a)	such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by National Waterworks in excess of those set forth by regulations promulgated by the Federal Reserve Board, and

(b)	such deposit account is not intended by National Waterworks or any of its Restricted Subsidiaries to provide collateral to the depository institution;

(13)	Liens securing the notes and any note guarantees; and

(14)	any interest or title of a lessor under any Capital Lease Obligation or operating lease.

“Permitted Refinancing Indebtedness” means any Indebtedness of National Waterworks or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of National Waterworks or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or if issued with original discount, the aggregate issue price) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses, premiums and defeasance costs incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes or the subsidiary guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes or the subsidiary guarantees, as the case may be, on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)	such Indebtedness is incurred either by National Waterworks or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Purchase Agreement” means that certain Purchase Agreement, dated as of November 14, 2002, among National Waterworks and the initial purchasers parties thereto.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by National Waterworks or any of its Restricted Subsidiaries pursuant to which National Waterworks or any of its Restricted Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Subsidiary (in the case of a transfer by National Waterworks or any of its Restricted Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of National Waterworks or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Receivables Subsidiary” means a Subsidiary of National Waterworks which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of National Waterworks (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by National Waterworks or any Restricted Subsidiary of National Waterworks (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates National Waterworks or any Restricted Subsidiary of National Waterworks in any way other than pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of National Waterworks or any Restricted Subsidiary of National Waterworks (other than accounts receivable and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither National Waterworks nor any Restricted Subsidiary of National Waterworks has any material contract, agreement, arrangement or understanding other than on terms no less favorable to National Waterworks or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of National Waterworks, other than fees payable in the ordinary course of business in connection with servicing accounts receivable and (c) with which neither National Waterworks nor any Restricted Subsidiary of National Waterworks has any obligation to maintain or preserve such Subsidiary’s financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of National Waterworks will be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of National Waterworks giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of November 22, 2002, by and among Holdings and the stockholders parties thereto.

“Representative” means the trustee, agent or representative (if any) for an issuer of Senior Debt.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by National Waterworks or a Restricted Subsidiary whereby National Waterworks or a Restricted Subsidiary transfers such property to a Person and National Waterworks or such Restricted Subsidiary leases it from such Person, other than leases between National Waterworks and a Wholly Owned Restricted Subsidiary or between Wholly Owned Restricted Subsidiaries.

“Senior Debt” means:

(1)	all Indebtedness of National Waterworks or any Guarantor outstanding under Credit Facilities (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of National Waterworks or any Guarantor, regardless of whether or not a claim for post-filing interest is allowed in such proceedings);

(2)	all Hedging Obligations permitted to be incurred under the terms of the indenture;

(3)	any other Indebtedness of National Waterworks or any Guarantor permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any subsidiary guarantee; and

(4)	all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1)	any liability for federal, state, local or other taxes owed or owing by National Waterworks;

(2)	any intercompany Indebtedness of National Waterworks or any of its Subsidiaries to National Waterworks or any of its Affiliates;

(3)	any trade payables; or

(4)	the portion of any Indebtedness that is incurred in violation of the indenture.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Stockholders’ Agreement” means that certain Stockholders’ Agreement, dated as of November 22, 2002, by and among Holdings and the stockholders and investors that are party thereto.

“Subscription and Stock Purchase Agreement” means those certain Executive Subscription and Stock Purchase Agreements each dated as of November 22, 2002, by and between Holdings and the executives that are party thereto.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Tax Sharing Agreement” means that certain Tax Sharing Agreement, dated as of November 22, 2002, by and among Holdings and those direct or indirect domestic subsidiaries of Holdings that are parties thereto.

“Transactions” has the meaning set forth under “Summary—The Transactions.”

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to December 1, 2007; provided, however, that if the period from such redemption date to December 1, 2007 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of National Waterworks that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	is not party to any agreement, contract, arrangement or understanding with National Waterworks or any Restricted Subsidiary of National Waterworks unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to National Waterworks or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of National Waterworks;

(3)	is a Person with respect to which neither National Waterworks nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of National Waterworks or any of its Restricted Subsidiaries; and

(5)	either (a) has at least one director on its Board of Directors that is not a director or executive officer of National Waterworks or any of its Restricted Subsidiaries or (b) has at least one executive officer that is not a director or executive officer of National Waterworks or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of National Waterworks as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of National Waterworks as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Certain covenants—Incurrence of Indebtedness and Issuance of preferred stock,” National Waterworks will be in default of such covenant. The Board of Directors of National Waterworks may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of National Waterworks of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time, entitled generally to vote in the election of the Board of Directors of such Person (without regard to the occurrence of any contingency).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b)

the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

Plan of Distribution

This prospectus has been prepared for use by J.P. Morgan Securities Inc. in connection with offers and sales of the notes in market-making transactions effected from time to time. J.P. Morgan Securities Inc. may act as a principal or agent in these transactions. These sales will be made at prevailing market prices at the time of sale. We will not receive any of the proceeds of these sales. We have agreed to indemnify J.P. Morgan Securities Inc. against certain liabilities, including liabilities under the Securities Act, and to contribute payments which J.P. Morgan Securities Inc. might be required to make in respect thereof.

As of the date of this prospectus, affiliates of J.P. Morgan Securities Inc. beneficially own approximately 43% of our Holdings’ common stock and certain of our directors are employed by an affiliate of J.P. Morgan Securities Inc. For more information, see “Management,” “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related Party Transactions” for a summary of certain relationships between us and affiliates of J.P. Morgan Securities Inc.

We have been advised by J.P. Morgan Securities Inc. that, subject to applicable laws and regulations, J.P. Morgan Securities Inc. currently intends to make a market in the notes. However, J.P. Morgan Securities Inc. is not obligated to do so and J.P. Morgan Securities Inc. may discontinue its market-making activities at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. An active trading market may not develop or be sustained. For more information, see “Risk Factors—You Cannot be Sure that an Active Trading Market Will Develop for the Notes.”

Legal Matters

The validity of the notes has been passed upon for us by O’Melveny & Myers LLP, New York, New York.

Experts

The financial statements of National Waterworks, Inc. as of December 31, 2003 and 2002, and for the year ended December 31, 2003 and for the period from November 22, 2002 to December 31, 2002, and the consolidated financial statements of U.S. Filter Distribution Group, Inc. for the period from January 1, 2002 to November 21, 2002 and for the year ended December 31, 2001, have been included in this prospectus in reliance on the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting. The audit report covering such financial statements refers to a change in the method of accounting for goodwill in 2002.

Where You Can Find More Information

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission (the “SEC” or the “Commission”). You can inspect and copy these materials at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these materials can also be obtained by mail at prescribed rates from the SEC’s Public Reference Room at the above address. You can obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s Internet site is www.sec.gov.

We provide copies to the holders of the notes of the annual, quarterly and current reports that we file with the SEC. The annual reports contain financial information that has been examined and reported on, with an opinion expressed, by an independent public accountant.

We have filed a Registration Statement on Form S-1 to register with the Commission offers and sales of the Notes made by J.P. Morgan Securities Inc. in market-making transactions effected from time to time. This prospectus is part of that Registration Statement. As allowed by the Commission’s rules, this prospectus does not contain all of the information you can find in the Registration Statement or the exhibits to the Registration Statement.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. Subject to our obligation to amend or supplement this prospectus as required by law and the rules and regulations of the Commission, the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus.

Financial Statements And Supplementary Data

NATIONAL WATERWORKS, INC.

U.S. FILTER DISTRIBUTION GROUP, INC. AND SUBSIDIARY

Page
Independent Auditors’ Report	F-2
As of December 31, 2003 and 2002:
Balance Sheets	F-3
For the year ended December 31, 2003, the period of November 22, 2002 through December 31, 2002, the period of January 1, 2002 through November 21, 2002, and the year ended December 31, 2001:
Statements of Operations	F-4
Statements of Stockholder’s Equity	F-5
Statements of Cash Flows	F-6
Notes to Financial Statements	F-7

INDEPENDENT AUDITORS’ REPORT

The Board of Directors
National Waterworks, Inc.:

     We have audited the accompanying balance sheets of National Waterworks, Inc. (Successor), a wholly owned subsidiary of National Waterworks Holdings, Inc., as of December 31, 2003 and 2002, and the related statements of operations, stockholder’s equity, and cash flows for the year ended December 31, 2003 and the period of November 22, 2002 through December 31, 2002. We have also audited the accompanying consolidated statements of operations, stockholder’s equity and cash flows of U.S. Filter Distribution Group, Inc. (Predecessor) and subsidiary, a wholly owned subsidiary of United States Filter Corporation, for the period of January 1, 2002 through November 21, 2002 and year ended December 31, 2001. These financial statements are the responsibility of the management of National Waterworks, Inc. and U.S. Filter Distribution Group, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of National Waterworks, Inc. as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the year ended December 31, 2003 and the period of November 22, 2002 through December 31, 2002, and the results of U.S. Filter Distribution Group, Inc. operations and their cash flows for the period of January 1, 2002 through November 21, 2002 and year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 2 to the financial statements, U.S. Filter Distribution Group, Inc. changed its method of accounting for goodwill in 2002.

/s/ KPMG LLP

KPMG LLP

February 11, 2004
(except note 17 as to which the date is March 2, 2004)
St. Louis, Missouri

BALANCE SHEETS

	National Waterworks, Inc.
	- Note 1
	December 31,	December 31,
(In thousands, except share and per share amounts)	2003	2002
Assets
Current assets:
Cash and cash equivalents	$18,702	$39,888
Trade accounts receivable, less allowance for doubtful accounts of $3,213 in 2003 and $3,394 in 2002	188,476	174,012
Inventories	90,739	91,619
Deferred income taxes (note 9)	—	4,713
Other current assets	2,689	2,402

Total current assets	300,606	312,634
Property and equipment, net (note 6)	20,523	21,805
Goodwill (note 4)	456,080	465,662
Deferred financing fees, less accumulated amortization of $3,060 in 2003 and $133 in 2002	24,141	12,667
Other assets	1,607	49

	$802,957	$812,817

Liabilities and Stockholder’s Equity
Current liabilities:
Trade accounts payable	$115,038	$126,662
Current installments of long-term debt (note 8)	15,000	10,000
Accrued compensation and benefits	27,036	22,036
Other accrued expenses	9,677	8,989

Total current liabilities	166,751	167,687
Long-term debt, excluding current installments (note 8)	425,000	440,000
Deferred income taxes (note 9)	10,059	1,025
Other long-term liabilities	1,674	—

Total liabilities	603,484	608,712
Commitments and contingencies (note 12)
Common stock — $.01 par value; 100 shares authorized, issued, and outstanding at 2003 and 2002	—	—
Additional paid-in capital	199,473	209,999
Retained earnings (accumulated deficit)	—	(5,894)

Total stockholder’s equity	199,473	204,105

	$802,957	$812,817

See accompanying notes to financial statements.

STATEMENTS OF OPERATIONS

	Successor		Predecessor
	National Waterworks, Inc.		U.S. Filter Distribution Group, Inc.
	- Note 1		and Subsidiary - Note 1
		Period of	Period of
		November 22,	January 1,
	Year Ended	2002 through	2002 through	Year Ended
	December 31,	December 31,	November 21,	December 31,
(In thousands)	2003	2002	2002	2001
Net sales	$1,278,351	$94,250	$1,058,768	$1,120,330
Cost of goods sold (note 3)	1,010,361	82,005	831,764	880,569

Gross profit	267,990	12,245	227,004	239,761
Operating expenses:
Selling, general and administrative	167,152	14,737	139,825	152,470
Loss — accounts receivable securitization (note 13)	—	—	2,480	536

Income (loss) before depreciation and amortization	100,838	(2,492)	84,699	86,755
Depreciation	2,556	251	3,123	3,586
Amortization of intangible assets	8	1	8	25,008

Operating income (loss)	98,274	(2,744)	81,568	58,161
Other income (expense):
Completion bonuses (note 10)	—	—	(6,200)	—
Interest expense, net	(41,333)	(6,826)	(36)	(79)
Other	(11)	(12)	59	(8)

Income (loss) before income taxes, and cumulative effect of a change in accounting principle	56,930	(9,582)	75,391	58,074
Income taxes expense (benefit) (note 9)	23,289	(3,688)	29,238	31,924

Income (loss) before cumulative effect of a change in accounting principle	33,641	(5,894)	46,153	26,150
Cumulative effect of a change in accounting principle (note 4)	—	—	(459,000)	—

Net income (loss)	$33,641	$(5,894)	$(412,847)	$26,150

See accompanying notes to financial statements

STATEMENTS OF STOCKHOLDER’S EQUITY

	Common Stock		Additional	Retained Earnings
			Paid-in	(Accumulated
(In thousands, except share data)	Shares	Amount	Capital	Deficit)	Total
U.S. Filter Distribution Group, Inc. and subsidiary (Predecessor) — Note 1:
Balance at December 31, 2000	1,000	$—	$1,258,524	$46,500	$1,305,024
Distribution to U.S. Filter	—	—	(3,650)	—	(3,650)
Investment by U.S. Filter	—	—	2,700	—	2,700
Net income	—	—	—	26,150	26,150

Balance at December 31, 2001	1,000	—	1,257,574	72,650	1,330,224
Investment by U.S. Filter	—	—	20,093	—	20,093
Net income	—	—	—	(412,847)	(412,847)

Balance at November 21, 2002	1,000	$—	$1,277,667	$(340,197)	$937,470

National Waterworks, Inc. (Successor) – Note 1:
Investment by National Waterworks Holdings, Inc.	100	$—	$209,999	$—	$209,999
Net loss	—	—	—	(5,894)	(5,894)

Balance at December 31, 2002	100	—	209,999	(5,894)	204,105
Investment by National Waterworks Holdings, Inc.	—	—	1,000	—	1,000
Dividend distribution	—	—	(11,526)	(27,747)	(39,273)
Net income		—	—	33,641	33,641

Balance at December 31, 2003	100	$—	$199,473	$—	$199,473

See accompanying notes to financial statements.

STATEMENTS OF CASH FLOWS

	Successor		Predecessor
	National Waterworks, Inc.		U.S. Filter Distribution Group, Inc. and
	Note 1		Subsidiary - Note 1
		Period of	Period of
		November 22,	January 1,
	Year Ended	2002 through	2002 through
	December 31,	December 31,	November 21,	Year Ended
(In thousands)	2003	2002	2002	December 31, 2001
Cash flows from operating activities:
Net income (loss)	$33,641	$(5,894)	$(412,847)	$26,150
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred income taxes	18,093	(3,688)	2,150	339
Financing fees	—	2,500	—	—
Amortization of deferred financing fees	2,928	133	—	—
Depreciation and amortization	2,564	252	3,131	28,594
Loss on goodwill impairment	—	—	459,000	—
Gain (loss) on disposal of equipment	(55)	—	(72)	10
Provision (reduction) for doubtful accounts	953	(119)	1,004	1,239
Changes in operating assets and liabilities
Trade accounts receivable	(15,417)	39,470	(22,557)	149,199
Inventory	880	6,651	(4,769)	6,662
Other current assets	(287)	(1,401)	673	(689)
Other assets	(1,566)	—	4,306	3
Trade accounts payable and accrued expenses	(6,396)	1,140	26,221	(2,108)
Other long term liabilities	1,674	—	—	—

Net cash provided by operating activities	37,012	39,044	56,240	209,399

Cash flows from investing activities:
Capital expenditures	(2,022)	(102)	(1,442)	(1,415)
Acquisitions	(3,224)	(643,753)	(19,595)	(2,700)
Proceeds from sale of assets and liabilities	—	—	—	3,650
Proceeds from sales of property and equipment	803	—	874	200

Net cash used in investing activities	(4,443)	(643,855)	(20,163)	(265)

Cash flows from financing activities:
Proceeds from long-term debt	—	450,000	—	—
Financing fees	(5,482)	(15,300)	—	—
Equity investment by Parent	1,000	209,999	—	—
Principal payments on long-term debt	(10,000)	—	(222)	(1,324)
Dividend distribution	(39,273)	—	—	—
Investment by U.S. Filter	—	—	20,093	2,700
Distribution to U.S. Filter	—	—	—	(3,650)
Funds transferred to U.S. Filter	—	—	(1,103,045)	(1,327,934)
Expenditures funded by U.S. Filter	—	—	994,010	1,073,133
Allocation of expenses from U.S. Filter	—	—	45,103	51,976

Net cash provided by (used in) financing activities	(53,755)	644,699	(44,061)	(205,099)

Net increase (decrease) in cash and cash equivalents	(21,186)	39,888	(7,984)	4,035
Cash and cash equivalents at beginning of period	39,888	—	13,288	9,253

Cash and cash equivalents at end of period	$18,702	$39,888	$5,304	$13,288

Cash paid for interest	$40,176	$997	$37	$90

Cash paid for income taxes	$3,136	$—	$27,088	$31,585

See accompanying notes to financial statements.

NOTES TO FINANCIAL STATEMENTS

NATIONAL WATERWORKS, INC.
As of December 31, 2003 and 2002 and for
the year ended December 31, 2003 and the
period of November 22, 2002 through December 31, 2002

U.S. FILTER DISTRIBUTION GROUP, INC. AND SUBSIDIARY
For the period of January 1, 2002 through November 21, 2002 and for the year ended December 31, 2001

(1) Description of Business

     National Waterworks, Inc. (“NWW”, “Company”, or “Successor”), a wholly owned subsidiary of National Waterworks Holdings, Inc. (“Parent”), was incorporated in September 2002 for the purpose of acquiring substantially all of the assets and assuming certain obligations of U.S. Filter Distribution Group, Inc. (“USFDG”, “Predecessor” or the “Group”), a wholly owned subsidiary of United States Filter Corporation (“U.S. Filter”), which is an indirect-wholly owned subsidiary of Veolia Environnement (“Veolia”, formerly Vivendi Environnement S.A.). The acquisition was consummated on November 22, 2002, (see note 3). NWW is a distributor of water and wastewater transmission products including pipe, fittings, valves, meters, service and repair products, fire hydrants and other components that are used to transport clean water and wastewater between reservoirs and treatment plants and residential and commercial locations. NWW has 133 branch locations operating in 35 states. Principal customers served are in the contractor and municipal markets in the United States. Prior to the acquisition, USFDG conducted such business activities.

     As a result of the NWW acquisition, the balance sheets as of December 31, 2003 and 2002, and the statements of operations, stockholder’s equity and cash flows for the year ended December 31, 2003 and for the period from November 22, 2002 through December 31, 2002 represent NWW’s financial position and the results of its operations and cash flows as of those dates and for those periods. The statements of operations, stockholder’s equity and cash flows for the period of January 1, 2002 through November 21, 2002 and for the year ended December 31, 2001 represent USFDG’s consolidated results of their operations and cash flows for those periods.

(2) Summary of Significant Accounting Policies

(a) Principles of Consolidation and Basis of Presentation

     The financial statements of USFDG include the financial statements of USFDG and its wholly owned subsidiary, United States Filter Receivables Corporation (“USFRC”), collectively the Group. USFRC was incorporated in 2001 in the state of Delaware. All significant intercompany balances and transactions have been eliminated in consolidation. NWW has no subsidiaries.

(b) Cash Equivalents

     All highly liquid investments with maturities at date of purchase of three months or less are considered to be cash equivalents.

(c) Inventories

     Inventories are stated at the lower of cost or market. Cost is determined using the weighted average cost method for all inventories.

(d) Property and Equipment

     Property and equipment are stated at cost. Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets as follows:

Buildings and improvements	5 to 30 years
Office furniture, fixtures and equipment	3 to 5 years
Transportation equipment	1 to 5 years
Machinery and equipment	5 years

     Maintenance and repair costs are charged to expense as incurred. Additions, renewals and improvements are capitalized. Upon the sale or retirement of an asset, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is recognized.

(e) Impairment of Long-Lived Assets Other than Goodwill

     Long-lived assets, including property and equipment, are reviewed for possible impairment whenever events or other changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized when the carrying amount of a long-lived asset exceeds the sum of the undiscounted cash flows expected to result from the asset’s use and eventual disposition. An impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset.

(f) Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     NWW files a consolidated return with its parent. For the purpose of the financial statements of NWW presented herein, NWW provides for income taxes as if it was a taxable entity filing a separate return.

     The Group filed as part of U.S. Filter’s consolidated Federal income tax return. U.S. Filter implemented certain tax planning strategies and the related impact is not reflected in these separate financial statements of the Group. For the purpose of the consolidated financial statements presented herein, the Group provided for income taxes as if it were a taxable entity filing a separate return.

(g) Segments of an Enterprise and Related Information

     Management has implemented the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 131, Disclosure about Segments of an Enterprise and Related Information. Management has determined the six geographic regions, to which substantially all income and expenses are allocated for purposes of allocating resources by the chief operating decision maker, meet all of the aggregation criteria of SFAS No. 131, including similar economic characteristics. Accordingly, there is one reportable segment.

     Products include pipe, fire hydrants, meters, valves, fittings and other complementary products for waterworks construction and maintenance/repair. The following table sets forth net sales by product category (in thousands):

		Period of	Period of
		November 22,	January 1,
		2002	2002
	Year Ended	through	through	Year Ended
	December 31,	December 31,	November 21,	December 31,
Product Category	2003	2002	2002	2001
Pipe	$510,852	$38,256	$424,544	$440,499
Fittings	195,720	14,735	162,932	173,992
Valves	160,654	11,396	131,208	145,128
Meters	110,675	7,827	94,905	94,241
Fire hydrants	79,631	5,344	66,046	69,248
Service and repair products	86,298	6,336	69,515	74,334
Other	134,521	10,356	109,618	122,888

	$1,278,351	$94,250	$1,058,768	$1,120,330

     All revenues are derived from customers domiciled in the United States and there are no long-lived assets located outside of the United States, and no single customer, as defined in SFAS No. 131, represents ten percent or more of revenues for any period presented.

(h) Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

(i) Revenue Recognition

     Revenue on sales is recognized when products are shipped and the customer takes ownership and assumes risk of loss. Shipping and handling costs incurred are included as a component of cost of goods sold.

(j) Goodwill

     Goodwill represents the excess of the purchase price for an acquired business over the allocated fair value of the related net assets. Through 2001, goodwill was amortized on a straight-line basis over a 40-year life. The carrying value of goodwill was reviewed for impairment at the enterprise level, in connection with impaired long-lived assets, whenever events or changes in circumstances indicated that the carrying amount of the acquired assets may not be recoverable. If the sum of the estimated future cash flows (undiscounted) expected to result from the use and eventual disposition of an asset was less than the carrying amount of the asset, an impairment loss was recognized. Measurement of an impairment loss was based on the fair value of the asset. For enterprise level goodwill, fair value was determined using a discounted cash flows approach.

     In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 141 also specifies criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with the SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. On July 1, 2001, the Group adopted the provisions of SFAS No. 141 and certain provisions of SFAS No. 142 as required for goodwill and intangible assets resulting from business combinations after June 30, 2001, which had no effect on the Group’s consolidated financial statements.

     The Group adopted the remaining provisions of SFAS No. 142 as of January 1, 2002 and no longer amortized goodwill related to business combinations consummated before July 1, 2001. As of the date of adoption, the Group had unamortized goodwill in the amount of $933.4 million, all of which was subject to the transition provisions of SFAS No. 141 and No. 142. Amortization expense related to goodwill that will no longer be amortized was $25.0 million for the year ended December 31, 2001. As described in Note 4, an impairment loss of approximately $459.0 million was recognized under the transitional provisions of SFAS No. 142 as of January 1, 2002.

     Effective with the acquisition of the Group, the Company adopted the provisions of SFAS No. 141 and No. 142. In accordance with SFAS No. 142, the Company reviews goodwill for impairment annually at the beginning of the fourth quarter, and whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

(k) Recent Accounting Pronouncements

     In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement applies to all entities that have legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development or normal use of the asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The adoption of SFAS No. 143 as of January 1, 2003 did not have a significant impact on our financial condition or results of operations.

     In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which is effective for disposal activities initiated after December 31, 2002. This Statement nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred as opposed to the date of the commitment of an exit plan. The adoption of SFAS No. 146 as of January 1, 2003 did not have a significant impact on our financial condition or results of operations.

     In November 2002, the EITF reached consensus on Issue 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor. The consensus was reached that cash consideration received by a customer from a vendor is presumed to be a reduction of the prices of the vendor’s products or services and should be treated as a reduction of cost of sales when recognized in the customer’s income statement. This presumption can be overcome if the consideration can be shown to represent either a payment for assets or services delivered to the vendor or a reimbursement of costs incurred by the reseller to sell the vendor’s products. It also reached consensus on when a customer should recognize a rebate or refund that is payable only if the customer completes a specified level of purchases. Recognition should occur when the rebate or refund is probable and reasonably estimable and should be based on a systematic and rational method. The Company has historically accounted for such consideration as a reduction of cost of sales when the vendor rebate is probable and reasonably estimable and based on a systematic and rational allocation of the cash consideration to be received. The Company estimated the adoption of this EITF increased net income by $1.4 million for the year ended December 31, 2003.

     In January 2003, the FASB issued Statement SFAS No.148, Accounting for Stock-Based Compensation — Transition and Disclosure. This statement amends FASB SFAS No. 123, Accounting for Stock-Based Compensation to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements of the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS 148 is effective for fiscal years beginning after December 15, 2002. The adoption of SFAS 148 had no impact on the Company’s financial statements.

     In April 2003 the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 149 provides greater clarification of the characteristics of a derivative instrument so that contracts with similar characteristics will be accounted for consistently. In general, SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. As the Company does not currently have any derivative financials instruments, the adoption of SFAS No. 149 had no impact on the Company’s financial statements.

     In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement clarifies the accounting for certain financial instruments with characteristics of both liabilities and equity and requires that those instruments be classified as liabilities in statements of financial position. Previously, many of those financial instruments were classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. As the Company does not have any of these financial instruments, the adoption of SFAS No. 150 had no impact on the Company’s financial statements.

(3) Acquisitions and Divestitures

     On November 22, 2002, NWW acquired substantially all of the assets and certain liabilities of the Group. The acquisition was accounted for as a business combination under SFAS No. 141 and as a taxable transaction for federal and state income tax purposes.

     The aggregate purchase price, prior to post-closing purchase price adjustments, was $643.8 million. In addition, NWW incurred $15.3 million in financing fees of which $12.8 million was capitalized as deferred financing fees and $2.5 million expensed as interest expense. During 2003, the Company recorded additional deferred financing fees of $8.9 million which were initially considered direct costs of the acquisition. These fees will be amortized over the remaining life of the related debt.

     The following table summarizes the estimated fair value of the assets acquired and the liabilities assumed as of the date of acquisition (in thousands):

Assets
Current assets	$312,684
Property and equipment	21,953
Goodwill	465,662

Total assets acquired	800,299

Liabilities
Current liabilities	156,546

Total liabilities	156,546

Net assets acquired	$643,753

     The goodwill acquired is deductible for income tax purposes.

     Current assets includes a $13.0 million inventory valuation adjustment pursuant to SFAS No. 141 of which $4.0 million and $9.0 million has been recognized as an increase in cost of goods sold for the year ended December 31, 2003 and the period of November 22, 2002 through December 31, 2002, respectively.

     The acquisition agreement provided for a post-closing purchase price adjustment based on working capital at the closing date. The purchase price adjustment was finalized and resulted in an additional cash payment of $3.1 million paid in the first quarter of 2003. The $3.1 million payment was recorded as an adjustment to goodwill.

     The pro forma results of operations for 2002 (in thousands) as though the business combination had been completed as of January 1, 2002 would have resulted in revenue of $1,153,018 and net income of $25,259.

     On March 29, 2002 the Group acquired substantially all of the assets and certain liabilities of Utility Piping Systems, Inc. for an aggregate purchase price of $19.6 million. This acquisition was accounted for by the purchase method, and accordingly, the purchase price was allocated to the net assets acquired based upon their estimated fair values as of the date of acquisition. The allocation of purchase price resulted in approximately $14.3 million of goodwill acquired.

     On May 31, 2001, the Group acquired substantially all of the assets and certain liabilities of Utility Supply Division of North American Pipe Corporation (NAPCO) for an aggregate purchase price of $2.7 million. This acquisition was accounted for by the purchase method, and accordingly, the purchase price was allocated to the net assets acquired based upon their estimated fair values as of the date of acquisition. The allocation of purchase price resulted in approximately $0.4 million of goodwill acquired, which was being amortized over 40 years through January 1, 2002, the date of the adoption of SFAS No. 142.

     As these acquisitions are immaterial to the Group’s consolidated financial statements, pro forma results of operations are not presented.

     On January 1, 2001, the Group sold certain assets and liabilities acquired in 1997 for an aggregate sale price of $3.7 million. The carrying values of the assets divested, including goodwill, and liabilities disposed were approximately $4.1 million and $0.4 million, respectively.

(4) Goodwill

     The changes in the carrying amount of goodwill for the year ended December 31, 2003 are as follows (in thousands):

Year ended
December 31,
2003
Balance at beginning of period	$465,662
Additional goodwill related to the NWW acquisition of USFDG:
Additional transaction costs	84
Working capital purchase price adjustment	3,140
Purchase accounting adjustment-change in tax basis of assets acquired	(3,886)
Additional financing fees initially considered direct costs of the acquisition	(8,920)

Balance at the end of the period	$456,080

     During 2003, the Company recorded additional deferred financing fees of $8.9 million that will be amortized over the remaining life of the related debt. Also, additional deferred tax assets of $3.9 million were recorded based on management’s best estimate of the acquired assets that will ultimately be accepted by the taxing authorities.

     Effective with the acquisition of the Group, the Company adopted the provisions of SFAS No. 142 which requires goodwill be tested for impairment on an annual basis at the reporting unit level. The Company identified and assigned goodwill to its six reporting units as described in note 2. As part of this review, a third party independent appraiser assessed the fair value of the reporting units utilizing a combination of discounted cash flows and market approaches. The Company reviewed goodwill for impairment at the beginning of fourth quarter 2003. Based on the results of the impairment test, the Company determined there was no impairment of goodwill to any of the reporting units.

     In accordance with SFAS No. 142, the Group completed the transition assessment of whether there was an indication that goodwill was impaired at January 1, 2002 and concluded that it was probable that goodwill assigned to its reporting units was impaired. The fair value of the Group’s reporting units was estimated using, among other factors, the sales price included in the sale agreement by U.S. Filter and USFDG to sell substantially all of the Group’s assets, net of certain liabilities, for a cash purchase price of $620.0 million. The Group’s management estimated an impairment loss of approximately $459.0 million. The goodwill impairment was reported as a cumulative effect of a change in accounting principle.

     Amortization expense related to goodwill was $25.0 million for the year ended December 31, 2001. The following table reconciles previously reported net income as if the provision of SFAS No. 142 were in effect in 2001 (in thousands):

		Period of	Period of
		November 22,	January 1,
		2002	2002
	Year Ended	through	through	Year Ended
	December 31,	December 31,	November 21,	December 31,
	2003	2002	2002	2001
Reported net income (loss)	$33,641	$(5,894)	$(412,847)	$26,150
Add back:
Goodwill amortization	—	—	—	25,000

Adjusted net income	$33,641	$(5,894)	$(412,847)	$51,150

(5) Allocations and Other Services

     The Group participated in certain services provided by U.S. Filter as described below:

(a) Cash Management

     Prior to November 2002, the Group participated in U.S. Filter’s centralized cash management system and, as such, the Group’s cash funding requirements including interest and tax obligations were met by U.S. Filter, and cash received by the Group was transferred to U.S. Filter on a daily basis.

(b) Allocations

     The statements of operations for the period of January 1, 2002 through November 21, 2002 and year ended December 31, 2001 include all direct costs of the Group as well as certain corporate costs directly identified with the Group and allocated to the Group by U.S. Filter. The Group was allocated $45.1 million and $52.0 million for the period of January 1, 2002 through November 21, 2002 and year ended December 31, 2001, respectively. Allocated costs included general liability insurance, worker’s compensation insurance, employee health and dental insurance, 401(k) plan matching expense, legal fees, income taxes, and certain other costs. These costs were allocated to the Group based on information specifically identified with the activities of the Group and were settled through intercompany transactions. In the opinion of Group’s management, these allocations were made on a basis which is believed to be reasonable for the Group as it operated within the structure of a larger parent organization. However, the allocations are not necessarily indicative of the level of expenses which might have been incurred by the Group if it had operated as a stand-alone entity.

(6) Property and Equipment

     Property and equipment consists of the following (in thousands):

	2003	2002
Land	$6,295	$6,306
Buildings and improvements	9,694	9,349
Office furniture, fixtures and equipment	2,821	1,852
Transportation equipment	3,420	3,206
Machinery and equipment	830	1,343

	23,060	22,056
Less accumulated depreciation and amortization	(2,537)	(251)

	$20,523	$21,805

(7) Leases

     NWW has certain noncancelable operating leases primarily for transportation equipment and office space. These leases generally contain automatic renewal options until terminated by either party and require the lessee to pay all executory costs such as maintenance and insurance. Rental expense for operating leases was $14.6 million, $1.2 million, $12.6 million, and $13.5 million for the year ended December 31, 2003, the period of November 22, 2002 through December 31, 2002, the period of January 1, 2002 through November 21, 2002, and year ended December 31, 2001, respectively.

     Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2003 are (in thousands):

Operating
Year Ending December 31	Leases
2004	$6,859
2005	5,212
2006	3,577
2007	2,436
2008	1,727
Thereafter	2,922

Total minimum lease payments	$22,733

(8) Long-Term Debt

     Long-term debt at December 31, 2003 consists of the following (in thousands):

	2003	2002
Unsecured 10.5% Senior Subordinated Notes due December 1, 2012 interest payable semi-annually	$200,000	$200,000
Secured borrowings under financing agreement; for 2003,LIBOR interest (no floor) plus a spread of 2.75%; for 2002, LIBOR interest at 2.5% floor plus a spread of 4.0%; interest rates were 3.92% and 6.5% at December 31, 2003 and 2002, respectively; principal payments due quarterly plus annual payments based on excess cash flow provisions as defined in the agreement; matures November 22, 2009; secured by the assets of the Company	240,000	250,000

Total long-term debt	440,000	450,000
Less current installments	15,000	10,000

Long-term debt, excluding current installments	$425,000	$440,000

     In November 2002, NWW issued $200.0 million principal amount of 10.5% Senior Subordinated Notes pursuant to Rule 144A of the Securities Act of 1933. Before December 1, 2005, 35% of the Senior Subordinated Notes can be redeemed with net cash proceeds of certain equity offerings at a redemption price of 110.50%. In addition, prior to December 1, 2007, all or a portion of the notes may be redeemed at a price equal to 100% of the principal amount plus a make whole premium. On or after December 1 of the years indicated, NWW may redeem the notes at the following redemption prices (expressed in percentages): 105.25% in 2007, 103.50% in 2008, 101.75% in 2009, and 100% in 2010 and thereafter.

     In November 2002, NWW entered into a financing agreement with a syndicate of lenders under which NWW borrowed $250.0 million of term loans bearing an interest rate of LIBOR (floor of 2.5%) plus 4% or alternatively Prime plus 3%. The spread decreased upon attaining certain financial targets and ratios. The financing agreement allows for additional revolver borrowings through November 22, 2008 in the amount of $75.0 million. The revolver had an interest rate of LIBOR (floor 2.5%) plus 3% or alternatively Prime plus 2%. NWW has the option to elect 30, 60, 90, or 180 day interest periods and must pay an annual commitment fee of 1/2 of 1% on the unused portion of the commitment. The spread and commitment fee decrease based on attaining certain financial targets and ratios. The agreement allows NWW to utilize up to $35.0 million of the $75.0 million revolver borrowings for letters of credit, bearing an interest rate of 3% and upfront fees of .25%. The Company utilized $3.8 million and $3.1 million of the revolver borrowings to cover outstanding letters of credit at December 31, 2003 and 2002, respectively. The $75.0 million revolver capacity was reduced accordingly at these dates.

     In August 2003 the Company amended the senior credit facility in connection with the refinancing of the outstanding term loan portion thereof. The amendment, among other things, provided for lower applicable margins for both LIBOR rate and Prime rate term loans under the refinanced facility. In addition the minimum LIBOR rate of 2.50% for term loans that existed prior to the amendment was removed. The amendment also permits us to issue, without the consent of lenders under the senior credit facility, an incremental $50.0 million of credit facilities in addition to the $50.0 million permitted prior to the amendment, contingent upon meeting certain covenants. In connection with the amendment, we paid approximately $6.0 million of financing fees, including a $4.9 million call premium. The call premium was recorded as deferred financing fees. The remaining finance fees were charged to interest expense.

     In December 2003, the Company executed a Second Amendment to the senior credit facility in connection with a dividend paid to the shareholders of the Parent. The amendment permits NWW to pay a dividend to its parent from time to time, contingent upon meeting certain financial covenants and ratios. In addition, the aggregate amount of dividends paid pursuant to this amendment may not exceed $110.0 million in total, and may not exceed $45.0 million for the year ended December 31, 2003 and $40.0 million for any year thereafter, provided that any amount not paid in the year for which it is permitted may be carried over to any succeeding year. In connection with the amendment, the Company paid approximately $2.3 million in financing fees which were charged to interest expense.

     The financing agreement and the indenture related to the Senior Subordinated Notes contain various covenants including limitations on additional indebtedness, restricted payments, the incurrence of liens, transactions with affiliates and sales of assets. In addition, the financing agreement requires NWW to satisfy certain financial covenants, including leverage and interest coverage ratios and capital expenditure limitations. NWW was in compliance with all of the covenants of the financing agreement and the indenture at December 31, 2003 and 2002.

     The aggregate maturities of long-term debt for each of the five years subsequent to December 31, 2003 are: $15.0 million in 2004, $15.0 million in 2005, $20.0 million in 2006, $25.0 million in 2007, and $25.0 million in 2008. In addition, NWW is required to repay the term loans under the financing agreement in an amount equal to 75% of excess cash flow (as defined in the financing agreement) each fiscal year and with 100% of the net proceeds of certain asset dispositions and debt issuances and 75% of the net proceeds of certain equity issuances. The prepayment percentages with respect to excess cash flow and equity issuances shall be reduced to 50% after December 31, 2003 if NWW attains certain financial ratios. NWW did not have an excess cash flow payment due for the year ended December 31, 2003.

(9) Income Taxes

     Income tax expense (benefit) attributable to income (loss) from continuing operations for each of the periods presented consists of the following (in thousands):

	Current	Deferred	Total
Year ended December 31, 2003:
U.S. Federal	$4,547	$15,831	$20,378
State and local	649	2,262	2,911

	$5,196	$18,093	$23,289

Period of November 22, 2002 through December 31, 2002:
U.S. Federal	$—	$(3,098)	$(3,098)
State and local	—	(590)	(590)

	$—	$(3,688)	$(3,688)

Period of January 1, 2002 through November 21, 2002:
U.S. Federal	$23,547	$1,869	$25,416
State and local	3,541	281	3,822

	$27,088	$2,150	$29,238

Year ended December 31, 2001:
U.S. Federal	$27,456	$295	$27,751
State and local	4,129	44	4,173

	$31,585	$339	$31,924

     Income tax expense (benefit) attributable to income (loss) from continuing operations differed from the amounts computed by applying the U.S. federal income tax rate of 35% to pretax income from continuing operations as a result of the following (in thousands):

		Period of	Period of
		November	January 1,
	Year	22, 2002	2002	Year
	Ended	through	through	Ended
	December	December	November	December
	31,	31,	21,	31,
	2003	2002	2002	2001
Computed “expected” tax expense (benefit)	$19,925	$(3,354)	$26,387	$20,326
Increase (reduction) in income taxes resulting from:
Permanent differences:
Amortization of goodwill	—	—	—	8,288
Meals and entertainment	511	50	364	400
Officer’s life insurance	7	—	—	—
Other	—	—	3	196
State and local taxes	2,846	(384)	2,484	2,714

	$23,289	$(3,688)	$29,238	$31,924

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2003 and 2002 are presented below (in thousands):

	2003	2002
Deferred tax assets:
Net operating loss	$—	$6,094
Inventory	759	56
Other accruals	33	89
Deferred financing fees	1,339	—
Start up costs	3,886	—

Total deferred tax assets, net	6,017	6,239
Deferred tax liabilities:
Depreciation and amortization	15,235	1,213
Prepaid expenses	1,252	828
Allowance for doubtful accounts	—	510
Other	49	—

Total deferred tax liabilities	16,536	2,551

Net deferred tax assets (liabilities)	$(10,519)	$3,688

     Current deferred tax liability of $0.5 million and current income tax payable of $2.1 million are included in other accrued expenses at December 31, 2003. These balances were $0.0 million at December 31, 2002.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the benefits of these deductible differences will be realized at December 31, 2003 and 2002. The amount of the deferred tax assets considered realizable; however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

     At December 31, 2002, NWW had a net operating loss carryforward for federal and state income tax purposes of approximately $15.6 million which was available to offset federal taxable income through 2022 and future taxable income in various states through, 2007. The entire net operating loss carryforward was utilized in the year ending December 31, 2003 for both federal and state income tax purposes.

(10) Completion Bonus, Employment Agreements and Restricted Stock Agreements

     In April 2002, U.S. Filter entered into agreements with certain members of management and other key employees of USFDG, to provide them with an opportunity to earn cash incentive “completion bonuses” in connection with the anticipated sale of the business of USFDG. Completion bonus payments were made by U.S. Filter following consummation of the acquisition to each employee with such an agreement, unless such individual’s employment was terminated voluntarily or for cause prior thereto. Payments by U.S. Filter pursuant to these arrangements totaled $6.2 million for the period of January 1 through November 21, 2002.

     In April 2002, the Group entered into employment agreements with certain members of management. These agreements provided for certain severance payments as defined in the employment agreement. These employment agreements were terminated in connection with the acquisition of the Group by NWW.

     In November 2002, NWW entered into new employment agreements with certain members of management. Each of the employment agreements provides for annual compensation, certain severance payments and non-compete and non-solicitation provisions, as defined in the employment agreement.

     In November 2002, certain employees of NWW purchased, at fair value, shares of the Parent’s Class A Common Stock and entered into a restricted stock agreement with the Parent. Under the terms of the restricted stock agreement, the Parent has the option to repurchase the shares at the lower of the then current fair value of the stock or the employees’ purchase price. Certain shares subject to repurchase by the Parent are reduced over a four-year period (“time based shares”) with the remaining shares being reduced over a four-year period if certain financial measures, as defined in the restricted stock agreement, are met by NWW (“performance based shares”). If the employee remains employed by NWW, and if the performance based targets are not met, the Parent ceases to have the right to repurchase such shares on the eighth anniversary of the date of the restricted stock agreement.

     In the event the employee ceases employment with NWW, there is no further reduction in the shares then subject to repurchase. If an employee is terminated without cause within one year of a sale of NWW or the Parent, the Parent ceases to have the right to repurchase any time-based shares then subject to repurchase. In addition, if there is a sale of NWW or the Parent or a public offering of the equity securities of NWW or the Parent, the Parent ceases to have the right to repurchase any performance based shares then subject to repurchase if J.P. Morgan Partners, LLC and Thomas H. Lee Partners, L.P. and their affiliates realize a specified return on their original investments as defined in the restricted stock agreement. In the event the employee is terminated for cause, all shares purchased by the employee are subject to repurchase by the Parent.

(11) Employee Benefit Plans

     Retirement Savings Plan. The Company adopted a 401(k) retirement savings plan on January 1, 2003 which is available to full time and full time equivalent employees. The plan allows employees to contribute a portion of their compensation on a pretax basis, subject to statutory limits. The Company matches 50% of up to 7% of participant contributions. Expense charged to operations related to this plan was $1.9 million for the year ended December 31, 2003.

     Management Deferred Compensation Plan. The Company established a non-qualified management deferred compensation plan on January 1, 2003. The plan allows eligible employees to defer up to 50% of their regular taxable earnings and up to 100% of their annual bonus as described in the plan. The participants’ contributions are not matched by the Company. Although there are no specific funding requirements under the plan, the Company has elected to fund the plan through contributions to a rabbi trust. The fair value of the assets held in the rabbi trust was $1.6 million at December 31, 2003 and is included in other assets. The fair value of the participants’ accounts was $1.7 million at December 31, 2003 and is included in other long-term liabilities.

(12) Commitments and Contingencies

     Certain of the Group’s predecessors distributed or may have distributed cement pipe containing asbestos. Except for one predecessor, the cement pipe distributed was primarily used in water and sewage application where the pipe was typically buried underground. Management believes that the nature of the asbestos-containing pipe distributed by the predecessors and the uses of such pipe makes it unlikely that a large number of plaintiffs would be exposed to friable asbestos emanating from the pipe. Management is not aware of any predecessor manufacturing or fabricating asbestos containing products of any type or assuming any product liability for such products.

     As discussed in Note 3, U.S. Filter and USFDG completed an agreement to sell substantially all of the Group’s assets, net of certain liabilities as defined in the sales agreement, to NWW. The November 2002 acquisition was structured as an asset purchase, and we did not assume any existing or future asbestos-related liabilities relating to U.S. Filter or its predecessors. U.S. Filter and USFDG retained these liabilities and jointly and severally agreed to indemnify and defend us from and against these liabilities on an unlimited basis with no termination date. U.S. Filter and USFDG also agreed that, until November 22, 2012, U.S. Filter will cause USFDG to maintain USFDG’s corporate existence and ensure that USFDG has sufficient funds to pay any and all of its debts and other obligations, including liabilities retained by USFDG and its indemnification obligations, as and when they become due. In addition, Veolia has guaranteed all obligations of U.S. Filter and USFDG under the asset purchase agreement, including the indemnity discussed above, up to an aggregate of $50.0 million through the period ending November 22, 2017. Historically, courts have not held the acquirer of an entity’s assets liable for liabilities that are not assumed as part of the transaction unless the asset buyer is found to be a “successor” to the asset seller. Accordingly, we could become subject to asbestos liabilities in the future to the extent we are found to be a successor to USFDG and to the extent USFDG, U.S. Filter and Veolia are unable to fulfill their contractual obligations. As the asbestos claims were retained by USFDG and U.S. Filter and in view of the indemnity by USFDG and U.S. Filter with respect to retained liabilities and the Veolia guarantee, discussed above, management of NWW believes that it has no liability related to asbestos claims at December 31, 2003 and 2002.

     The Group and one of the Group’s predecessors have been named as defendants in 1,148 asbestos related lawsuits in which the asbestos pipe was used in buildings. As of December 31, 2003, 910 lawsuits have been dismissed, 130 lawsuits have been settled and 108 lawsuits remain open. The predecessor’s insurance carriers entered into a cost sharing agreement for the coverage of these lawsuits, which provides for 100% coverage of the related defense and settlement costs. Subsequently one of the insurance carriers determined that its policies do not cover asbestos liabilities and dropped out of the cost sharing agreement. The Group has elected to cover the 42% share that this insurance carrier had been contributing. Total related aggregate settlement costs through December 31,

2003 are $0.3 million and total related aggregate defense costs are $0.8 million, with the Group paying its share of $0.1 million and $0.4 million, respectively.

     The Group and its predecessor companies have been named as defendant in 22 other asbestos related lawsuits. As of December 31, 2003, 9 lawsuits have been dismissed, 10 lawsuits have been settled and 3 lawsuits remain open. Total settlement costs through December 31, 2003 are $0.9 million and total defense costs are $0.5 million, substantially all of which has been covered by the Group’s or predecessors’ insurance carriers.

     NWW and the Group are involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on NWW or the Group’s consolidated financial position, results of operations or liquidity.

     In November 2002, NWW entered into a management agreement with J.P. Morgan Partners, LLC and Thomas A. Lee Partners, L.P. (“Sponsors”). Each Sponsor and its affiliates own 43.3% of the outstanding common stock of the Parent. Under the agreement, the Sponsors agreed to provide NWW with financial advisory and other services. NWW will pay each Sponsor an annual management fee in the amount of $0.5 million, commencing July 1, 2004. The management agreement continues until terminated by a Sponsor as provided in the management agreement. Upon termination under certain conditions, each Sponsor will be entitled to receive a termination fee equal to the net present value of the fees, which would have been paid to the Sponsor for the 10-year period commencing on the date of termination.

(13) Accounts Receivable Securitization

     The Group utilized a standard third-party receivables sale program, to provide low-cost funding based upon a securitization agreement entered into on December 19, 2001. Under this maximum $170.0 million program, the Group sold monthly, on a revolving basis, all of its rights, title and interest in, to and under these eligible accounts receivable to a third party, a bankruptcy-remote special purpose limited liability company. This company in turn transferred the eligible accounts receivable to a master trust which issues undivided interests in eligible accounts receivable to a third-party, multi-seller asset-backed commercial paper program, existing solely for the purpose of issuing commercial paper. Concurrent with the sale of USFDG assets to NWW, the accounts receivable securitization facility was terminated using proceeds from the sale.

     The sales of receivables under this Receivables Securitization Program were accounted for as a sale in accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The Group formed a master trust for purposes of pooling its eligible accounts receivable. Accounts receivable sold under these arrangements were excluded from accounts receivable. Losses recognized on the sale of accounts receivable totaled $2.5 million and $0.5 million during the period of January 1, 2002 through November 21, 2002 and the period ended December 31, 2001, respectively. These costs are included in the accompanying statements of operations under the caption “Loss-accounts receivable securitization”.

(14) Fair Value of Financial Instruments

     Financial instruments consist of cash and cash equivalents and long-term debt as of December 31, 2003 and 2002. The carrying amount of cash and cash equivalents approximate the fair value because of the short-term nature of these instruments. The fair value of the Senior Subordinated Notes long-term debt is estimated at $228.0 million and $208.8 million at December 31, 2003 and 2002, respectively, based on quoted market prices as of those dates compared to a carrying value of $200.0 million. The carrying value of the term loan under the Company’s financing agreement approximates the fair value as the interest rates float with the market interest rates.

(15) Related Party Transactions

     In January 2003, one of our and our Parent’s directors, who had not made an investment in the Parent at the time the NWW acquisition was consummated, made a $1.0 million cash equity investment in the Parent in exchange for the issuance of shares of common stock of the Parent. The Parent made a concurrent $1.0 million capital contribution to the Company. The investment was made at the same price per share as the original investment made by the Sponsors and management on November 22, 2002.

(16) Quarterly Financial Information (unaudited)

     The following is a summary of the unaudited results of operations for each quarter in calendar 2003 and 2002 (in thousands):

Calendar 2003	National Waterworks, Inc.
	First	Second	Third	Fourth	Total
Net Sales	$269,779	$329,715	$357,781	$321,076	$1,278,351
Gross Profit	53,467	69,572	75,364	69,587	267,990
Net Income	$2,718	$10,255	$12,486	$8,182	$33,641

						National
						Waterworks,
Calendar 2002	U.S. Filter Distribution Group, Inc.					Inc.
				Period of		Period of
				January 1,		November
				2002		22, 2002
				through		through
				November		December
	First	Second	Third	21, 2002	Total	31, 2002
Net Sales	$226,667	$312,012	$329,997	$190,092	$1,058,768	$94,250
Gross Profit	50,712	65,677	68,772	41,843	227,004	12,245
Income (loss) before cumulative effect of a change in accounting principle	9,227	15,347	16,201	5,378	46,153	(5,894)
Net Income (loss)	$(449,773)	$15,347	$16,201	$5,378	$(412,847)	$(5,894)

(17) Subsequent Events

     On February 9, 2004, NWW acquired substantially all of the assets and certain liabilities of Midstate Utility Supply, Inc. for an aggregate purchase price of approximately $2.0 million, subject to post-closing purchase price adjustments as stated in the Asset Purchase Agreement.

     On March 2, 2004 the Company’s Board of Directors declared a cash dividend in the aggregate amount of $6.1 million. The dividend, payable on March 3, 2004, will be paid to the Company’s Parent. Contemporaneously with the declaration of the dividend, the Company’s Parent declared a dividend in the aggregate amount of $6.1 million to the holders of its class B common stock, payable March 3, 2004.

National Waterworks, Inc.

Part II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by National Waterworks, Inc. in connection with the offer and sale of the securities being registered. All amounts are estimates.

Printing and engraving expenses	$5,000
Legal fees and expenses	25,000
Accounting fees and expenses	20,000

Total	$50,000

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal or investigative (other than an action by or in the fight of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the fight of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

The Restated Certificate of Incorporation of National Waterworks, Inc. provides that its directors shall not be liable to National Waterworks, Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director provided, however, that such exculpation from liabilities is not permitted with respect to liability arising from items described in clauses (i) through (iv) in the preceding paragraph. The Amended and Restated By-laws of National Waterworks, Inc. further provide that National Waterworks, Inc. shall indemnify its directors to the fullest extent permitted by the DGCL. The Restated Certificate of Incorporation of National Waterworks, Inc. provides that if the DGCL is amended after the date of incorporation of National Waterworks, Inc. to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of National Waterworks, Inc shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The directors and officers of National Waterworks, Inc. are covered under directors’ and officers’ liability insurance policies maintained by National Waterworks, Inc.

Item 15. Recent Sales of Unregistered Securities

None.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Exhibit
2.1	Asset Purchase Agreement dated September 12, 2002 by and among United States Filter Corporation, U.S. Filter Distribution Group, Inc. and National Waterworks, Inc. (Incorporated by reference to Exhibit 2.1 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

3.1	Restated Certificate of Incorporation of National Waterworks, Inc. (Incorporated by Reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

3.2	Amended and Restated By-laws of National Waterworks, Inc. (Incorporated by Reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

4.1	Indenture, dated as of November 22, 2002, among National Waterworks, Inc. and Wells Fargo Bank, Minnesota, National Association, as Trustee (Incorporated by Reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

4.2	Form of Senior Subordinated Note, Series B, due 2012 (a form of which is incorporated by reference to an exhibit to the Indenture filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

4.3	Exchange and Registration Rights Agreement, dated as of November 22, 2002, among National Waterworks, Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc. and UBS Warburg LLC (Incorporated by reference to Exhibit 4.3 of the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

5.1	Opinion of O’Melveny & Myers LLP (Incorporated by reference to Exhibit 5.1 of the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.1	Credit Agreement, dated as of November 22, 2002, among National Waterworks Holdings, Inc., National Waterworks, Inc., as Borrower, the several lenders from time to time parties thereto, JPMorgan Securities Inc., as Co-Syndication Agent, Goldman Sachs Credit Partners L.P., as Co-Syndication Agent, General Electric Capital Corporation, as Co-Documentation Agent, Antares Capital Corporation, as Co-Documentation Agent and UBS AG, Stamford Branch, as Administrative Agent (Incorporated by Reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.2	Guarantee and Collateral Agreement, dated as of November 22, 2002, among National Waterworks Holdings, Inc., and National Waterworks, Inc. as Borrower in favor of UBS AG, Stamford branch, as Administrative Agent (Incorporated by Reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.3	Deed of Trust, Assignment of Rents and Leases and Security Agreement, dated as of November 22, 2002, made by National Waterworks, Inc for the use and benefit of UBS AG, Stamford Branch, as

Exhibit Number	Exhibit
Administrative Agent. (St. Louis, MO) (Incorporated by Reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.4	Deed of Trust, Assignment of Rents and Leases, Fixture Filing and Security Agreement, dated as of November 22, 2002, made by National Waterworks, Inc for the use and benefit of UBS AG, Stamford Branch, as Administrative Agent (Puyallup, WA) (Incorporated by Reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.5	Employee Leasing Agreement between United States Filter Corporation, U.S. Filter Distribution Group, Inc. and National Waterworks, Inc., dated as of November 22, 2002 (Incorporated by Reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.6	Reimbursement Agreement between United States Filter Corporation and National Waterworks, Inc., dated as of November 22, 2002 (Incorporated by Reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.7	Stockholders Agreement among National Waterworks Holdings, Inc., THL Managers V, LLC and certain of its affiliates, J.P. Morgan Partners, LLC and certain of its affiliates, and the other parties thereto, dated as of November 22, 2002 (Incorporated by Reference to Exhibit 10.7 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.8	Registration Rights Agreement among National Waterworks Holdings, Inc. and its stockholders, dated as of November 22, 2002 (Incorporated by Reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.9	Subscription and Stock Purchase Agreement by and among National Waterworks Holdings, Inc. and each of Thomas H. Lee Equity Fund V, L.P., Thomas H. Lee Parallel Fund V, L.P., Thomas H. Lee Equity (Cayman) Fund V, L.P., Putnam Investments Holdings, LLC, Putnam Investments Employees’ Securities Company I LLC, Putnam Investments Employees’ Securities Company II LLC, 1997 Thomas H. Lee Nominee Trust, Thomas H. Lee Investors Limited Partnership, J.P. Morgan Partners (BHCA), L.P., J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors A, L.P., J.P. Morgan Partners Global Investors (Cayman) II, L.P. and Latona NW Investment, LLC, dated as of November 22, 2002 (Incorporated by Reference to Exhibit 10.9 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.10	Subscription and Stock Purchase Agreement by and among National Waterworks Holdings, Inc. and each of Harry Hornish, Mechelle Slaughter, Terry Howell, Rob Hickson, Ed Maczko, Ron Hood, Jerry Webb, Irving Welchons, Jack Schaller, Joe Walker, Phil Keipp and Jack Olson, dated as of November 22, 2002 (Incorporated by Reference to Exhibit 10.10 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.11	Restricted Stock Agreement between National Waterworks Holdings, Inc. and Harry Hornish, dated as of November 22, 2002 (Incorporated by Reference to Exhibit 10.11 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.12	Restricted Stock Agreement between National Waterworks Holdings, Inc. and Mechelle Slaughter, dated as of November 22, 2002 (Incorporated by Reference to Exhibit 10.12 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

Exhibit Number	Exhibit
10.13	Restricted Stock Agreement between National Waterworks Holdings, Inc. and Terry Howell, dated as of November 22, 2002 (Incorporated by Reference to Exhibit 10.13 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.14	Restricted Stock Agreement between National Waterworks Holdings, Inc. and Rob Hickson, dated as of November 22, 2002 (Incorporated by Reference to Exhibit 10.14 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.15	Restricted Stock Agreement between National Waterworks Holdings, Inc. and Ed Maczko dated as of November 22, 2002 (Incorporated by Reference to Exhibit 10.15 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.16	Restricted Stock Agreement between National Waterworks Holdings, Inc. and Ron Hood, dated as of November 22, 2002 (Incorporated by Reference to Exhibit 10.16 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.17	Restricted Stock Agreement between National Waterworks Holdings, Inc. and Jerry Webb, dated as of November 22, 2002 (Incorporated by Reference to Exhibit 10.17 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.18	Restricted Stock Agreement between National Waterworks Holdings, Inc. and Irving Welchons, dated as of November 22, 2002 (Incorporated by Reference to Exhibit 10.18 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.19	Restricted Stock Agreement between National Waterworks Holdings, Inc. and Jack Schaller, dated as of November 22, 2002 (Incorporated by Reference to Exhibit 10.19 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.20	Restricted Stock Agreement between National Waterworks Holdings, Inc. and Joe Walker, dated as of November 22, 2002 (Incorporated by Reference to Exhibit 10.20 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.21	Restricted Stock Agreement between National Waterworks Holdings, Inc. and Phil Keipp, dated as of November 22, 2002 (Incorporated by Reference to Exhibit 10.21 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.22	Restricted Stock Agreement between National Waterworks Holdings, Inc. and Jack Olson, dated as of November 22, 2002 (Incorporated by Reference to Exhibit 10.22 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.23*	Amended and Restated Employment Agreements between National Waterworks, Inc. and Harry Hornish, dated as of November 22, 2002 (Incorporated by Reference to Exhibit 10.23 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.24*	Amended and Restated Employment Agreements between National Waterworks, Inc. and Mechelle Slaughter, dated as of November 22, 2002 (Incorporated by Reference to Exhibit 10.24 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.25*	Amended and Restated Employment Agreements between National Waterworks, Inc. and Terry Howell, dated as of November 22, 2002 (Incorporated by Reference to Exhibit 10.25 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

Exhibit Number	Exhibit
10.26	Management Agreement between National Waterworks, Inc., THL Managers V, LLC and certain of its affiliates and J.P. Morgan Partners, LLC and certain of its affiliates, dated as of November 22, 2002 (Incorporated by Reference to Exhibit 10.26 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.27	Fee Agreement between National Waterworks, Inc., THL Managers V, LLC and certain of its affiliates and J.P. Morgan Partners, LLC and certain of its affiliates, dated September 30, 2002 (Incorporated by Reference to Exhibit 10.27 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.28	Tax Sharing Agreement between National Waterworks, Inc. and National Waterworks Holdings, Inc., dated as of November 22, 2002 (Incorporated by Reference to Exhibit 10.28 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.29	Real property lease covering premises located at 200 Highway 6 West, Suite 620, Waco, TX (Incorporated by Reference to Exhibit 10.29 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.30	First Amendment to the Credit Agreement (dated November 22, 2002) entered into by and between the Company and the syndication of lenders dated August 7, 2003 (Incorporated by Reference to Exhibit 10.32 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 27, 2003).

10.31	Second Amendment to the Credit Agreement (dated November 22, 2002) entered into by and between the Company and the syndication of lenders dated December 2, 2003 (Incorporated by Reference to Exhibit 10.31 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003).

12.1	Statement re: computation of ratios of earnings to fixed charges.

21.1	List of Subsidiaries (Incorporated by Reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003).

23.1	Consent of KPMG LLP.

23.2	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

25.1	Form T-1 Statement of Eligibility and Qualifications under the Trust Indenture Act of 1939 of Wells Fargo Bank Minnesota, National Association, as Trustee (Incorporated by Reference to Exhibit 25.1 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

*	Management contract or compensatory plan or arrangement

(b) Financial Statement Schedules

Schedule II Valuation and Qualifying Accounts (In thousands)

		Additions
	Beginning	(Reversals)	Deductions	Ending
Description	Balance	and Expenses	(Additions)	Balance
Year ended December 31, 2001
Accounts receivable allowance	3,800	1,239	1,098	3,941
Inventory allowance	3,782	703	1,655	2,830
Period of January 1, 2002 through November 21, 2002
Accounts receivable allowance	3,941	1,252	1,634	3,559
Inventory allowance	2,830	389	3,219	—
Period of November 22, 2002 through December 31, 2002
Accounts receivable allowance	—	3,441	47	3,394
Year ended December 31, 2003
Accounts receivable allowance	3,394	953	1,134	3,213

Schedules other than the above have been omitted because they are either not applicable or the required information has been disclosed in the financial statements or notes thereto.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waco, State of Texas, on the 23 day of April, 2004.

NATIONAL WATERWORKS, INC.

By:	/s/ Harry K. Hornish, Jr.

Harry K. Hornish, Jr.
Chief Executive Officer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints HARRY K. HORNISH, JR. and MECHELLE SLAUGHTER, or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to the registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Harry K. Hornish, Jr.	President, Chief Executive Officer	April 23, 2004
and Director
Harry K. Hornish, Jr.	(Principal Executive Officer)

/s/ Mechelle Slaughter	Chief Financial Officer (Principal	April 23, 2004
Financial and Accounting Officer)
Mechelle Slaughter

/s/ Todd M. Abbrecht	Director	April 23, 2004

Todd M. Abbrecht

/s/ Anthony J. DiNovi	Director	April 23, 2004

Anthony J. DiNovi

/s/ Stephen V. McKenna	Director	April 23, 2004

Stephen V. McKenna

/s/ Paul M. Meister	Director	April 23, 2004

Paul M. Meister

/s/ C. Dean Metropoulos	Director	April 23, 2004

C. Dean Metropoulos

/s/ Stephen P. Murray	Director	April 23, 2004

Stephen P. Murray

Signature	Title	Date
/s/ Kevin G. O’Brien	Director	April 23, 2004

Kevin G. O’Brien

/s/ Soren L. Oberg	Director	April 23, 2004

Soren L. Oberg

Exhibit Index

Exhibit Number	Exhibit
2.1	Asset Purchase Agreement dated September 12, 2002 by and among United States Filter Corporation, U.S. Filter Distribution Group, Inc. and National Waterworks, Inc. (Incorporated by reference to Exhibit 2.1 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

3.1	Restated Certificate of Incorporation of National Waterworks, Inc. (Incorporated by Reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

3.2	Amended and Restated By-laws of National Waterworks, Inc. (Incorporated by Reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

4.1	Indenture, dated as of November 22, 2002, among National Waterworks, Inc. and Wells Fargo Bank, Minnesota, National Association, as Trustee (Incorporated by Reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

4.2	Form of Senior Subordinated Note, Series B, due 2012 (a form of which is incorporated by reference to an exhibit to the Indenture filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

4.3	Exchange and Registration Rights Agreement, dated as of November 22, 2002, among National Waterworks, Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc. and UBS Warburg LLC (Incorporated by reference to Exhibit 4.3 of the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

5.1	Opinion of O’Melveny & Myers LLP (Incorporated by reference to Exhibit 5.1 of the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.1	Credit Agreement, dated as of November 22, 2002, among National Waterworks Holdings, Inc., National Waterworks, Inc., as Borrower, the several lenders from time to time parties thereto, JPMorgan Securities Inc., as Co-Syndication Agent, Goldman Sachs Credit Partners L.P., as Co-Syndication Agent, General Electric Capital Corporation, as Co-Documentation Agent, Antares Capital Corporation, as Co-Documentation Agent and UBS AG, Stamford Branch, as Administrative Agent (Incorporated by Reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.2	Guarantee and Collateral Agreement, dated as of November 22, 2002, among National Waterworks Holdings, Inc., and National Waterworks, Inc. as Borrower in favor of UBS AG, Stamford branch, as Administrative Agent (Incorporated by Reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.3	Deed of Trust, Assignment of Rents and Leases and Security Agreement, dated as of November 22, 2002, made by National Waterworks, Inc for the use and benefit of UBS AG, Stamford Branch, as Administrative Agent. (St. Louis, MO) (Incorporated by Reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.4	Deed of Trust, Assignment of Rents and Leases, Fixture Filing and Security Agreement, dated as of November 22, 2002, made by National Waterworks, Inc for the use and benefit of UBS AG, Stamford Branch, as Administrative Agent (Puyallup, WA) (Incorporated by Reference to Exhibit 10.4 to the

Exhibit Number	Exhibit
Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.5	Employee Leasing Agreement between United States Filter Corporation, U.S. Filter Distribution Group, Inc. and National Waterworks, Inc., dated as of November 22, 2002 (Incorporated by Reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.6	Reimbursement Agreement between United States Filter Corporation and National Waterworks, Inc., dated as of November 22, 2002 (Incorporated by Reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.7	Stockholders Agreement among National Waterworks Holdings, Inc., THL Managers V, LLC and certain of its affiliates, J.P. Morgan Partners, LLC and certain of its affiliates, and the other parties thereto, dated as of November 22, 2002 (Incorporated by Reference to Exhibit 10.7 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.8	Registration Rights Agreement among National Waterworks Holdings, Inc. and its stockholders, dated as of November 22, 2002 (Incorporated by Reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.9	Subscription and Stock Purchase Agreement by and among National Waterworks Holdings, Inc. and each of Thomas H. Lee Equity Fund V, L.P., Thomas H. Lee Parallel Fund V, L.P., Thomas H. Lee Equity (Cayman) Fund V, L.P., Putnam Investments Holdings, LLC, Putnam Investments Employees’ Securities Company I LLC, Putnam Investments Employees’ Securities Company II LLC, 1997 Thomas H. Lee Nominee Trust, Thomas H. Lee Investors Limited Partnership, J.P. Morgan Partners (BHCA), L.P., J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors A, L.P., J.P. Morgan Partners Global Investors (Cayman) II, L.P. and Latona NW Investment, LLC, dated as of November 22, 2002 (Incorporated by Reference to Exhibit 10.9 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.10	Subscription and Stock Purchase Agreement by and among National Waterworks Holdings, Inc. and each of Harry Hornish, Mechelle Slaughter, Terry Howell, Rob Hickson, Ed Maczko, Ron Hood, Jerry Webb, Irving Welchons, Jack Schaller, Joe Walker, Phil Keipp and Jack Olson, dated as of November 22, 2002 (Incorporated by Reference to Exhibit 10.10 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.11	Restricted Stock Agreement between National Waterworks Holdings, Inc. and Harry Hornish, dated as of November 22, 2002 (Incorporated by Reference to Exhibit 10.11 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.12	Restricted Stock Agreement between National Waterworks Holdings, Inc. and Mechelle Slaughter, dated as of November 22, 2002 (Incorporated by Reference to Exhibit 10.12 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.13	Restricted Stock Agreement between National Waterworks Holdings, Inc. and Terry Howell, dated as of November 22, 2002 (Incorporated by Reference to Exhibit 10.13 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.14	Restricted Stock Agreement between National Waterworks Holdings, Inc. and Rob Hickson, dated as of November 22, 2002 (Incorporated by Reference to Exhibit 10.14 to the Registrant’s Registration

Exhibit Number	Exhibit
Statement on Form S-4, File No. 333-102430).

10.15	Restricted Stock Agreement between National Waterworks Holdings, Inc. and Ed Maczko dated as of November 22, 2002 (Incorporated by Reference to Exhibit 10.15 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.16	Restricted Stock Agreement between National Waterworks Holdings, Inc. and Ron Hood, dated as of November 22, 2002 (Incorporated by Reference to Exhibit 10.16 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.17	Restricted Stock Agreement between National Waterworks Holdings, Inc. and Jerry Webb, dated as of November 22, 2002 (Incorporated by Reference to Exhibit 10.17 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.18	Restricted Stock Agreement between National Waterworks Holdings, Inc. and Irving Welchons, dated as of November 22, 2002 (Incorporated by Reference to Exhibit 10.18 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.19	Restricted Stock Agreement between National Waterworks Holdings, Inc. and Jack Schaller, dated as of November 22, 2002 (Incorporated by Reference to Exhibit 10.19 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.20	Restricted Stock Agreement between National Waterworks Holdings, Inc. and Joe Walker, dated as of November 22, 2002 (Incorporated by Reference to Exhibit 10.20 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.21	Restricted Stock Agreement between National Waterworks Holdings, Inc. and Phil Keipp, dated as of November 22, 2002 (Incorporated by Reference to Exhibit 10.21 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.22	Restricted Stock Agreement between National Waterworks Holdings, Inc. and Jack Olson, dated as of November 22, 2002 (Incorporated by Reference to Exhibit 10.22 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.23*	Amended and Restated Employment Agreements between National Waterworks, Inc. and Harry Hornish, dated as of November 22, 2002 (Incorporated by Reference to Exhibit 10.23 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.24*	Amended and Restated Employment Agreements between National Waterworks, Inc. and Mechelle Slaughter, dated as of November 22, 2002 (Incorporated by Reference to Exhibit 10.24 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.25*	Amended and Restated Employment Agreements between National Waterworks, Inc. and Terry Howell, dated as of November 22, 2002 (Incorporated by Reference to Exhibit 10.25 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.26	Management Agreement between National Waterworks, Inc., THL Managers V, LLC and certain of its affiliates and J.P. Morgan Partners, LLC and certain of its affiliates, dated as of November 22, 2002 (Incorporated by Reference to Exhibit 10.26 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

Exhibit Number	Exhibit
10.27	Fee Agreement between National Waterworks, Inc., THL Managers V, LLC and certain of its affiliates and J.P. Morgan Partners, LLC and certain of its affiliates, dated September 30, 2002 (Incorporated by Reference to Exhibit 10.27 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.28	Tax Sharing Agreement between National Waterworks, Inc. and National Waterworks Holdings, Inc., dated as of November 22, 2002 (Incorporated by Reference to Exhibit 10.28 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.29	Real property lease covering premises located at 200 Highway 6 West, Suite 620, Waco, TX (Incorporated by Reference to Exhibit 10.29 to the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

10.30	First Amendment to the Credit Agreement (dated November 22, 2002) entered into by and between the Company and the syndication of lenders dated August 7, 2003 (Incorporated by Reference to Exhibit 10.32 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 27, 2003).

10.31	Second Amendment to the Credit Agreement (dated November 22, 2002) entered into by and between the Company and the syndication of lenders dated December 2, 2003 (Incorporated by Reference to Exhibit 10.31 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003).

12.1	Statement re: computation of ratios of earnings to fixed charges.

21.1	List of Subsidiaries (Incorporated by Reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003).

23.1	Consent of KPMG LLP.

23.2	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

25.1	Form T-1 Statement of Eligibility and Qualifications under the Trust Indenture Act of 1939 of Wells Fargo Bank Minnesota, National Association, as Trustee (Incorporated by reference to Exhibit 4.3 of the Registrant’s Registration Statement on Form S-4, File No. 333-102430).

*	Management contract or compensatory plan or arrangement.